Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

NOTE: THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT HAVE BEEN MADE SOLELY FOR THE BENEFIT OF THE PARTIES THERETO AND SHOULD NOT BE RELIED ON BY ANY OTHER PERSON. IN ADDITION, SUCH REPRESENTATIONS AND WARRANTIES: (I) HAVE BEEN QUALIFIED BY DISCLOSURE SCHEDULES, (II) ARE SUBJECT TO THE MATERIALITY STANDARDS SET FORTH HEREIN, WHICH MAY DIFFER FROM WHAT MAY BE CONSIDERED TO BE MATERIAL BY INVESTORS, AND (III) WERE MADE ONLY AS OF THE DATE OF THE AGREEMENT OR SUCH OTHER DATE AS SPECIFIED THEREIN. ACCORDINGLY, INVESTORS AND SECURITY HOLDERS SHOULD NOT RELY ON THE REPRESENTATIONS AND WARRANTIES AS CHARACTERIZATIONS OF THE ACTUAL STATE OF FACTS. MOREOVER, INFORMATION CONCERNING THE SUBJECT MATTER OF THE REPRESENTATIONS AND WARRANTIES MAY CHANGE AFTER THE DATE OF THE AGREEMENT, WHICH SUBSEQUENT INFORMATION MAY OR MAY NOT BE FULLY REFLECTED IN THE COMPANY’S DISCLOSURES.

AGREEMENT FOR THE SALE AND PURCHASE OF THE SHARE CAPITAL OF DEPOP LIMITED
DATED 2 JUNE 2021
THE INSTITUTIONAL SELLERS and THE SENIOR MANAGERS and THE OTHER SELLERS and ETSY IRELAND HOLDING UNLIMITED COMPANY and ETSY, INC.

Allen & Overy LLP

CONTENTS
Clause    Page

1. Interpretation	1
2. Sale and Purchase	2
3. Condition Precedent	3
4. Completion	6
5. Initial Consideration	7
6. Adjustment to Initial Consideration	9
7. Deferred Consideration	10
8. Senior Manager Loans	13
9. Locked Box	13
10. Guarantees and Indemnities	14
11. Sellers’ Warranties	14
12. Purchaser’s Warranties and Undertakings	16
13. Post-Completion	17
14. Books and Records	19
15. Guarantee and Indemnity	19
16. Announcements and Confidentiality	20
17. Notices	21
18. Further Assurances	22
19. Assignments	23
20. Payments	23
21. Seller Representatives	24
22. General	25
23. Whole Agreement	25
24. Governing Law	26
25. Dispute Resolution	26
26. Language	27

Schedule

1.	The Sellers	28
	Part 1 The Institutional Sellers	28
	Part 2 The Senior Managers	29
	Part 3 The Other Sellers	30
	Part 4 Senior Managers’ Options	31
2.	The Company	32
3.	The Subsidiaries	33
4.	[Not Used]	34
5.	Properties	35
6.	Tax Covenant	36
7.	Warranties	41
8.	Warranty Claims	69
9.	Pre-Completion	74
10.	Options	78
11.	Completion	80
	Part 1 Sellers' Obligations	81
	Part 2 Purchaser's Obligations	82
	Part 3 Completion Statement	84
	Part 4 Specific Policies to be Used in Preparing the Completion Statement	87
12.	Independent Accountants	90
13.	Interpretation	92

Signatories		104

Agreed Form Documents:
Accounts
Announcement
Completion Power of Attorney
Deed of Accession
Pro Forma Consideration Calculation Spreadsheet
Key Employee Transfer Letters
Management Accounts

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

THIS AGREEMENT is made on 2 June 2021
BETWEEN:
(1)THE PERSONS whose names and addresses are set out in Part 1 of Schedule 1 (each an Institutional Seller and together the Institutional Sellers); and
(2)THE PERSONS whose names and addresses are set out in Part 2 of Schedule 1 (each a Senior Manager, together the Senior Managers);
(3)THE PERSONS whose names and addresses are set out in Part 3 of Schedule 1 (each an Other Seller, and together with the Institutional Sellers and the Senior Managers, the Sellers); and
(4)ETSY IRELAND HOLDING UNLIMITED COMPANY (registered number 615705) a company incorporated under the laws of Ireland whose principal office is at 66/67 Great Strand Street, Dublin 1, Ireland (the Purchaser); and
(5)ETSY, INC., a Delaware corporation whose principal office is at 117 Adams Street, Brooklyn, NY 11201, United States of America (the Purchaser’s Parent).
BACKGROUND:
(A)Each Seller is legally and beneficially entitled to sell the Securities set opposite such Seller's name in columns D to K of the ‘Dali Payout Model’ sheet of the Pro Forma Consideration Calculation Spreadsheet and each Seller will, immediately prior to Completion, be entitled to sell the number of Ordinary Shares set out in column AL of the ‘Dali Payout Model’ sheet of the Pro Forma Consideration Calculation Spreadsheet.
(B)The Sellers wish to sell and the Purchaser wishes to purchase all of the issued Securities in the Company as at Completion, comprising the Securities set opposite each Seller’s name in column AL of the ‘Dali Payout Model’ sheet of the Pro Forma Consideration Calculation Spreadsheet free from any Encumbrance and together with all rights attaching to them including the right to receive all distributions and dividends declared, paid, made or accruing from the HSR Satisfaction Date (as defined herein), on the terms and subject to the conditions set out in this agreement.
(C)The Purchaser's Parent is the ultimate holding company of the Purchaser and will guarantee the performance by the Purchaser of its obligations set out in this agreement.
IT IS AGREED as follows:
1.INTERPRETATION
1.1    In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 13 apply throughout this agreement, unless the contrary intention appears.
1.2    In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this agreement. The schedules form part of this agreement.
1.3    The headings in this agreement do not affect its interpretation.

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

2.    SALE AND PURCHASE

2.1Subject to the Conditions being satisfied and on the terms of this agreement each of the Sellers shall sell and the Purchaser shall purchase the full legal and beneficial ownership in the Securities set opposite such Seller's name in column AL of the ‘Dali Payout Model’ sheet of the Pro Forma Consideration Calculation Spreadsheet, in each case with full title guarantee, free from all Encumbrances and together with all rights attaching to them as at the time of Completion.
2.2The consideration for the sale of the Securities shall be determined in accordance with Clauses 5, 6 and Schedule 12.
2.3 Each Seller:

(a)covenants (in respect of his, her or its holding of Securities only) with the Purchaser that he, she or it has (and will have at Completion) the right to sell and transfer to the Purchaser the full legal and beneficial interest in the Securities held by him, her or it at Completion including those set opposite such Seller's name in column AL of the ‘Dali Payout Model’ sheet of the Pro Forma Consideration Calculation Spreadsheet, on the terms set out in this agreement; and
(b)waives (and shall procure the waiver by its nominee(s) of) all rights of pre-emption (and any other rights which may otherwise operate to restrict delay or otherwise hinder transfer) which he, she or it (or such nominee(s)) may have (whether under the Company's constitutional documents, shareholders’ agreement or otherwise), including any rights created after the date of this agreement and on or before Completion, in respect of the transfer to the Purchaser or its nominee(s) of the Securities or any of them on the terms set out in this agreement.
2.4The Purchaser shall not be obliged to complete the purchase of any of the Securities unless the Sellers complete the sale of all the Securities simultaneously, but completion of the purchase of some of the Securities will not affect the rights of the Purchaser with respect to the purchase of the others.
2.5Until but excluding the date falling 10 days prior to Completion, the Senior Managers shall use their respective reasonable endeavours to procure that each person that is or will be a beneficial owner of Securities as at the time of Completion (other than the original parties to this agreement) has executed and delivered to the Company a Deed of Accession, whereby that person becomes a party to this agreement in the capacity of an Other Seller in relation to all of the Securities beneficially owned by him, her or it at the time of Completion. Upon the execution and delivery to the Company of each Deed of Accession, the acceding party shall be bound by, and shall have the benefit of, this agreement in the capacity of a Seller with effect from the date upon which such Deed of Accession has been executed and delivered to the Company.
2.6If, by the date falling 10 days prior to Completion, a person that is or will be a beneficial owner of Securities as at the time of Completion (other than the original parties to this agreement and any person that has executed and delivered to the Company a Deed of Accession) has failed to execute and deliver to the Company a Deed of Accession, the Sellers shall immediately invoke, and shall comply in full with the provisions of, article 11 of the Articles, including by procuring the delivery by the Company to that person of a Compulsory Purchase Notice in a form reasonably satisfactory to the Purchaser, so as to cause to be transferred to the Purchaser, at Completion, all of the issued Securities beneficially owned by that person as at the time of Completion. Nothing in this

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agreement shall prevent the Sellers or the Company from delivery a Compulsory Purchase Notice in a form reasonably satisfactory to the Purchaser or from invoking and from complying in full with the provisions of article 11 of the Articles at any time, so as to cause to be transferred to the Purchaser, at Completion, all of the Securities beneficially owned by those persons that are not original parties to this agreement.
2.7The relevant Other Sellers and the Institutional Sellers shall submit to the Company an irrevocable request for the conversion for each of the Preferred Shares and B Shares held by each of them respectively to be converted into and re-designated as Ordinary Shares, in accordance with article 3.2 of the Articles, and with such conversion and re-designation to automatically take place immediately prior to Completion.
2.8The Senior Managers will procure that the Securities resulting from the exercise of any of their Options set out in columns J to L (vested EMI), O (vested non-qualifying) and M to N (vested CSOP) of Part 4 of Schedule 1 are delivered to the Purchaser on Completion with full title guarantee and free from all Encumbrances; and to the extent necessary or desirable, each of the Institutional Sellers shall exercise its rights as a shareholder of the Company to give effect to this Clause 2.8.
2.9The provisions of Schedule 10 will apply in respect of the Options, and the parties will cooperate in good faith from the date of this agreement in order to ensure that such provisions are put into effect. The Senior Managers will exercise their respective rights as shareholders and, as appropriate, officers of the Company to procure that the Company and/or the board of directors of the Company (as appropriate), takes all of the actions required to be taken by the Company under Schedule 10. The Purchaser’s Parent will exercise its rights as shareholder of the Purchaser to procure that the Purchaser takes all of the actions required to be taken by the Purchaser under Schedule 10.
2.10The Purchaser hereby makes an offer to the holders of Securities, on the bona fide arm’s length terms and subject to the Conditions of this agreement, to acquire all of their respective Securities.
3.    CONDITION PRECEDENT

3.1The sale and purchase of the Securities is conditional on:
(a)all applicable filings having been made under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations made thereunder (the HSR Act) and all applicable waiting periods (including any extensions thereof) under the HSR Act having expired, lapsed or been terminated as appropriate, in each case in connection with the proposed acquisition of the Securities by the Purchaser or any matter arising from or relating to that proposed acquisition (the HSR Condition); and
(b)either:
(i)following submission of a CMA Briefing Paper:
(A)    the CMA communicating to the Purchaser that it has no further questions in respect of the proposed acquisition of the Securities by the Purchaser; and
(B)    the CMA not having: (I) requested submission of a Merger Notice; or (II) given notice to either party that it is commencing a Phase 1 Investigation; or (III) indicated that the statutory review period in which the CMA has to decide whether

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to make a reference under Section 34ZA of the Enterprise Act 2002 (as amended) has begun; or (IV) requested documents or attendance by witness under Section 109 of the Enterprise Act 2002 (as amended), which may indicate it is considering commencing the aforementioned review period; or
(ii)the CMA deciding, following a Phase 1 Investigation, that it does not intend to make a Phase 2 Reference

(3.1(b), the CMA Condition and together with the HSR Condition, the Conditions).

3.2Subject to Clause 3.3 below, the Purchaser shall, and shall procure that each other member of the Purchaser’s Group shall, use their best endeavours, respectively, to procure that the Conditions are satisfied as soon as practicable after the date of this agreement and in any event on or before the date falling nine months after the date of this agreement, or such other date as the Purchaser and the Seller Representatives may agree in writing (the Long Stop Date), including by making all filings required to be made by it in connection with the satisfaction of the Conditions, in consultation with the Sellers (subject to clause 3.7), as soon as reasonably possible and practicable, taking into account any waiting periods and statutory expiration of such waiting periods, approvals, consents, clearances and decisions referenced in Clause 3.1 and shall notify the Seller Representatives in writing promptly and in any event within two Business Days after any of the Conditions has been fulfilled.
3.3Notwithstanding the provisions of Clause 3.2 above, nothing in this agreement shall mean the Purchaser or any member of the Purchaser’s Group is obliged to offer, accept or agree to any conditions, obligations or undertakings to secure the satisfaction of the Conditions that would require the sale, divestiture, license or other disposition of any assets or businesses or, after Completion, other action in each case that would be adverse to the Purchaser Group or the Company.
3.4Without prejudice to the generality of the provisions of Clause 3.2, the Purchaser shall file, and the Senior Managers will exercise their respective rights as shareholders and, as appropriate officers of the Company, to procure that the Company shall file: (i) as promptly as possible, and in any event within 10 Business Days after the date of this agreement, any Notification and Report Forms and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the proposed acquisition of the Securities by the Purchaser or any matter arising from or relating to that proposed acquisition; and (ii) as promptly as possible, and in any event within 5 Business Days after the date of this agreement, the CMA Briefing Paper with the CMA.
3.5Until Completion, the Senior Managers shall (so far as concerns themselves), and shall use all reasonable endeavours to exercise their respective rights as shareholders and, as appropriate, officers of the Company, to procure that the Company shall (so far as concerns the Company), in each case subject to Clause 3.6:

(a)cooperate with the Purchaser in connection with providing, or procuring the provision of, all information, documents or assistance reasonably required for any filing or submission

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

made to any regulatory authority (each a Regulatory Authority) for the purpose of procuring fulfilment of any Condition;
(b)respond as promptly as practicable to any request from any Regulatory Authority for information, documents or other materials in connection with any filing or submission made for the purpose of procuring fulfilment of any Condition;
(c)promptly notify the Purchaser of any material written or oral communication with or from any Regulatory Authority in connection with any filing or submission made for the purpose of procuring fulfilment of any Condition (in the case of written communications, providing the Purchaser with copies thereof and in the case of oral communications, a written summary thereof) and, when reasonably practicable, provide the Purchaser with the opportunity to review and comment in advance, and take into account any of the Purchaser’s substantive comments as are reasonable in connection with any material written or oral submission proposed to be made to any Regulatory Authority in connection with any filing or submission made for the purpose of procuring fulfilment of any Condition, and, when reasonably practicable, provide the Purchaser (or, where appropriate, the Purchaser’s counsel) with the opportunity to participate in any meetings or hearings (including, for the avoidance of doubt, that take place by electronic means) in relation to any such filing or submission, in each case as permitted by the HSR Act, the Enterprise Act 2002 (as amended) or any other applicable law;
(d)permit or make available its representatives (or, where appropriate, his, her or its counsel) to attend meetings or hearings (including, for the avoidance of doubt, that take place by electronic means) and participate in substantive discussions with any Regulatory Authority for the purpose of procuring fulfilment of any Condition; and
(e)promptly notify the Purchaser of any development which in his, her or its good faith opinion would be likely to frustrate, or delay the fulfilment of, the Conditions.
3.6Without prejudice to the generality of the provisions of Clause 3.2, the Purchaser shall not, and shall procure that its affiliates shall not, enter into any transaction, or any contract or other agreement, whether oral or written, to effect any transaction (including any merger or acquisition) that could reasonably be expected to make it more difficult, or to increase the time required, to procure fulfilment of the Conditions.
3.7Without prejudice to the generality of the provisions of Clause 3.2, the Purchaser shall, and shall procure that each other member of the Purchaser’s Group shall:

(a)cooperate with the relevant Sellers and the Company in connection with providing, or procuring the provision of, all information, documents or assistance reasonably required for any filing or submission made to any Regulatory Authority for the purpose of procuring fulfilment of any Condition;
(b)respond as promptly as practicable to any request from any Regulatory Authority for information, documents or other materials in connection with any filing or submission made for the purpose of procuring fulfilment of the Conditions;
(c)promptly notify the Seller Representatives of any material written or oral communication with or from any Regulatory Authority in connection with any filing or submission made for the purpose of procuring fulfilment of any Condition (in the case of written

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

communications, providing the Seller Representatives with copies thereof and in the case of oral communications, a written summary thereof) and provide the Seller Representatives with sufficient opportunity to review and comment in advance, and take into account any of the Seller Representatives’ substantive comments as are reasonable in connection with, any material written or oral submission to be made to any Regulatory Authority in connection with any filing or submission made for the purpose of procuring fulfilment of the Conditions, and, when reasonably practicable, provide the Seller Representatives (or, where appropriate, the Seller Representatives’ counsel) with the opportunity to participate in any meetings or hearings (including, for the avoidance of doubt, that take place by electronic means) in relation to any such filing or submission, in each case as permitted by the HSR Act, the Enterprise Act 2002 (as amended) or any other applicable law;
(d)unless requested to do so by the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, not “pull and refile” any filing made under the HSR Act, or otherwise enter into any agreement with any Regulatory Authority to extend the time of the regulatory review, without prior written consent of the Seller Representatives, such consent not to be unreasonably withheld, conditioned or delayed; and
(e)promptly notify the Seller Representatives of any development which in its good faith opinion would be likely to frustrate, or delay the fulfilment of, any Condition.

3.8In the event that any information or document to be provided to the Purchaser or to any Regulatory Authority pursuant to the preceding sub-Clauses 3.5(a) to 3.7(e) contains (in the opinion of the relevant Seller or the Company (as applicable), acting reasonably) commercially sensitive information or business secrets of that Seller or of the Company, the parties shall make customary arrangements for the provision of such information or documents to the Purchaser’s external counsel on an external counsel-only basis, together, if requested, with redacted versions of the same that exclude any commercially sensitive information or business secrets.
3.9If either of the Conditions becomes incapable of satisfaction on or before the Long Stop Date, then by written notice to the Purchaser or the Seller Representatives (as applicable) either the Purchaser or the Sellers may elect to terminate this agreement and the provisions of Clause 3.11 shall apply.
3.10If the Conditions have not been satisfied or waived, in accordance with Clause 3.2, by (and including) the Long Stop Date, this agreement will terminate and the provisions of Clause 3.11 shall apply.
3.11If this agreement is terminated in accordance with Clauses 3.9 or 3.10:
(a)except for this Clause 3.11, Clauses 1, 15, 16, 19, 20, 21, 22.2, 22.3, 22.4, 22.5, 22.6, 22.7, 23, 24 and 26 and the provisions of Schedule 13 (the Surviving Provisions), all the provisions of this agreement shall lapse and cease to have effect; but
(b)neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of any breach or non-performance of

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any obligation under this agreement falling due for performance prior to such lapse and cessation.
4.    COMPLETION

4.1Completion shall take place at the offices of the Purchaser's UK Solicitors at 9.00 a.m. on the fifth Business Day after the Unconditional Date, unless the Unconditional Date falls more than three Business Days prior to 1 July 2021 in which case Completion shall take place on 1 July 2021 (or at such other place, at such other time and/or on such other date as the Seller Representatives and the Purchaser may agree).
4.2The provisions of Schedule 9 (Pre-Completion) shall apply.
4.3At Completion:
(a)the Sellers shall observe and perform the provisions of Part 1 of Schedule 11; and
(b)the Purchaser shall observe and perform the provisions of Part 2 of Schedule 11.
4.4All documents and items delivered at Completion pursuant to Clauses 4.3(a), 4.3(b) and Schedule 11 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place. Simultaneously with:

(a)delivery of all documents and items and completion of all actions required to be delivered or completed at Completion in accordance with Clauses 4.3(a), 4.3(b) and Schedule 11 (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and
(b)payment by the Purchaser of an electronic funds transfer of the Initial Cash Consideration in accordance with Clause 5.3 and Part 2 of Schedule 11, the documents and items delivered in accordance with Clauses 4.3(a), 4.3(b) and Schedule 11 shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.
4.5The date on which Completion is required to take place in accordance with Clause 4.1 is referred to in this agreement as the Scheduled Completion Date and such expression shall include any later date set for Completion in accordance with Clause 4.6.
4.6If for any reason the Sellers (or any of them) or the Purchaser (as the case may be, the Defaulting Party) fails to comply with any of its or their respective obligations under Clauses 4.1 and 4.3 and Schedule 11 (whether or not such failure by the Defaulting Party would amount to a repudiatory breach), the Purchaser (if the Sellers (or any of them) are the Defaulting Party), or the Seller Representatives (if the Purchaser is the Defaulting Party) (as the case may be, the Non-Defaulting Party) may elect (in addition and without prejudice to all other rights and remedies available to them) by notice to the Defaulting Party:
(a)to complete the sale and purchase of the Securities so far as practicable (without limiting its other rights and remedies);
(b)subject to Completion having first been deferred for a period of at least 5 Business Days pursuant to Clause 4.6(c) below and the parties having used reasonable endeavours to

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effect Completion during such period, to terminate this agreement, in which case the provisions of Clause 4.8 shall apply; or
(c)or to fix a new time and date for Completion (being not more than 20 Business Days after the Scheduled Completion Date or any later date set for Completion in accordance with this Clause), in which case the provisions of Clause 4.4 and Schedule 11 shall apply to Completion as so postponed.
4.7If the Defaulting Party is the Sellers (or any of them) the notice referred to at Clause 4.6(c) shall be issued by the Purchaser to the Seller Representatives.
4.8If the Non-Defaulting Party elects to terminate this agreement under Clause 4.6(b):
(a)except for this Clause 4.8 and the Surviving Provisions, all the provisions of this agreement shall lapse and cease to have effect; and
(b)neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of any breach or non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation.
4.9Schedule 6 (Tax Covenant) shall have effect from Completion.
5.    INITIAL CONSIDERATION
5.1The aggregate consideration for the Securities shall be an amount equal to the Aggregate Consideration (subject to adjustment as provided in this agreement).
5.2At Completion, the Purchaser shall, in accordance with Clause 5.3, pay to the Sellers (or, in respect of the Optionholder Consideration, the Company on behalf of the relevant Optionholders) an amount equal to $1,625,000,000,
(a)less the Estimated Net Debt;
(b)less the Estimated Transaction Expenses; and
(c)either:
(i)if the Estimated Working Capital is greater (or less negative) than the Target Working Capital, plus the absolute amount equal to the amount by which the Estimated Working Capital is greater (or less negative) than the Target Working Capital; or
(ii)if the Estimated Working Capital is less (or more negative) than the Target Working Capital, less the absolute amount equal to the amount by which the Estimated Working Capital is less (or more negative) than the Target Working Capital; and
(d)less $10,000,000 (the Holdback Amount),

(such amount (a) to (d), the Initial Consideration).

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5.3Subject to Clause 7, the Initial Consideration shall be satisfied by the payment of cash at Completion apportioned to the Sellers as set out in the ‘Dali Payout Model’ tab of the Final Consideration Calculation Spreadsheet.
5.4Each Senior Manager agrees to the deferred payment of a proportion of the Initial Consideration to which he or she is otherwise entitled at Completion, pursuant to this agreement, in accordance with Clause 7.
5.5Not less than three Business Days before the Scheduled Completion Date, the Seller Representatives shall:
(a)give notice to the Purchaser of the Estimated Net Debt, the Estimated Working Capital; and
(b)give notice to the Purchaser of the Estimated Transaction Expenses.
5.6The Senior Managers shall, in preparing the Estimated Net Debt, Estimated Working Capital and Estimated Transaction Expenses, acting in good faith use reasonable endeavours to supply the Purchaser and the Purchaser’s advisers with such explanations and information as the Purchaser may reasonably request in order to understand , and provide comments with respect to, the amount of Estimated Net Debt, the Estimated Working Capital and the Estimated Transaction Expenses, in accordance with Clause 5.5 and the Senior Managers shall consider in good faith any comments made by the Purchaser in finalising such figures.
5.7Not less than three Business Days before the Scheduled Completion Date, the Seller Representatives shall provide the Purchaser with a final schedule (the Final Consideration Calculation Spreadsheet), in the form of the Pro Forma Consideration Calculation Spreadsheet setting out:
(a)the proportion of the Initial Cash Consideration each Seller is entitled to at Completion;
(b)the Initial Cash Consideration to be paid to each Seller subject to any applicable deductions or withholdings in respect of Tax and social security contributions, and the aggregate exercise price payable in respect of any Options held by him, her or it (as applicable) under the cashless exercise facility as set out in Schedule 10;
(c)the value at the date of grant of all Etsy RSUs granted or to be granted under Schedule 10 in respect of:

(i)unvested options granted on or before the date of this agreement under the CSOP and the EMI Plan;
(ii)Options granted after the date of this agreement; and
(iii)Promised Options that have not yet been granted; and
(d)the Per Share Initial Consideration payable to each of the Sellers,

in each case applying the same principles used in the Pro Forma Consideration Calculation Spreadsheet.

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5.8At Completion, each Optionholder Seller hereby irrevocably and unconditionally authorises and directs:

(a)the Purchaser to withhold from the portion of the Initial Consideration payable to them an amount equal to their respective Optionholder Consideration, and to pay such amount to the Company on their behalf; and
(b)the Company to withhold from the Optionholder Consideration paid to it on their behalf in accordance with Clause 5.8(a) an amount equal to:

(i)the aggregate exercise price in respect of any Options being exercised in accordance with Schedule 10, being in full and final settlement of the Optionholders’ obligation to pay to the Company under the terms of their respective Options any amounts by way of exercise price; and
(ii)where applicable (and strictly in accordance with Schedule 10), any income tax and social security obligations (including, where legally permissible, in respect of employer’s National Insurance contributions) arising on the exercise of any Options in relation to which the requirements of Schedule 5 or Schedule 4 to ITEPA 2003 are not met, and to pay an amount equal to such income tax and social security obligations to the relevant Tax Authority.
5.9As soon as is practicable after Completion the Purchaser shall procure that the Company pay to:
(a)each Optionholder Seller their Optionholder Consideration less any deductions made pursuant to Clause 5.8; and
(b)the relevant Tax Authority within any relevant time limits any income tax and social security obligations deducted pursuant to Clause 5.8.

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6.    ADJUSTMENT TO INITIAL CONSIDERATION

6.1After Completion, the Completion Statement shall be prepared, and agreed or determined, in accordance with Schedule 12.
6.2The Aggregate Consideration shall be determined once the Completion Statement has been agreed or determined in accordance with Schedule 12, as follows:

(a)if the Actual Net Debt exceeds the Estimated Net Debt, the Initial Consideration shall be reduced by the amount by which the Actual Net Debt exceeds the Estimated Net Debt;
(b)if the Actual Net Debt is less than the Estimated Net Debt, the Initial Consideration shall be increased by the amount by which the Actual Net Debt is less than the Estimated Net Debt;
(c)if the Adjustment Actual Working Capital is less than the Adjustment Estimated Working Capital, the Initial Consideration shall be reduced by the amount by which the Adjustment Actual Working Capital is less than the Adjustment Estimated Working Capital;
(d)if the Adjustment Actual Working Capital exceeds the Adjustment Estimated Working Capital, the Initial Consideration shall be increased by the amount by which the Adjustment Actual Working Capital exceeds the Adjustment Estimated Working Capital;
(e)if the Actual Transaction Expenses are less than the Estimated Transaction Expenses, the Initial Consideration shall be increased by the amount by which the Actual Transaction Expenses are less the Estimated Transaction Expenses; and
(f)if the Actual Transaction Expenses exceed the Estimated Transaction Expenses, the Initial Consideration shall be reduced by the amount by which the Actual Transaction Expenses exceed the Estimated Transaction Expenses.

6.3If as a result of such an adjustment:

(a)the Aggregate Consideration (so adjusted) is greater than the sum of the Initial Consideration and the Holdback Amount, then the Purchaser shall make a payment to the Sellers of an amount equal to the sum of: (i) the Holdback Amount: and (ii) the lower of: (X) the amount by which the Aggregate Consideration (so adjusted) is greater than the sum of the Initial Consideration and the Holdback Amount; and (Y) the Holdback Amount, and in respect of such payment each Seller shall be entitled to the percentage of that amount set against its name in the Final Consideration Calculation Spreadsheet; or
(b)the Aggregate Consideration (so adjusted) is equal to the sum of the Initial Consideration and the Holdback Amount, then the Purchaser shall make a payment to the Sellers of an amount equal to the Holdback Amount, and in respect of such payment each Seller shall be entitled to the percentage of that amount set against its name in the Final Consideration Calculation Spreadsheet; or
(c)the Aggregate Consideration (so adjusted) is greater than the Initial Consideration but less than the sum of the Initial Consideration and the Holdback Amount, then the Purchaser shall make a payment to the Sellers of an amount equal to the amount by which the Aggregate Consideration (so adjusted) is greater than the Initial Consideration but less

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than the sum of the Initial Consideration and the Holdback Amount, and in respect of such payment each Seller shall be entitled to the proportion of that amount set against its name in the Final Consideration Calculation Spreadsheet; or
(d)the Aggregate Consideration (so adjusted) is equal to or less than the Initial Consideration, then no payment hereunder shall be required.
6.4Any payment under Clause 6.3 shall be made within five Business Days following the day on which the Completion Statement is agreed or determined in accordance with Schedule 12, by electronic funds transfer to the client account of the Sellers’ Solicitors.
7.    DEFERRED CONSIDERATION

7.1In consideration for the transactions contemplated by this agreement, each Senior Manager severally agrees to the deferred payment of a proportion of the Initial Consideration to which he or she is otherwise entitled pursuant to this agreement, in accordance with this Clause 7.
7.2Deferred Consideration Amount means, in respect of:
(a)[***], an amount equal to 33% of [***] Post-Tax Consideration;
(b)[***], an amount equal to 25% of [***] Post-Tax Consideration;
(c)[***], an amount equal to 25% of [***] Post-Tax Consideration;
(d)[***], an amount equal to 25% of [***] Post-Tax Consideration;
(e)[***], an amount equal to 25% of [***] Post-Tax Consideration; and
(f)[***], an amount equal to 25% of [***] Post-Tax Considerations.

7.3Subject to the provisions of Clauses 7.7, and 7.9, each Senior Manager hereby agrees that his or her Deferred Consideration Amount will be held back from his or her portion of the Initial Consideration payable on Completion and applied by the Purchaser on his or her behalf to fund the issuance of new Etsy Shares to such Senior Manager at the prevailing Issue Price on the relevant Deferred Payment Date (the Deferred Consideration Etsy Shares) (with any fractional entitlement to a Deferred Consideration Etsy Share being cashed out) within 3 Business Days of the relevant Deferred Payment Date in the following proportions:

Deferred Payment Date	Proportion of Deferred Consideration Amount to be paid
First anniversary of Completion	33 1/3%
18 months after the date of Completion	16 ⅔ %
Second anniversary of Completion	16 ⅔ %
30 months after the date of Completion	16 ⅔ %
Third anniversary of Completion	16 ⅔ %
7.4If: (i) the Etsy Shares trade ex dividend at any point during the period for calculating the Issue Price, or subsequently, but before the date of issuance of the relevant Deferred Consideration Etsy

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Shares; and (ii) the Deferred Consideration Etsy Shares, when issued, will not be entitled to participate in the relevant dividend, then, in addition to issuing the relevant number of Deferred Consideration Etsy Shares, the Purchaser’s Parent shall pay to the relevant Senior Manager an amount in cash equal to the amount of the dividend that would have been payable with respect to the Deferred Consideration Etsy Shares issued to him or her, had they been entitled to participate in the relevant dividend.
7.5The Deferred Consideration Etsy Shares issued in accordance with Clause 7.3 or Clause 7.8 shall be validly issued, fully paid and non-assessable, and free and clear of all Encumbrances (other than those arising under this agreement, applicable to securities laws or the Purchaser’s Parent’s Organizational Documents). The Deferred Consideration Etsy Shares delivered in accordance with Clause 7.3 or Clause 7.8 shall be freely transferable under U.S. federal securities laws or validly registered under U.S. federal securities laws, so as to permit transfer of the Deferred Consideration Etsy Shares on an unrestricted basis from the date of their issuance or delivery and will be issued without any legend or restriction on transfer.
7.6If and when issued, the Deferred Consideration Etsy Shares shall rank pari passu with the existing Etsy Shares, including the right to receive all dividends declared with a record date on or after the their date of issue.
7.7The parties agree and acknowledge that if at any time during the three years from Completion (the Determination Period) a Senior Manager becomes a Leaver for Cause, the Purchaser and the Purchaser’s Parent shall immediately and without notice, cease to have an obligation to pay, and the relevant Senior Manager shall cease to have a right to receive, any Deferred Consideration Amount payable to him or her pursuant to this agreement which accrues on or after at the date that such Senior Manager becomes a Leaver for Cause.
7.8The parties agree and acknowledge that if at any time during the Determination Period a Senior Manager becomes a Leaver for Good Reason, the Purchaser shall, within three Business Days following the date on which the Purchaser’s Parent receives notice that such Senior Manager is a Leaver for Good Reason (the Good Leaver Payment Date), procure that new Etsy Shares are issued to such Senior Manager (at the prevailing Issue Price on the Good Leaver Payment Date) equal in value to that part of the Deferred Consideration Amount payable to such Senior Manager pursuant to this agreement that has not already been applied to fund the issuance of Deferred Consideration Etsy Shares in accordance with this Clause 7. Such issue shall be in full satisfaction and discharge of the payment obligations of the Purchaser in respect of the Deferred Consideration Amount payable to such Senior Manager pursuant to this agreement.
7.9If (i) a Change of Control occurs in relation to the Purchaser’s Parent; or (ii) Etsy Shares cease to be admitted to trading on at least one U.S. national securities exchange; or (iii) it is or becomes unlawful or impossible for any reason for the Deferred Consideration Etsy Shares to be issued in accordance with this Clause 7; (iv) the Deferred Consideration Etsy Shares to be issued on the applicable Deferred Payment Date would result in the aggregate Deferred Consideration Etsy Shares issuable under this Clause 7 to exceed 19.9% of Purchaser Parent's common stock outstanding (within the meaning of Section 5635 of the Nasdaq listing rules) or otherwise cause the issuance to violate the applicable listing rules of Nasdaq or any other exchange on which the shares of Purchaser Parent may then be listed; or (v) Deferred Consideration Etsy Shares are required to be, but have not been, issued in accordance with this Clause 7, then, in relation to each Senior Manager, the Deferred Consideration Amount (to the extent not already applied to fund the

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issuance of Deferred Consideration Etsy Shares in accordance with this Clause 7) shall become immediately due and payable in cash.
7.10The parties acknowledge and agree that the Deferred Consideration Amount is payable solely in consideration for the sale of the Senior Managers’ Shares in accordance with this agreement.
7.11Each Senior Manager warrants that he or she: (i) is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (ii) is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities including, to the extent applicable, the Deferred Consideration Etsy Shares; (iii) with the assistance of such Senior Manager’s own professional advisors, to the extent that such Senior Manager has deemed appropriate, has made his or her own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Deferred Consideration Etsy Shares and has considered the suitability of the Deferred Consideration Etsy Shares as an investment in light of his or her own circumstances and financial condition and such Senior Manager is able to bear the risks associated with an investment in the Deferred Consideration Etsy Shares; (iv) is acquiring, if and when issued, the Deferred Consideration Etsy Shares for his or her own account, not as a nominee or agent, for investment only, and not with a view to the resale or distribution thereof, and with no present intention of selling, granting any participation in, or otherwise distributing any of such shares; (v) does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer, grant participations in or distribute to such person or to any third person such shares; and (vi) will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any such shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder. Each Senior Manager understands that his or her acquisition of the Deferred Consideration Etsy Shares, as applicable, will not be registered under the Securities Act, or registered or qualified under any state securities laws in reliance on specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of such Senior Manager’s investment intent and accuracy of such Senior Manager’s representations as expressed herein. Each Senior Manager understands that the Deferred Consideration Etsy Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, and such Deferred Consideration Etsy Shares

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may not be resold without registration under the Securities Act and qualification by state authorities, or if an exemption from such registration and qualification requirements is available.
7.12This Clause 7 shall be binding on, and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors and permitted assigns, and references to any party shall include that party’s personal representatives, successors and permitted assigns.
8.    SENIOR MANAGER LOANS
8.1At Completion, each Senior Manager Borrower shall pay to the Purchaser (on behalf of the Company) an amount equal to the Senior Manager Loan Amount.
8.2Each of the Senior Manager Borrowers hereby severally agrees to set off their respective Senior Manager Loan Amount against the amount payable by the Purchaser to that Senior Manager Borrower at Completion.
9.    LOCKED BOX
9.1Each of the Sellers (in respect of itself only) severally covenants to the Purchaser that in the period (if any) from the HSR Satisfaction Date up to and including the date of Completion:

(a)neither it, nor any of its affiliates or any other person connected with it, will receive or benefit from any amount of Leakage; and
(b)no arrangement or agreement will be made or entered into that will result in it, any of its affiliates or any other person connected with it, receiving any Leakage, provided that references to persons connected with a Seller in this Clause 9.1 and Clause 9.2 shall also include, if a person is a partner of or investor, shareholder or unit holder in that Seller or a connected person of that Seller and a payment is made to such person in such capacity, that person to the extent of and in relation to that payment.
9.2In the event of any Leakage which is prohibited by Clause 9.1, and subject to Completion having occurred, the relevant Seller severally covenants to the Purchaser to pay to the Purchaser (or to its order) on demand by the Purchaser an amount in cash equal to (without double counting) the aggregate of the amount or value of such Leakage received by it, its affiliate or by any persons connected with it or in respect of which it or any person connected with it has benefited.
9.3The liability of the Sellers pursuant to Clause 9.1 shall terminate on the date falling 6 months after Completion unless prior to such date the Purchaser has notified the Sellers of a claim in relation to breach by the Sellers of the undertaking set out in Clause 9.1, setting out the amount of such Leakage together with reasonable evidence thereof (provided that, in respect of Taxation on Leakage, the Purchaser shall be required only to set out a reasonable estimate of the amount of such Taxation on Leakage), in which case, in relation to any relevant breaches notified, the Sellers shall remain liable until any relevant claims in respect of this Clause 9 have been satisfied, settled or withdrawn; and provided that the liability of the Seller in respect of any such claim shall terminate unless proceedings in respect of that claim have been commenced by being both properly issued and validly served within 6 months after Completion.
9.4The Sellers shall, in good faith, use reasonable endeavours to procure that all reasonable enquires made by the Purchaser and the Purchaser’s Advisers in respect of the accounting records of the Group for the period from Completion for the purposes of the Purchaser making its assessment of

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any Leakage pursuant to Clause 9.3 are addressed in a timely manner and shall, where practicable to do so, provide any additional information reasonably requested by the Purchaser in respect of such enquiries; provided, however, that no Seller shall be required to provide any information that is commercially sensitive or legally privileged or in respect of which it owes a duty of confidentiality to a third party.
9.5For all purposes of this agreement:
(a)any Leakage falling within limb (i) of the definition of Leakage shall be the responsibility of those Sellers that are liable in respect of the underlying Leakage in paragraphs (a) to (h) of the definition of Leakage that gave rise to such Leakage; and
(b)any Leakage falling under limb (g) of the definition of Leakage, to the extent not actually received by or benefiting any particular Seller or its affiliates or persons connected with it, shall be the responsibility of all of the Sellers pro rata to the Aggregate Consideration received by each of them under this Agreement.
9.6A claim by the Purchaser under Clause 9.2 shall be the Purchaser’s sole remedy in respect of any breach of Clause 9.1 and/or any matter or thing constituting Leakage.
9.7If, before Completion, a Seller’s liability under Clause 9.2 in respect of the occurrence of any Leakage is quantified and has been agreed in writing between that Seller and the Purchaser for the purpose of (and specifically referring to) this Clause 9.7, then (and only then) shall the amount of that Leakage so agreed in writing be set off against the Initial Consideration payable to that Seller at Completion and the Seller’s liability under Clause 9.2 in respect of that occurrence of Leakage shall accordingly be discharged to that extent.
10.    GUARANTEES AND INDEMNITIES

10.1Each Seller shall, so far as it is reasonably able by the exercise of its rights as a shareholder and/or director or officer of the Company severally procure that on Completion each Group Company is released from all guarantees and indemnities given by that Group Company in respect of any liability or obligation of that Seller or any person connected with that Seller.
10.2The Purchaser shall use reasonable endeavours to procure that as from Completion each Seller is released from all guarantees and indemnities which have been given by that Seller in respect of any liability or obligation of any Group Company and of which full and accurate particulars are set out in the Disclosure Letter, and pending such release the Purchaser shall indemnify that Seller against all liabilities under those guarantees and indemnities.
11.    SELLERS’ WARRANTIES

11.1Each Seller severally warrants to the Purchaser (in respect of himself, herself or itself only) that, subject to the other provisions of this Clause 11 (as applicable), each of the Fundamental Warranties is as at the date of this agreement, and will immediately before Completion (by reference to the facts and circumstances then subsisting) be true, accurate and not misleading.
11.2Each Senior Manager severally warrants to the Purchaser that, to the best of his or her knowledge, information and belief and subject to the other provisions of this Clause 11 (as applicable):
(a)each of the Fundamental Business Warranties is as at the date of this agreement, and will immediately before Completion (by reference to the facts and circumstances then

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subsisting and on the basis that any express or implied reference in any such Fundamental Business Warranty to “the date of this agreement” is to be considered as a reference to the time immediately before Completion), be true and accurate and not misleading; and
(b)each of the Business Warranties and Tax Warranties is as at the date of this agreement true, accurate and not misleading.
11.3For the purpose of Clause 11.2, the knowledge, information and belief of the Senior Managers shall be construed as referring only to the actual knowledge, information and belief of the Senior Managers having made reasonable enquiry of each other and of the Depop Deal Team and no other person’s knowledge, awareness or belief shall be imputed to any Senior Manager.
11.4Each of the Warranties is separate and independent and, except as expressly provided to the contrary in this agreement, is not limited:
(a)by reference to any other Warranty; or
(b)by any other provision of this agreement.
11.5None of the Warranties shall be treated as qualified by any actual, imputed or constructive knowledge on the part of any member of the Purchaser's Group or any agent or adviser of any such member and no such knowledge shall prejudice any Warranty Claim or operate so as to reduce any amount recoverable.
11.6The Senior Managers shall as soon as reasonably practicable (and in any event before Completion) give notice to the Purchaser of any fact, matter or circumstance (a) which becomes known to any of them after the date of this agreement and before Completion or (b) arising after the date of this agreement and before Completion, which such Senior Manager is actually aware results in any of the Fundamental Warranties or Fundamental Business Warranties being untrue or inaccurate as at the date of this agreement or when deemed to be repeated immediately before Completion. Any failure on the part of a Senior Manager to provide any such notice shall not result in any increase in liability of that Senior Manager over and above any liability arising under this agreement. Any notice given under this Clause 11.6 in relation to any matter or circumstance shall not prevent the Purchaser from making any Warranty Claim arising from that matter or circumstance.
11.7The Senior Managers may deliver one supplementary Disclosure Letter to the Purchaser no less than three Business Day before the Scheduled Completion Date, disclosing any facts, matters or circumstances arising between the date of this agreement and the date on which such supplementary Disclosure Letter is delivered that would result in any of the Fundamental Business Warranties being untrue or inaccurate when deemed to be repeated immediately before Completion (by reference to the facts and circumstances then subsisting) (the Supplemental Disclosure Letter).
11.8If before satisfaction of the HSR Condition it comes to the notice of the Purchaser that one or more of the Warranties is as at the date of this agreement (or will, in the case of the Fundamental Business Warranties only, when deemed pursuant to this agreement to be repeated immediately before Completion) be, untrue or inaccurate in any material respect (other than by reason of any fact, matter or circumstance that has been Disclosed as at the date of this agreement), such that:
(a)notwithstanding the provisions of Schedule 8 (except paragraphs 1.1(a), 1.1(c), 1.2 and 8 of Schedule 8), the damages recoverable by the Purchaser from the relevant Sellers in

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respect of that breach (together with all other breaches arising from the same or substantially similar facts, matters or circumstances) would exceed $200,000,000; and
(b)the facts, matters or circumstances giving rise to that breach have had a Material Adverse Effect on the financial condition or business of the Group taken as a whole (as presently carried on), and such breach is not capable of remedy, the Purchaser may terminate this agreement, by giving notice in writing to the Seller Representatives; provided, however, that the termination right hereunder may not be exercised after the HSR Satisfaction Date.
11.9If the Purchaser elects, under Clause 11.8, to terminate this agreement:

(a)the Purchaser’s right to terminate the agreement shall be the Purchaser’s sole remedy in relation to the relevant matter or circumstance and the Purchaser shall have no claim against any Seller (and the Sellers shall have no liability to the Purchaser) arising out of or in connection with this agreement or any other Transaction Document;

except for this Clause 11.9 and the Surviving Provisions, all the provisions of this agreement shall lapse and cease to have effect.
11.10If the Purchaser (or after Completion, any of the Group Companies) becomes aware of any fact, matter or circumstance that could reasonably be expected to give rise to any Warranty Claim, the Purchaser shall give notice to the Seller Representatives specifying the fact, matter or circumstance giving rise to that potential Warranty Claim in reasonable detail (to the extent known), the Purchaser’s good faith estimate of the amount of that Warranty Claim, and such other facts as the Purchaser deems necessary, as soon as reasonably practicable after it becomes aware of that potential Warranty Claim. Any failure by the Purchaser to give notice as contemplated by this sub-Clause shall not, for the avoidance of doubt, prevent the Purchaser from making any Warranty Claim except as expressly provided in paragraph 3 of Schedule 8.

11.11The Warranties, any Warranty Claim and any Tax Covenant Claim shall be subject to the limitations and other provisions set out in Schedule 8.
11.12Nothing in the Disclosure Letter, or Supplemental Disclosure Letter (if applicable) shall qualify or limit the liability of the Sellers in relation to any of the Fundamental Warranties.
11.13Nothing in Schedule 8 or the Disclosure Letter shall qualify or limit the liability of a Seller in relation to that Seller’s own fraud, dishonesty or wilful concealment.
11.14Clause 11.12 and 11.13 apply notwithstanding Clause 11.11.
11.15Without prejudice to the Purchaser’s rights under Schedule 6 (Tax Covenant), the Purchaser confirms to the Sellers that, apart from the information Disclosed, it is not aware of a breach of any Warranty as at the date of this agreement. For the purpose of this Clause, the awareness of

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the Purchaser shall be construed as referring only to the actual awareness of the Purchaser’s Deal Team and no other person’s knowledge, awareness or belief shall be imputed to the Purchaser.
12.    PURCHASER’S WARRANTIES AND UNDERTAKINGS
12.1Each of the Purchaser and the Purchaser’s Parent warrants (in respect of itself only) to the Sellers that each of the following statements is true, accurate and not misleading as at the date of this agreement and that they will be true, accurate and not misleading at Completion:
(a)it is acting as principal in relation to the Transaction and not as agent or broker for, or in concert with, any other person;
(b)it is a corporation validly existing under the laws of its jurisdiction of incorporation and has been in continuous existence since its incorporation;
(c)it has the power to execute and deliver this agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;
(d)this agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute, legal, valid and binding obligations of it in accordance with their respective terms;
(e)the execution and delivery by it of this agreement and of each of the Transaction Documents to which it is or will be a party and the performance of its obligations under each of them do not conflict with or constitute a default under any provisions of its constitutional documents or corporate documents;
(f)save for those required to satisfy the Conditions, all authorisations from, and notices or filings with, any Government Agency that are necessary to enable it to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;
(g) it is not insolvent (within the meaning of the Insolvency Act 1986) or unable to pay its debts and has not stopped paying its debts as they fall due and is not subject to any insolvency or similar proceedings in any jurisdiction.
12.2Without prejudice to Clause 23, the Purchaser undertakes to the Seller Representatives (for the benefit of the Institutional Sellers, the Senior Managers, each Group Company and each officer and employee of each Group Company) that (in the absence of fraud, dishonesty or wilful concealment on the part of that person) it:
(a)has no rights against; and
(b)will not make any claim against,
any employee or officer of a Group Company on whom it may have relied before agreeing to any term of, or entering into, this agreement or any other Transaction Document. This Clause 12.2

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may be enforced by any employee or officer of a Group Company against the Purchaser under the Contracts (Rights of Third Parties) Act 1999. The provisions of this Clause 12.2 may be varied, waived or terminated by agreement in writing between the Seller Representatives and the Purchaser without the consent of any employee or officer of a Group Company.
13.    POST-COMPLETION
Protective Covenants

13.1Each Senior Manager covenants with the Purchaser and each Group Company that he, she or it shall not:
(a)for a period of three years after Completion be concerned in any business carrying on business in competition with any of the businesses carried on by the Company at Completion; or
(b)for a period of three years after Completion and except on behalf of a Group Company, act in competition with the Company, canvass or solicit orders for goods of a similar type to those being manufactured or dealt in or for services similar to those being provided by any Group Company at Completion from any person who is at Completion or has been at any time within the year prior to Completion a customer of a Group Company; or
(c)for a period of three years after Completion:
(i)solicit or entice, or attempt to solicit or entice, any person who is at Completion a Key Employee of a Group Company to leave the employment of that Group Company; or
(ii)employ or attempt to employ any person who is at Completion a Key Employee of a Group Company;
(d)for a period of three years after Completion induce or attempt to induce any person, who is at Completion or has been at any time within the year prior to Completion a supplier of goods or services to a Group Company, to cease to supply, or to restrict or vary the terms of supply, to that Group Company; or
(e)for a period of three years after Completion and except for and on behalf of a Group Company, make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to, or to the business or affairs of, any Group Company, which shall include information concerning customer details, prices and quantities; or
(f)after Completion and except for and on behalf of a Group Company, use or (insofar as it can reasonably do so) allow to be used (except by the Group Companies) any trade name

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used by a Group Company at Completion or any other name intended or likely to be confused with such a trade name.
13.2For the purposes of this Clause:
(a)a person is concerned in a business if he, she or it carries on the business as principal or agent or if:
(i)he, she or it is a partner, director, employee, consultant or agent in, of or to any person who carries on the business; or
(ii)he, she or it has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or
(iii)he, she or it is a partner, director, employee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, disregarding any financial interest of a person in securities which are held for investment purposes only or are listed or traded on any generally recognised market if that person, the Senior Managers and any person connected with that person or any Senior Manager (the Investors) are together interested in securities which amount to less than 5% of the issued securities of that class and which, in all circumstances, carry less than 5% of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the relevant securities or of any person connected with it otherwise than by the exercise of voting rights attaching to securities; and
(b)references to the Company or a Group Company include its successors in business.
13.3Each of the restrictions in each paragraph or sub-Clause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.
13.4If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.
13.5The Senior Managers acknowledge that the above provisions of this Clause are no more extensive than is reasonable to protect the Purchaser as the purchaser of the Securities.
13.6The covenants in this Clause may with the prior written consent of the Purchaser be enforced by any Group Company against the Senior Managers under the Contracts (Rights of Third Parties) Act 1999. The provisions of this Clause may be varied or terminated by agreement between the Senior Managers and the Purchaser (and the Purchaser may also release or compromise in whole

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

or in part any liability in respect of rights or claims contemplated by this Clause) without the consent of any Group Company.
14.    BOOKS AND RECORDS

14.1For a period of six years from Completion or, in the case of books and records relating to Taxation and if longer than six years, until the expiry of the applicable statutory limitation period for each matter to which the relevant books and records relate:
(a)the Purchaser shall, and shall procure that each Group Company shall, preserve all books and records held by it and relating to the period before Completion; and
(b)the Purchaser shall make available to the Sellers the books and records of the Group Companies to the extent they relate to the period before Completion and which are reasonably required by a Seller or any member of that Seller’s Group for legal, regulatory, Taxation, financial reporting, accounting or other reasonably appropriate purposes. Such access to these books and records shall be granted upon reasonable written notice by the Sellers to the Purchaser and, subject to there being no material disruption to the business of the Group Company, the Purchaser shall procure that such books and records are made available to the Sellers for inspection (during working hours) and, where reasonably required for the purpose of dealing with such affairs, copying (at the Sellers’ expense).
15.    GUARANTEE AND INDEMNITY
15.1In consideration of each Seller entering into this agreement, the Purchaser’s Parent:
(a)guarantees to each Seller the due and punctual performance, observance and discharge by the Purchaser of all the Guaranteed Obligations if and when they become performable or due;
(b)agrees that if the Purchaser defaults in the payment when due of any amount that is a Guaranteed Obligation the Purchaser’s Parent shall, immediately on demand by the relevant Seller, pay that amount to the Seller in the manner prescribed by this agreement (or (as the case may be) any agreement entered into pursuant to or in connection with it) as if it were the Purchaser; and
(c)as a separate and independent obligation, agrees as principal debtor and primary obligor to indemnify the Sellers against all losses and damages sustained by it or them flowing arising or resulting from any non-payment, non-performance or default of any kind by the Purchaser in respect of the Guaranteed Obligations, or any of the Guaranteed Obligations not being recoverable for any reason (other than as provided for in the Transaction Documents).
15.2The guarantee in this Clause 15 is and shall at all times be a continuing security and shall cover the ultimate balance from time to time payable by the Purchaser to the relevant Seller in respect of the Guaranteed Obligations, irrespective of any intermediate payment or discharge in full or in part of the Guaranteed Obligations.
15.3The liability of the Purchaser’s Parent under the guarantee in this Clause 15 shall not be reduced, discharged or otherwise adversely affected by:

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

(a)any act, omission, matter or thing which would have discharged or affected the liability of the Purchaser’s Parent had it been a principal obligor instead of a guarantor or indemnifier; or
(b)anything done or omitted by any person which, but for this provision, might operate or exonerate or discharge the Purchaser’s Parent or otherwise reduce or extinguish its liability under the guarantee in this Clause 15.
15.4The Purchaser’s Parent waives any right it may have to require the relevant Seller (or any trustee or agent on its behalf) to proceed against or enforce any other right or claim for payment against any person before claiming from the Purchaser’s Parent under this Clause 15.
15.5Until all of the Guaranteed Obligations have been irrevocably paid and discharged in full, and unless the relevant Seller otherwise directs in writing, the Purchaser’s Parent shall not exercise any security or other rights it may have by reason of performing its obligations under this Clause 15, whether such rights arise by way of set-off, counterclaim, subrogation, indemnity or otherwise.
15.6The guarantee in this Clause 15 shall be in addition to and independent of all other security which the relevant Seller may hold from time to time in respect of the discharge and performance of the Guaranteed Obligations.
16.    ANNOUNCEMENTS AND CONFIDENTIALITY

16.1Subject to Clauses 16.3 and 16.4, each Seller shall (and shall procure that each member of such Seller’s Group, if applicable), and, in respect of the period up to Completion, exercising their rights as a shareholder, director or employee, procure that each Group Company, and each such person's advisers and connected persons, shall) and the Purchaser shall (and shall procure that each member of the Purchaser's Group, and, in respect of the period from Completion, each Group Company, and each such person's advisers and connected persons, shall):
(a)not make any announcement concerning the sale and purchase of the Securities; and
(b)keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.
16.2The provisions of Clause 16.1 shall apply before, on and after Completion.
16.3Nothing in Clause 16.1 prevents any announcement being made or any confidential information being disclosed:
(a)where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form; or
(b)with the written approval of the Purchaser and the Seller Representatives, which in the case of any announcement shall not be unreasonably withheld or unreasonably delayed; or
(c)to the extent required by law, any court of competent jurisdiction, any Tax Authority or any competent regulatory body or the rules of any stock exchange on which securities of a Seller or any member of that Seller’s Group are listed or admitted to trading, but if a person is so required to make any announcement or to disclose any confidential information, the relevant party shall promptly notify the other parties, where practicable

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and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall co-operate with the other parties regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.
16.4Nothing in Clause 16.1 prevents any confidential information being disclosed to the extent:
(a)required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial proceedings;
(b)that the information is disclosed on a strictly confidential basis by a person to its professional advisers, auditors, insurers or bankers and, in the case of the Purchaser to any provider of finance or potential provider of finance to the Purchaser’s Group or any person connected with the Purchaser, to a potential acquirer of securities issued by a member of the Purchaser’s Group, or to a security trustee or agent acting on behalf of one or several banks or other financial institutions which have entered into, or may enter into, any financing agreements with the Purchaser;
(c)that the information is disclosed by a Seller on a strictly confidential and need to know basis to another member of such Seller's Group or by the Purchaser on a strictly confidential and need to know basis to another member of the Purchaser's Group;
(d)required for the purposes of managing the Tax affairs of either (i) any Seller or its Group, or (ii) the Purchaser, the Company or the Purchaser’s Group;
(e)that, in the case of an Institutional Seller, disclosure is made to an existing investor or bona fide potential investor, directly or indirectly, in that Institutional Seller or in any entity, fund or account that is managed, advised or operated: (x) by that Institutional Seller or an affiliate of that Institutional Seller; or (y) by the same person that is the manager, adviser or operator of or to that Institutional Seller, or any affiliate of any such person; on the basis that such person has entered into a confidentiality arrangement in respect of such confidential information that is no less stringent than an Institutional Seller would put in place in respect of its own confidential information; or
(f)that the information is in or comes into the public domain other than in breach of this Clause 16.
16.5With effect from the date of this agreement, the confidentiality agreement dated 10 February 2021 between the Company and the Purchaser’s Parent (the “NDA”) shall be terminated and the Purchaser’s Parent shall be released from its obligations under that agreement; provided, however, that if Completion does not occur and this agreement is terminated, then the provisions of clauses 1, 2, 3. 5.2, 6 and 7 of the NDA shall be deemed to be reinstated on the date of such termination and shall continue in full force and effect in accordance with their terms.
17.    NOTICES

17.1Any notice or other communication to be given under this agreement must be in writing (which does include email but does not include any other Electronic Communication) and must be

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

delivered or sent by post and email to the party to whom it is to be given at its address appearing in this agreement as follows:
(a)to the Seller Representatives at the address specified against their or its relevant name in this agreement: with a copy to:

Jonathan Wood of Weil, Gotshal & Manges (London) LLP
email: jonathan.wood@weil.com

(b)to the Purchaser at:

66/67 Great Strand Street, Dublin 1, Ireland
email: ***
with a copy to: Etsy, Inc, 117 Adams St, Brooklyn, NY 11201, United States, marked for the attention of the Chief Legal Officer with a copy to: William.Samengo-Turner@AllenOvery.com and kmyers@fenwick.com
(c)to the Purchaser’s Parent at:

117 Adams St, Brooklyn, NY 11201, United States
email: ***,
marked for the attention of the Chief Legal Officer,
with a copy to: William.Samengo-Turner@AllenOvery.com and kmyers@fenwick.com or at any such other address or email address of which it shall have given notice for this purpose to the other parties under this Clause 17.1. Any notice or other communication sent by post shall be sent by prepaid recorded delivery post.

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

17.2Any notice or other communication shall be deemed to have been given:

(a)if delivered, on the date of delivery; or
(b)if sent by email, on the first to occur of:
(i)receipt by the send of an email acknowledgment from the recipient’s information system showing that the notice has been delivered to the stated email address;
(ii)the time that the notice enters an information system which is under the control of the recipient; and
(iii)the time that the notice is first opened or read by an employee or officer of the recipient;
provided that in each case where deliver occurs after 6.00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9.00 a.m. on the next following Business Day.
17.3In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail, or that the email was properly addressed and transmitted, as the case may be.
17.4This Clause 17 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.
18.    FURTHER ASSURANCES
18.1On or after Completion each party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as any party may from time to time reasonably require in order to vest any of the Securities in the Purchaser or its assignee or as otherwise may be necessary to give full effect to the Transaction Documents; provided, however, that nothing in this Clause 18 shall require a Seller to assume any obligation or incur any liability (including contingent liability) that is not expressly set out in this agreement or in any other Transaction Document.
18.2In relation to each Group Company, the Sellers shall exercise their respective rights as shareholders and, as appropriate officers of the Company, to procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are reasonably necessary under statute, its constitutional documents or any agreement or obligation affecting it to give effect to the Transaction Documents.
18.3Each Seller undertakes that it shall at or prior to Completion execute and deliver to the Purchaser a Completion Power of Attorney.
19.    ASSIGNMENTS
19.1The Purchaser may assign the benefit of this agreement to any other member of the Purchaser's Group for the time being or to any lender to or holder of debt securities issued by the Purchaser or

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

any other member of the Purchaser's Group for the time being or any agent of such lender or holder and if it does so:
(a)the assignee may enforce the obligations on the part of the Sellers under this agreement (including the Warranties) as if it had been named in this agreement as the Purchaser;
(b)as between the Sellers and the Purchaser, the Sellers may nevertheless enforce this agreement against the Purchaser as if the assignment had not occurred; and
(c)the assignment shall not in any way operate so as to increase the liability of the Purchaser or the Sellers (or any of them) under or in connection with this agreement; and
(d)if the benefit of this agreement is assigned to another member of the Purchaser's Group for the time being and the assignee ceases to be a member of the Purchaser's Group for the time being, the Purchaser shall procure that the benefit of this agreement is re-assigned to the Purchaser or assigned to another member of the Purchaser's Group for the time being.
19.2Except as permitted by this Clause, none of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of the Seller Representatives and the Purchaser.
20.    PAYMENTS

20.1Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this agreement or any other Transaction Documents shall be made in US Dollars by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds. The relevant account for a given payment is:
(a)if that payment is to an Institutional Seller, such account of the relevant Institutional Seller shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment;
(b)if that payment is to a Seller other than an Institutional Seller, the account of the paying agent appointed by such Sellers, details of which shall be provided by the Seller Representatives to the Purchaser not less than three Business Days before the date that payment is due; and
(c) if that payment is to the Purchaser, such account as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Seller Representatives for the purpose of that payment.

20.2All sums payable under this agreement shall be paid without any deduction or withholding of any nature, unless expressly permitted by a provision of this agreement or required by law.
20.3Subject to Clause 20.4 below, if any Seller, the Purchaser or the Purchaser’s Parent is required by law to make a deduction or withholding in respect of any sum payable under this agreement, such payor shall (where such deduction or withholding has not already been taken into account in determining the amount thereof), at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the payee of such additional amount as shall be

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

required to ensure that the net amount received by the payee will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.
20.4If the Purchaser is required by law to make a deduction or withholding in respect of any part of the consideration payable for the shares under this agreement or any Transaction Document, it shall be entitled to do so and shall only be under an obligation to make an additional payment under Clause 20.3 if the deduction or withholding is a Purchaser-Linked Deduction. For the purposes of this Clause 19.4, a Purchaser-Linked Deduction means any deduction or withholding which arises as a result of a connection of the Purchaser with the jurisdiction imposing it other than such a connection resulting solely from this agreement or any transaction occurring pursuant to this agreement.
20.5The Purchaser shall bear all stamp duties, stamp duty land tax, notarial fees, sales taxes, transfer taxes or other similar Tax payable in connection with the transactions contemplated by this agreement and the Transaction Documents and shall be responsible for arranging the payment of any such Tax.
20.6Each Seller (other than an Institutional Seller) agrees with the Seller Representatives that he, she or it will provide any paying agent appointed to receive and distribute the proceeds of sale, with such information concerning himself, herself or itself as that paying agent may reasonably require to comply with regulatory requirements and/or its internal policies.
21.    SELLER REPRESENTATIVES

21.1The Seller Representatives shall be entitled to exercise the powers and authorities expressly conferred on them by this agreement, and the Purchaser shall be entitled to rely absolutely on, and act in accordance with (without any liability to any party for having relied on acted thereon) the exercise of such powers and authorities conferred on the Seller Representatives, as if the relevant Seller is exercising such powers and authorities.
21.2The Seller Representatives shall not be liable to any other Seller for any act or omission in connection with the exercise by the Seller Representatives (in that capacity) of the powers and authorities expressly conferred on them by this agreement, except in the case of his fraud or dishonesty. The Seller Representatives may act upon any instrument or written communication believed by the Seller Representatives to be genuine and to be signed and presented by or on behalf of the proper person(s). Each of the Sellers hereby undertakes to indemnify and keep indemnified and hold harmless the Seller Representatives from all losses, costs, damages, expenses (including professional fees) and any other liabilities that may be incurred by the Seller Representatives (in that capacity) as a result of the exercise by the Seller Representatives of the powers and authorities expressly conferred on them by this agreement provided that the Seller Representatives shall not be entitled to indemnification for and in respect of any matter where his, her or its actions or inactions are fraudulent or dishonest.
21.3The Purchaser shall have no liability whatsoever in respect of any fees, costs, charges or other expenses of or incurred by the Seller Representatives (in that capacity).
22.    GENERAL
22.1Each of the obligations, Warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force (in accordance with its terms) after Completion, and shall not be affected by the waiver of any Condition or any notice given by the Purchaser to the Seller Representatives in respect of any Condition.

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

22.2The Purchaser may release or compromise in whole or in part the liability of any of the Sellers under this agreement or grant any time or indulgence to that Seller without affecting the liability of any other Seller.
22.3Any consent or authority given by the Seller Representative in connection with this agreement, in accordance with the powers and authorities expressly conferred on them by this agreement shall bind all the Sellers.
22.4Except as otherwise expressly provided in this agreement each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.
22.5This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.
22.6The rights of each party under this agreement:
(a)may be exercised as often as necessary;
(b)except as otherwise expressly provided in this agreement, are to the full extent permitted by law cumulative and not exclusive of rights and remedies provided by law; and
(c)may be waived only in writing and specifically.
Delay in exercising or non-exercise of any such right is not a waiver of that right.
22.7Except as otherwise expressly stated in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.
23.    WHOLE AGREEMENT

23.1This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.
23.2Each party:
(a)acknowledges that in agreeing to enter into this agreement and the other Transaction Documents, it has not relied on any express or implied representation, warranty, collateral contract, statement or other assurance (except those set out in this the Transaction Documents) made by or on behalf of any other party before the entering into of this agreement;
(b)agrees that its only remedy in respect of those representations, warranties, statements, assurances and warranties that are set out in this agreement will be for breach of contract

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

(including equitable remedies for breach of contract) in accordance with the terms of this agreement; and
(c)waives all rights and remedies which, but for this Clause 23.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance.
23.3Nothing in this Clause limits or excludes any liability for fraud.
24.    GOVERNING LAW
This agreement, and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this agreement including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (a Dispute) shall be governed by and determined in accordance with English law.
25.    DISPUTE RESOLUTION

25.1Arbitration
(a)Any Dispute shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (for the purpose of this Clause, the Rules). For the avoidance of doubt, the provisions of Part 3 of Schedule 12 shall apply in

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

lation to any Dispute concerning the preparation or finalisation of the Completion Statement.
(b)The Rules are incorporated by reference into this Clause 25 and capitalised terms used in this Clause 25 which are not otherwise defined in this agreement have the meaning given to them in the Rules.
(c)The number of arbitrators shall be three. The arbitrators nominated by the parties shall jointly nominate the third arbitrator who, subject to confirmation by the Court, will act as president of the arbitral tribunal.
(d)The seat or legal place of arbitration shall be London.
(e)The language used in the arbitral proceedings shall be English.
(f)Service by the Secretariat of any Request for Arbitration made pursuant to this Clause 25 shall be at the address given for the sending of notices under this agreement at Clause 17.
(g)The Emergency Arbitrator Provisions shall not apply.
(h)Nothing in this Clause 24 shall prevent any party from applying at any time to the courts of England and Wales for injunctive or other interim relief.
25.2Service of Process
(a)Each Seller irrevocably appoints the person set opposite that Seller’s name in Schedule 1as its agent in England for service of process.
(b)The Purchaser and the Purchaser’s Parent each irrevocably appoint Etsy UK Ltd of 1 Bartholomew Lane, London, United Kingdom, EC2N 2AX as its agent in England for service of process.
(c)If any person appointed as process agent under this Clause is unable for any reason to so act, the appointing party must immediately appoint another agent.
(d)Each party agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.
(e)This Clause does not affect any other method of service allowed by law.
26.    LANGUAGE
The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.
AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Schedule 1
THE SELLERS

Part 1
THE INSTITUTIONAL SELLERS

[***]

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Part 2
THE SENIOR MANAGERS
[***]

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Part 3
THE OTHER SELLERS
[***]

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Part 4
SENIOR MANAGERS’ OPTIONS

[***]

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Schedule 2
THE COMPANY

Company name:	Depop Limited
[***]

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Schedule 3
THE SUBSIDIARIES
[***]

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Schedule 4
[NOT USED]

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Schedule 5
PROPERTIES
[***]

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Schedule 6
TAX COVENANT
1.INTERPRETATION
1.1    In this Schedule:
Accounts Relief means any Relief (other than a right to a repayment of Taxation) which:
(a) has been taken into account in computing (and so reducing) any provision for deferred tax which appears in the Completion Statement or in eliminating such a provision that would otherwise have appeared; or

(b) has been taken into account in the Completion Statement as an asset;
Actual Tax Liability means a liability to make a payment of, or on account of, Taxation;
Deemed Tax Liability means:
(a)    the loss, unavailability or cancellation of, or a reduction in the amount of, any Accounts Relief as a result of any Event or Events occurring on or before Completion (except as a result of the use or set off of the relevant Accounts Relief), in which case the amount of the Deemed Tax Liability shall be the amount of Taxation which (on the basis of the rates prevailing on the date of this Schedule) would have been saved if that Accounts Relief were not lost, unavailable, cancelled or reduced and had been fully used or set off; and

(b)    the use or set off of any Purchaser's Relief in circumstances where, but for that use or set off, an Actual Tax Liability would have arisen in respect of which the Sellers would have been liable under paragraph 2, disregarding any applicable financial limitations, in which case the amount of the Deemed Tax Liability shall be the amount of the Actual Tax Liability in respect of which the Sellers would have been liable under paragraph 2 but for such use or set off; and
(c) the amount of any repayment of Taxation to a Group Company to the extent that the right to that repayment has been taken into account in the Completion Statement as an asset but is unavailable, lost, reduced or cancelled;
Event means any transaction, event, circumstance, expiry of any time period, act or omission (or any transaction, event, circumstance, expiry of any time period, act or omission deemed to occur for Taxation purposes), and references to an Event or Events occurring on or before Completion shall include an Event or Events deemed for Taxation purposes to occur on or before Completion;
Purchaser's Group means the Purchaser and those companies (other than the Group Companies) which may be treated for relevant Taxation purposes as being, or as having at any time been, either a member of the same group of companies as the Purchaser or otherwise associated with the Purchaser;
Purchaser's Relief means:
(a) Relief arising to a Group Company:
(i) as a result of an Event or Events occurring (or deemed to occur) after Completion; or
(ii) in respect of a period beginning on or after Completion (including, for the avoidance of doubt, tax depreciation arising to any Group Company in any such period as a result of

40

expenditure incurred before Completion, but excluding any Relief arising as a result of an Event or Events which took place wholly before Completion and that is or are reflected in the Completion Statement);
(b) an Accounts Relief;
(c) a Relief arising to any member of the Purchaser's Group at any time; or
(d) a repayment of Taxation which is taken into account in the Completion Statement as an asset;
Relevant Accounting Change means any change after Completion of the date to which the Company makes up its accounts, or in the bases, methods or policies of accounting of the Purchaser or the Company other than a change which is necessary in order to correct a failure before Completion to comply with accounting standards with which a Group Company was required to comply;
Relevant Change of Law means a change in legislation announced after Completion, or a change in the interpretation of legislation on the basis of case law made after Completion (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by a Taxation Authority, in either case occurring after Completion, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part;
Relevant Voluntary Act means a voluntary act or omission carried out or effected by the Purchaser or any member of the Purchaser's Group or any Group Company after Completion, excluding any act or omission which:
(a) is in the ordinary course of business as carried on by the relevant Group Company at Completion ; or
(b) is required in order to comply with a legal commitment of the relevant Group Company that existed on or before Completion; or
(c) is required to comply with any law, or any regulatory, financial reporting or accounting practice or requirement that existed on or before Completion; or
(d) is made at the prior written request of the Sellers (including pursuant to its rights under this Schedule); or
(e) could not reasonably have been avoided;
Relief means any loss, allowance, credit, relief, deduction, exemption or set off in respect of, or taken into account, or capable of being taken into account, in the calculation of a liability to, Taxation or any right to a repayment of Taxation;
Sellers' Relief means a Relief arising to a Group Company other than a Purchaser's Relief, excluding (for the avoidance of doubt) any Relief where and to the extent that that Relief is taken into account in computing (and so reducing) any provision or reserve for current Taxation which appears in the Completion Statement or in eliminating any such provision or reserve that would otherwise have appeared in the Completion Statement and in determining whether a Sellers’ Relief is available to reduce or in fact reduces a liability to Taxation, it shall be assumed that the relevant Group Company uses other reliefs in priority to any such Sellers’ Relief;
Tax Claim means:
(a) any notice, enquiry, demand, assessment, determination, letter or other document issued, or other action taken, by or on behalf of a Taxation Authority, from which it appears that the Purchaser or a

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Group Company may incur a liability or increased liability to Taxation, or may suffer the unavailability, loss, reduction or cancellation of a Relief; or
(b) any return, amended return, computation or any other documents required for the purposes of Taxation; and
Tax Liability means an Actual Tax Liability or a Deemed Tax Liability.
1.2    In this Schedule, any reference to:
profits includes income, profits or gains of any description and from any source;
profits earned includes profits earned, accrued or received (or treated as, or deemed to be, earned, accrued or received for Taxation purposes);
profits earned on, after or before a certain date or in respect of a certain period includes profits treated as, or deemed to be, earned on, after or before that date or in respect of that period for Taxation purposes;
a numbered paragraph is a reference to the relevant numbered paragraph of this Schedule; and
the date on which an Actual Tax Liability is due refers to the last date on which the relevant payment can be made without any liability for interest or penalties for late payment arising in respect of it.
1.3    In this Schedule, any reference to a numbered paragraph is a reference to the corresponding paragraph of this Schedule.
2.    COVENANT
2.1    The Sellers covenant with the Purchaser, subject to the following provisions of this Schedule, to pay to the Purchaser an amount equal to:
(a)    any Actual Tax Liability of any Group Company (or of the Purchaser, or member of any Purchaser’s Group, to the extent that the liability relates to any Group Company) which arises:
(i)    as a result of any Event or Events occurring on or before Completion (other than an Actual Tax Liability arising in respect of profits earned after Completion as a result of any such Event or Events); or
(ii)    in respect of any profits earned accrued or received on or before Completion or in respect of any period ending on or before Completion;
(b)    any Actual Tax Liability of the Company or any member of the Purchaser's Group which arises as a result of the acquisition of securities (or an interest in securities) by an employee or former employee, or by any person in connection with the employment of any such employee or former employee by the Company, in each case pursuant to, or in connection with, a right granted, or promise given, on or before Completion;
(c)    any Deemed Tax Liability;
(d)    any Actual Tax Liability of any Group Company or any member of the Purchaser's Group which:
(i)    arises as a result of any failure by any Relevant Person to discharge a liability that it has to pay, account for or discharge any Taxation; or

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(ii)    arises directly or primarily in consequence of or by reference to anything done by a Relevant Person, and in each case would not have arisen but for: (A) the relationship, on or at any time before Completion, of the Company with, or the membership by any Group Company of the same group for VAT purposes at any time as, that Relevant Person, or (B) the acquisition of any asset by the Company from, that Relevant Person, and for the purposes of this paragraph 2.1(d) Relevant Person means any person, except the a Group Company or a member of the Purchaser's Group; and
(e)    any costs or expenses reasonably and properly incurred by the Purchaser or any Group Company in connection with:
(i)    any Tax Liability referred to in this paragraph 2.1 (including such costs or expenses so incurred in taking any action to avoid, eliminate, resist or settle any such item); or
(ii)    successfully taking any action under this Schedule,
whether or not the Purchaser or any Group Company is or may be entitled to claim reimbursement in respect of the matter from any person and whether or not the liability, cost or expense is or has been discharged.
3.    EXCLUSIONS
3.1    The covenants contained in paragraph 2.1 shall not apply to a Tax Liability, and there shall be no claim under the Tax Warranties in respect of that Tax Liability, if and to the extent that:
(a)    provision or reserve in respect of the Tax Liability (excluding any provision or reserve made in respect of deferred Taxation) has been made in the Completion Statement; or
(b)    the Tax Liability is a liability that was paid or discharged before Completion and such payment or discharge was reflected in the Completion Statement; or
(c)    the Tax Liability is:
(i)    interest, penalties or a fine arising from a failure to discharge an Actual Tax Liability within a reasonable time after the Sellers have made a payment in respect of that Actual Tax Liability under paragraph 4; or
(ii)    interest attributable to a period after Completion on, or a penalty or fine incurred after Completion in connection with, an amount to which the covenants contained in paragraph 2 do not apply by virtue of paragraph 3.1(a); or
(d)    the Tax Liability would not have arisen but for a Relevant Change of Law or a Relevant Accounting Change; or
(e)    the Tax Liability would not have arisen but for a Relevant Voluntary Act, in circumstances where any member of the Purchaser's Group or the Company knew or ought reasonably to have known that the Relevant Voluntary Act would give rise to the Tax Liability; or
(f)    the Tax Liability is an Actual Tax Liability and any Seller's Relief is available to reduce or eliminate and in fact reduces or eliminates a cash tax payment required to be made in respect of that Actual Tax Liability;
(g)    the Tax Liability has been made good without cost to any member of the Purchaser's Group or the Company (including, but not limited to, under clause 9 of this agreement); or

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(h)    the Tax Liability arises as a result of the failure or omission of a Group Company or any member of the Purchaser's Group to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under any enactment or regulation relating to Taxation after Completion where the making, giving or doing of that claim, election, surrender, disclaimer, notice, consent or other thing was taken into account in computing the provisions for Taxation in the Completion Statement except where this occurs as a result of a legal requirement or at the request of any Seller; or
(i)    the Tax Liability arises as a result of any claim, election, surrender, revocation, amendment, withdrawal or disclaimer made or notice or consent given after Completion by a Group Company or any member of the Purchaser's Group under any enactment or regulation relating to Taxation other than any claim, election, surrender, revocation, amendment, withdrawal, disclaimer, notice or consent:
(i)    which is assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Completion Statement; or
(ii)    which the relevant Group Company was legally committed to make, to give or to do under a commitment that existed on or before Completion; or
(j)    the Tax Liability arises in the ordinary course of business of the relevant Group Company between the HSR Satisfaction Date and Completion; or
(k)    the Tax Liability constitutes Permitted Leakage.
3.2    The covenants contained in paragraph 2.1 shall not apply to any cost or expense within paragraph 2.1(e) if and to the extent that, as a result of the exclusions contained in this paragraph 3, those covenants do not apply to the Tax Liability to which that cost or expense relates.
4.    PAYMENT
4.1    Subject to paragraph 5, any payment due under paragraph 2 shall be made: (i) within five Business Days after the date on which written demand of the amount due is received by the Sellers from the Purchaser; or (ii) if later, if the payment relates to:
(a)    an Actual Tax Liability which has not at the date of that demand become due, on the date five Business Days before the date on which payment is due in respect of that Actual Tax Liability;
(b)    a Deemed Tax Liability that is the use or set off of any Purchaser's Relief in circumstances where an Actual Tax Liability would otherwise have arisen, on the date two Business Days before the date on which that Actual Tax Liability would have been due but for the use or set-off of the relevant Purchaser's Relief; and
(c)    the unavailability, loss, reduction or cancellation of a right to a repayment of Taxation falling within paragraph (c) of the definition of Deemed Tax Liability, the date on which the repayment would have been made had it not been for that unavailability, loss, reduction or cancellation.
5.    NO SELLER LIABILITY

For the avoidance of doubt and notwithstanding anything to the contrary in this agreement, the maximum aggregate liability of the Sellers for any claim brought under paragraph 2 of this Schedule 6 shall not exceed $1.00.

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Schedule 7

WARRANTIES
1.    GENERAL
1.1    Recitals and schedules
(a)    The particulars relating to each Seller set out in the recitals and Schedule 1 to this agreement are true and accurate.
(b)    The particulars relating to the Properties set out in Schedule 5 to this agreement are true and accurate.
(c)    The particulars relating to the Group Companies set out in Schedule 2 and Schedule 3 are true, accurate and complete in all material respects.
1.2    Constitutional documents, statutory books and returns
(a)    The copy of the memorandum and articles of association (or the equivalent constitutional documents) of each Group Company which is Disclosed in the Data Room at folder 6 is accurate and complete in all material respects
(b)    The register of members and other statutory books and registers of each Group Company have been properly kept, are accurate and complete in all material respects and no Group Company has received any written notice or allegation that any of them is incorrect or should be rectified.
(c)    All returns, particulars and resolutions which a Group Company is required by applicable law to file with or deliver to any Government Agency (including the Registrar of Companies (England and Wales)) under applicable laws have been correctly made up and duly filed or delivered.
(d)    Each Group Company is a company validly existing under the laws of its jurisdiction of incorporation and has been in continuous existence since its incorporation.
1.3    Ownership of the Shares
(a)    Each Seller is entitled to procure the transfer of the full legal and beneficial ownership in the Securities set out against the name of such Seller in Schedule 1 to the Purchaser, free from any Encumbrance and on the terms and subject to the conditions set out in this agreement.
(b)    The Shares, as set out at Schedule 2, constitute the whole of the issued and allotted share capital of the Company and all of the Securities are free from any Encumbrance, fully paid up and have been validly issued in accordance with applicable laws.
(c)    The shares, details of which are set out opposite “issued capital” under a Subsidiary’s name in Schedule 3, constitute the entire issued and allotted share capital of each Subsidiary, are legally and beneficially owned by the Company and all such shares are free from any Encumbrance, are fully paid up and have been validly issued in accordance with applicable laws.
(d)    No person is presently or in the future entitled to require any Group Company to issue (and no Group Company has issued) any share or loan capital or call for the conversion, registration, sale, transfer or repayment of any share or loan capital or an interest in the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

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(e)    There is no agreement or commitment to give or create any Encumbrance over the Securities and no person has claimed to be entitled to any such Encumbrance.
(f)    No Group Company holds any treasury shares.
(g)    No Group Company is under any obligation to register any security interest under the Securities Act and nor is any Group Company under any obligation to register any security interest under any other applicable law.
1.4    Subsidiaries, associations and branches
(a)    No Group Company holds or beneficially owns or has agreed to acquire any securities of any other company, trust or entity other than another Group Company.
(b)    No Group Company has any interest in, or has agreed to acquire, any share capital or other security or interest of any other body corporate other than the Subsidiaries, nor has any interest in or has agreed to become a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations).
1.5    Ownership of assets
(a)    At the Accounts Date all the material assets included in the Accounts were owned by the relevant Group Company (other than assets disposed of in the ordinary course of business) and full and accurate particulars of all material fixed assets acquired or agreed to be acquired by any Group Company since the Accounts Date (other than assets acquired in the ordinary course of business) have been Disclosed in the Data Room at folder 4.2.
(b)    Except for current assets offered for sale or sold in the ordinary course of trading, no Group Company has, since the Accounts Date disposed of any of the material assets: (i) included in the Accounts or; (ii) acquired or agreed to be acquired since the Accounts Date.
(c)    None of the Properties, assets or undertakings of any Group Company is subject to any Encumbrance.
(d)    The assets of each Group Company comprise all the assets reasonably necessary for the continuation of its business as carried on at the date of this agreement.
1.6    Compliance with statutes
(a)    No Group Company, nor any of the officers, agents or employees of any Group Company (during the course of his or her duties) has in the last six years done or omitted to do anything which is a material contravention of any statute, order, regulation or the like which has resulted or may result in any fine, penalty or other liability or sanction on the part of any Group Company.
(b)    Each Group Company complies in all material respects with the terms and conditions of all licences (including statutory licences), authorisations, permits, permissions, accreditations, exemptions, consents or other approvals (Licences) necessary to own and operate its assets and to carry on its business as it does at present, and no circumstances exist which may result in the termination, revocation, suspension or modification of any of those Licences or that may prejudice the renewal of any of them.
1.7    Money laundering laws
Each Group Company is not and has not in the last five years (i) engaged in any activity, practice and/or conduct which would constitute an offence under the laws of any jurisdiction in which the

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Group conducts business that prohibit money laundering (including the UK Proceeds of Crime Act 2002 and the U.S. Money Laundering Control Act of 1986) (collectively, Money Laundering Laws) or (ii) been the subject of any written notification of any actual or pending investigation, action, suit or proceeding by or before any court or Government Agency, or regulatory body involving any Group Company with respect to Money Laundering Laws and no such actions, suits or proceedings are threatened.
1.8    Prohibited payments
(a)    In this paragraph Third Parties means consultants, agents, representatives, distributors, contractors, sub-contractors, associates, joint venture partners, local partners or other individuals or entities who perform or have performed services for or on behalf of any Group Company.
(b)    No Group Company, nor, any director, officer, employee or Third Party of a Group Company, in each case in his or her capacity as such, has in the last five years (i) violated (or is presently in violation of) any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) and/or the UK Bribery Act 2010 (ABAC Laws), (ii) violated (or is presently in violation of) any applicable anti-bribery and anti-corruption laws or regulations of any jurisdiction in which the Group conducts business, including (whether in connection with or arising from) the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions or otherwise; or (iii) made, offered to make, promised to make or authorised the payment or giving of, or requested, agreed to receive or accepted, directly or indirectly, any bribe, influence payment, facilitation payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable law or regulation (being a Prohibited Payment).
(c)    The Group has put in place and maintains adequate compliance policies, procedures and systems to detect and prevent any Prohibited Payment and/or violations of ABAC Laws.
(d)    No Group Company, nor any director, officer, employee or Third Party of a Group Company has engaged in any activity, practice or conduct (or failure to act) which would constitute an offence under the UK Bribery Act 2010 if such activity, practice or conduct (or failure to act) were carried out in the United Kingdom.
(e)    No Group Company, nor any director, officer, employee or Third Party of a Group Company (during the course of his or her duties) is, or has in the last five years been engaged in, or been subject to any litigation, arbitration, settlement, alternative dispute resolution proceedings or proceedings (including criminal proceedings) or investigations (including with or by any Government Agency or regulatory body) with regard to any bribery or corruption issue which may have a material adverse effect on the business of the Group (ABAC Actions). No such ABAC Actions are pending or threatened.
1.9    Sanctions
(a)    In this paragraph:
(i)    Restricted Person means a person or entity that is (i) listed or referred to on, or owned or majority-controlled by a person or entity listed or referred to on , or acting on behalf of a person or entity listed or referred to on, any Sanctions List; (ii) located in, incorporated under the laws of, or acting on behalf of a person or entity located in or organised under the laws of, any country or territory that is the target of and/or subject to any comprehensive country- or territory-wide Sanctions (being, as at the date of this agreement, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria); or (iii) otherwise a target of Sanctions;
(ii)     Sanctions means the economic, financial and trade embargoes and sanctions laws, regulations, rules and/or restrictive measures administered, enacted or enforced from time to time (in each case having

47

the force of law) by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United States Department of State, any other U.S. government entity, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union, any Member State of the European Union, the United Kingdom, and Australia, and/or any other applicable government, public or regulatory authority or body (including but not limited to HM Treasury);
(iii)    Sanctions List means the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Consolidated List of Persons and Entities subject to Financial Sanctions maintained by the European Commission or any similar list maintained by, or public announcement of Sanctions designation made by, the United States Department of State or any other U.S. government entity, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union, any Member State of the European Union, the United Kingdom, and Australia and/or any other applicable government, public or regulatory authority or body (including but not limited to HM Treasury), in each case as amended, substituted or replaced from time to time;
(b)    In the last five years, no Group Company nor any of their directors, officers, employees or agents:
(i)    has violated (or is presently in violation of) any applicable Sanctions; or
(ii)    has been (or is presently considered) a Restricted Person;
(iii)    is, or has been, owned (in whole or in part) or controlled (directly or indirectly) by, a Restricted Person; and/or
(iv)    has engaged, or is engaging, in any transaction or behaviour which may give rise to a liability under or in connection with applicable Sanctions.
(c)    No Group Company, nor any of their directors, officers, employees or agents, has been, in the period of five years prior to the date of this agreement, engaged in or been subject to any litigation, arbitration, settlement, alternative dispute resolution proceedings or proceedings (including criminal proceedings) or investigations (including with or by any Government Agency or regulatory body) (Sanctions Actions) concerning or relating to any Sanctions and/or Restricted Persons. No such Sanctions Actions are pending or threatened.
(d)    The Group has in place and maintains adequate compliance policies, procedures and systems to detect and prevent violations of applicable Sanctions and/or prevent it (and/or any of its directors, officers or employees) from being designated and/or listed as a Restricted Person.
(e)    None of the assets and/or financial or commercial interests of the Group Companies are, or have been, subject to any freeze, prohibition, restriction or block under or pursuant to any Sanctions.
1.10    Insider contracts
(a)    No Group Company is a party to any contract or arrangement in which any of the Sellers or any person connected with any of the Sellers is interested, directly or indirectly, nor has there been any such contract or arrangement at any time during the three years ending on the date of this agreement (in each case, except for such arrangements that have been entered into the ordinary course of business on arm’s length terms).
(b)    No Group Company is a party to, nor have the profits or financial position of any Group Company during the three financial periods ended on the Accounts Date been affected by, any contract or arrangement which is not on arm's length terms.

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1.11    Litigation
(a)    Save as claimant in proceedings for the collection of debts arising in the ordinary course of business, no Group Company is engaged in any litigation, arbitration or alternative dispute resolution proceedings and there are no such proceedings pending or threatened by or against any Group Company.
(b)    There are no facts or circumstances which are likely to give rise to any litigation, arbitration or alternative dispute resolution proceedings by or against any Group Company.
(c)    No Group Company is the subject of any investigation, inquiry, enforcement proceedings or process by any governmental or regulatory body nor are there any facts or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.
(d)    No Group Company has been affected by any existing or pending judgments or rulings, orders or decrees of any court or Government Agency or any expert determination or arbitral award.
1.12    Occupational Health and Safety Matters
(a)    In this paragraph:
(i)    Occupational, Health and Safety Laws means all or any applicable laws, common laws, statutes, subordinate legislation, regulations, legally binding codes of practice or guidance, European laws, directives, regulations, decisions of the European Court, by-laws, orders, notices, instructions, demands, decrees, injunctions, decisions, resolutions or judgments to the extent applicable to any Group Company, in each case as in force from time to time and having the force of law which has as a purpose or effects the protection of the occupational, health, safety or welfare of any person.
(b)    Each Group Company has been for the past five years and is currently in compliance in all material respects with all applicable Occupational, Health and Safety Laws.
(c)    No Group Company is aware of or has received any notice or other communication from which it appears that any Group Company has been, is or may be in violation of any Occupational, Health and Safety Law.
(d)    The Group has in place and maintains adequate compliance policies, procedures and systems to detect and prevent violations of applicable Occupational, Health and Safety Laws.
1.13    Insolvency
(a)    No Group Company is insolvent under the laws of any relevant jurisdiction or unable to pay its debts as they fall due, or has stopped or suspended payment of its debt.
(b)    No meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of any Group Company and no provisional liquidator has been appointed to any Group Company.
(c)    No Group Company has initiated any negotiations with any creditors regarding composition, compromise, assignment, or arrangement, and no Group Company has, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
(d)    No liquidator, monitor, receiver, administrator, compulsory manager or other similar officer has been appointed in respect of a Group Company, or in respect of the whole or any part of the assets or undertaking of any Group Company.

49

(e)    No administration order has been made, and no petition or application has been presented for such an order in respect of any Group Company.
(g)    No voluntary arrangement under section 1 of the Insolvency Act has been proposed or approved in respect of any Group Company and no steps have been taken to obtain a moratorium under schedule A1 of the Insolvency Act in respect of any Group Company.
1.14    Capacity and consequences of sale
(a)    Each Institutional Seller is validly existing under the laws of its jurisdiction of incorporation.
(b)    Each Seller has the power, and each Institutional Seller has the power, capacity and authority to execute and deliver this agreement and each of the other Transaction Documents to which it is or will be a party and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations.
(c)    This agreement constitutes and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations on such Seller in accordance with their respective terms.
(d)    The execution and delivery by each Seller of this agreement and of each of the Transaction Documents to which it is or will be a party and the performance of the obligations of each Seller under each of them do not:
(i)    conflict with or constitute a default under any provisions of the constitutional documents or corporate documents of any Seller or any Group Company; or
(ii)    result in the creation or imposition of any Encumbrance on any of the Securities.
(e)    Other than as contemplated by this agreement, all authorisations from and notices or filings with, any Government Agency that are necessary to enable each Seller to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.
(f)    No person is entitled to any brokerage, finder's, financial adviser or other similar fee or commission in connection with the transactions contemplated by this agreement, except to the extent that such fees or commissions are payable by a Seller.
2.    ACCOUNTS AND FINANCIAL
2.1    Accuracy of Accounts
(a)    The Accounts:
(i)    have been prepared in accordance with applicable GAAP, the Companies Act 2006 and applicable statutes and regulations; and
(ii)    give a true and fair view of the assets and liabilities of the Group as at the Accounts Date and of the profit or loss of the Group for the financial year ended on the Accounts Date.
2.2    Accounting methodology
The Accounts have been prepared, unless otherwise expressly stated therein, on a basis consistent with the basis applied in preparing the Company’s audited accounts for the immediately preceding financial year.

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2.3    Books and records
(a)    All accounts, books, ledgers and other financial records of each Group Company:
(i)    have been properly maintained and contain accurate records of all matters required to be entered in them by the Companies Act 2006 and all other applicable laws; and
(ii)    give a true and fair view of the matters which reasonably ought to appear in them.
2.4    Position since Accounts Date
(a)    Since the Accounts Date:
(i)    each Group Company has conducted its business in all material respects in the ordinary and usual course, consistent with past practice and without material interruption;
(ii)    no Group Company has materially departed from its normal course of trading; and
(iii)    there has been no material deterioration in the turnover of the Group taken as a whole.
2.5    Management Accounts
(a)    The Management Accounts:
(i)    have been prepared with reasonable care, having regard to the purpose for which they have been prepared, on bases consistent with those adopted in the preparation of the Accounts of the Group prepared over the 12 months; and
(ii)    are fair and not misleading, having regard to the purpose for which they were drawn up, and do not materially misstate the assets, liabilities of the Group as at the date to which they have been prepared, nor the profit or loss of the Group for the period for which they were prepared.
2.6    Capital commitments
Except in the ordinary course of trading, since the Accounts Date no Group Company has entered into nor agreed to enter into any capital commitments exceeding an aggregate of £50,000.
2.7    Dividends and distributions
(a)    No dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by the Company since the Accounts Date.
(b)    All dividends or other distributions of profits or assets declared, made or paid in the last three years by each Group Company have been declared, made and paid in accordance with applicable laws and its constitutional documents.
2.8    Continuation of facilities
In relation to each agreement, trust deed, instrument or arrangement under which any Group Company has outstanding any loan capital, has outstanding any money borrowed or raised (including money raised by acceptances or debt factoring) or has any liability (whether present or future, actual or contingent) in respect of any guarantee or indemnity:
(a)    full and accurate particulars of it, and a copy of all documents relating to it, are Disclosed in the Data Room at folder 9 and folder 15;

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(b)    there has not been any contravention of, or non-compliance with, any of its terms or conditions;
(c)    no steps for the enforcement of any Encumbrance have been taken or threatened;
(d)    there has not been any alteration to its terms and conditions;
(e)    no Group Company has done anything which might affect or prejudice its continuation;
(f)    it is not dependent on the guarantee of, or on any security provided by, a third party; and
(g)    it is not terminable, and no amount is or may become repayable under it, by reason of the sale of the Securities.
2.9    Derivative transactions
No Group Company has outstanding any obligations in respect of a derivative transaction including any foreign exchange transaction.
2.10 Government grants
During the three years ending on the date of this agreement, no Group Company has been subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental department or other body.
2.11    Loans
(a)    No Group Company has lent any money which has not been repaid to it and does not own the benefit of any debt (whether present or future, actual or contingent) other than debts owing to it in the ordinary course of its business.
(b)    No Group Company has outstanding any loan capital or any money borrowed or raised (other than normal trade credits in the ordinary course of business).
3.    COMMERCIAL
3.1    Material contracts
(a)    The Data Room contains true and accurate copies of all Material Contracts to which any Group Company is a party at the date of this agreement.
(b)    Each Material Contract is in full force and effect, is valid and binding and there exists no grounds upon which it may be terminated, avoided, rescinded, disclaimed, materially amended or repudiated by any party.
(c)    No Group Company has sent or received written notice to (or intention to) avoid, terminate, repudiate, rescind, disclaim or materially amend the terms of a Material Contract in the last 3 years.
(d) No Group Company has received written notice of any claim for material breach of any Material Contract in the last 3 years, and no Group Company is in material breach of any Material Contract to which it is party.
(e)    There is no outstanding bid, tender, proposal or offer given or made by any Group Company on or before the date of this agreement which is capable of giving rise to a contract or arrangement which involves expenditure by the Group of £500,000 or more in aggregate in any rolling 12-month period over the term of such contract or arrangement merely by a unilateral act of another person.
3.2    Acquisitions and disposals

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(a)    Details of any acquisitions or disposals of any business, shares, or any material asset made in the three year period immediately prior to the date of this agreement with an enterprise value of £500,000 or above (the “Acquisitions” and each an “Acquisition”) by any Group Company (including the acquisition or disposal of any member or former Group Company) together with all material documentation relating thereto are included in the Data Room.
(b)    All consideration and deferred, adjustable or contingent consideration in connection with the sale or disposal of any business, shares, or any material asset has been paid and no deferred, adjustable or contingent consideration remains outstanding or may become payable by the Group in respect of any sale or disposal of any business, shares, or any material asset.
(c)    No Group Company has any outstanding obligation to acquire or dispose of any business, shares, or any material asset nor any outstanding obligations or responsibilities in relation to any of the Acquisitions.
(d)    No fact, matter or circumstance exists which gives, or could reasonably be expected to give, rise to claim against or by a Group Company under any agreement in relation to the Acquisitions.
3.3    Agencies etc.
(a)    Except as Disclosed in the Data Room at folder 8, no Group Company is a party to any agency or distributorship agreement or arrangement under which any Group Company is required to pay to the counterparty more than £100,000 (or the local equivalent) in any calendar year or under which the counterparty is required to pay to any Group Company more than £100,000 (or the local equivalent) in any calendar year.
3.4    Anti-competitive arrangements
(a)    No Group Company is now, and has not during the last three years been, a party to any agreement or concerted practice or involved in any business conduct which infringes, or is otherwise void or unenforceable in whole or in part pursuant to, any anti-trust or similar legislation in any jurisdiction in which it carries on business or has assets or sales (including, where relevant, Articles 101 and 102 of the Treaty on the Functioning of the European Union and/or the Competition Act 1998 and Section 1 and Section 2 of the U.S. Sherman Act) and has not, pursuant to any such legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval, had an order, notice or direction made against it or received any complaint, civil investigative demand, subpoena request for information or statement of objections from or corresponded with any court, authority or private party.
(b)    No Group Company has during the last 10 years been in receipt of any state aid within the meaning of Article 107(1) of the Treaty on the Functioning of the European Union.
3.5    Confidential information
No Group Company has at any time (except (A) in the normal and proper course of a Group Company's day-to-day business and subject to an obligation of confidentiality or (B) to a Group Company's professional advisers) disclosed to any person other than the Purchaser or the Purchaser's Advisers:
(a)    any of the secret or confidential information of any Group Company, including any confidential financial information, plan, statistics, document, file, client list, marketing information, records or papers; or
(b)    any other information relating to any Group Company's business or affairs the disclosure of which might reasonably cause material loss or damage to or adversely affect the Group (taken as a whole); or
(c)    any secret or confidential information relating to any customer, client, employee or agent of any Group Company.

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3.6    Intellectual property
(a)    The operation of the business of each Group Company , including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Technology owned by the Group Company, and (ii) the Group Company’s use of any product, device, process or service used in the business as previously conducted or currently conducted and as proposed to be conducted by the Company has not, and do not infringe or misappropriate any Intellectual Property Right of any third party and in the three year period ended on the date of this agreement, no claim has been made against any Group Company in respect of such infringement or misappropriation.
(b)    Full and accurate particulars of all registered Intellectual Property Rights (including applications to register the same) owned by any Group Company are Disclosed in the Data Room at folder 11. Each such Intellectual Property Right is legally and beneficially owned, free from any Encumbrance, solely by the Group Company identified in the particulars as its owner.
(c)    Full and accurate particulars of or, in the case of a document, a copy of all material licences and other agreements relating to any Intellectual Property Right to which any Group Company is a party (whether as licensor or licensee) or which relate to any Intellectual Property Right owned by any Group Company, in each case under which any Group Company is required to pay to the counterparty more than £100,000 (or the local equivalent) in any calendar year or under which the counterparty is required to pay to any Group Company more than £100,000 (or the local equivalent) in any calendar year are Disclosed in the Data Room at folder 8. No Group Company is in breach of any such agreement and no third party is in breach of any such agreement.
(d)    All the Intellectual Property Rights referred to in sub-paragraph 3.6(b) and all the agreements referred to in sub-paragraph 3.6(c) are valid and subsisting and all registration, maintenance and renewal fees currently due in connection with such Intellectual Property Rights referred to in sub-paragraph 3.6(b) have been paid.
(e)    All documents, recordation and certificates in connection with the trademarks of the Company currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United Kingdom or foreign jurisdictions, as the case may be for the purposes of prosecuting and maintaining the Company’s registered trademarks and recording the Company’s and each Group Company’s ownership interests therein, and nothing has been done or omitted to be done by any third party, which would jeopardise the validity or subsistence of any of such registered trademarks.
(f)    Each Group Company owns or has licensed to it all Intellectual Property Rights it uses to carry on its business as such business has been carried on during the three years prior to the date of this agreement. None of such Intellectual Property Rights nor any Group Company's ability to use any of such Intellectual Property Rights will be affected by the acquisition of the Company by the Purchaser.
(g)    In the three year period ended on the date of this agreement there has been no unauthorised use by any person of any Intellectual Property Right or confidential information of any Group Company. In the three year period ended on the date of this agreement, no Group Company has made a claim against a third party for infringement or misappropriation of any Intellectual Property Right owned by such Group Company.
(h)    No Group Company has granted any options, licenses or agreements of any kind relating to any Intellectual Property Right referred to in subparagraph 3.6(b) above, outside of nonexclusive licenses granted by a Group Company in the ordinary course of business consistent with past practice to contractors (solely for the purposes of receiving the services of such contractors), or on the Group Company’s standard unmodified standard form of end user agreement (a copy of which is available at [***]) Data Room, a copy of which is included in the documents appended to Schedule 3 of the Disclosure Letter.
(i)    Each Group Company has secured from all:

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(i)    founders, current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Technology for the Group Company which is material to such Group Company; and

(ii)    named inventors of patents and patent applications owned or purported to be owned by the Group Company (any person described in sub-paragraph (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Technology, and the Company has obtained the waiver of all non-assignable rights. The Company has Disclosed in the Data Room at folder 3.4 copies of all forms of such disclosure and assignment documents currently and historically used by each Group Company.
(j)    No Group Company has disclosed, delivered or licensed to any person or agreed or obligated itself to disclose, deliver or license to any person, nor has there been any unauthorised or inadvertent disclosure of, any Source Code of any Intellectual Property Rights referred to in subparagraph 3.6(b) or Company Products (the Company Source Code), other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement.

(k)    No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, result in the disclosure, delivery or license by any Group Company of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this agreement or any Transaction Document will result in a release from escrow or other delivery to a third party of any Company Source Code.
(l)    The Company has Disclosed in the Data Room details of all Open Source Materials used in the company Products and the conduct of the business, describing the manner in which such Open Source Materials were used and identifying the licenses under which such Open Source Materials are used. Each Group Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.
(m)    No Group Company has used Open Source Materials, in such a way that, creates, or purports to create, obligations for the Group Company with respect to any Technology owned by such Group Company and material to such Group Company or grant, or purport to grant, to any third party any rights or immunities under any Intellectual Property Rights owned by the Group Company (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).
3.7    Insurance
(a)    To the extent that any Group Company is required, or has at any time before the date of this agreement been required, to be insured against any risk, that Group Company is (or was as the case may be) insured against that risk in the amount required.
(b)    A copy of each of the insurance policies effected in whole or in part for the benefit of any Group Company are Disclosed in the Data Room at folder 8.4.
(c)    All such insurance policies are currently in full force and effect and nothing has been done or omitted to be done (including any failure to report on a timely basis any matter or circumstance to the insurer concerned) which could make any such policy void or voidable in whole or in part and there is no claim outstanding under any such policy.

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3.8    Records

All material records of each Group Company are recorded, stored, maintained, operated or otherwise held exclusively by one or more Group Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of one or more Group Company.
3.9    Data protection
For the purposes of this paragraph, Data Protection Law means all statutes, enacting instruments, common law, regulations, directives, codes of practice, legally binding guidance notes and recommendations, decisions (whether in the United Kingdom, the European Union, the United States (including applicable Federal and state laws), Australia or elsewhere) concerning the protection and/or processing of personal data (which for the purpose of this paragraph, includes personal data as defined under the General Data Protection Regulation (2016/679) ("GDPR") as well as personal information as defined in the Australian Privacy Act 1988 (Cth))..
(a)    Each Group Company has complied with all relevant requirements of Data Protection Law, including:
(i)    the data protection principles (including (as applicable) maintaining and implementing relevant data protection policies and training programmes);
(ii)    the requirement to undertake data protection and privacy impact assessments (as applicable);
(iii)    the requirement to report personal data breaches to the UK Information Commissioner, the Office of the Australian Commissioner, or any other supervisory authority in any other jurisdiction and to affected individuals, as the case may be, and has complied with all directions issued by the UK Information Commissioner, the Office of the Australian Commissioner or any other supervisory authority; and
(iv)    the requirement, where applicable, to implement appropriate safeguards in relation to international transfers of personal data, and to ensure an equivalent level of protection for that personal data as provided under Data Protection Law.
(b)    Each Group Company has put in place a data breach response plan (including maintaining a record of personal data breaches) that enables each Group Company to comply with the related requirements of the Data Protection Law.
(c)    Each Group Company has entered into data processing agreements that are compliant with Data Protection Law with all relevant material suppliers or other third parties who receive personal data from the respective Group Company and who process personal data information on the behalf of the respective Group Company. No data processor or Group Company (or any of its suppliers or other third parties) is in breach of any data processing agreement.
(d)    Each Group Company has Disclosed all relevant information with regard to its data processing agreements and privacy statements in the Data Room at folders 12 and 21. All personal data processed by each Group Company was collected in accordance with all applicable laws (including Data Protection Law).
(e)    No Group Company undertakes any activity involving the making of automated-decisions about individuals, based on the processing of personal data, including profiling.
(f)    In the three year period ended on the date of this agreement, no Group Company has received any notice (including any notice of complaint) or allegation from either the UK Information Commissioner, the Office of the Australian Information Commissioner or from any other supervisory authority in any other jurisdiction, a controller or an individual alleging non-compliance with any Data Protection Law, or

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requiring a Group Company to cease processing personal data, including any international transfer of personal data or disclosure of personal data, or requiring a Group Company to provide any undertaking to any supervisory authority in any jurisdiction, and if a Group Company has received such notice (including any notice of complaint) or allegation of non-compliance with any Data Protection Law from a supervisory authority, such notice or allegation of non-compliance has been resolved in accordance the directions of the applicable supervisory authority and all applicable Data Protection Laws.
(g)    In the three year period ended on the date of this agreement, no individual has claimed or has the right to claim compensation from any Group Company under any Data Protection Law.
(h)    There has been no personal data breach affecting any Group Company in the three year period ended on the date of this agreement, including personal data breaches adversely affecting personal data processed by any third party in the provision of services to any Group Company.
3.10    Powers of attorney
No Group Company has granted any power of attorney or similar authority which remains in force (other than any authority to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties).
3.11    Systems compliance
(a)    For the purposes of this paragraph, Systems means all the software, hardware, network and telecommunications equipment and internet-related information technology that are material to any Group Company in connection with the operation of its business as currently conducted.
(b)    Full and accurate particulars of or, in the case of a document, a copy of all material agreements relating to the Systems to which any Group Company is a party under which any Group Company is required to pay to the counterparty more than £100,000 (or the local equivalent) in any calendar year or under which the counterparty is required to pay to any Group Company more than £100,000 (or the local equivalent) in any calendar year are Disclosed in the Data Room at folder 8. No Group Company nor any third party is in material breach of any such agreement.
(c)    A Group Company is the exclusive owner and has direct control of and/or is validly licensed or otherwise authorised to use the Systems. The Systems and each Group Company's ability to use all or any part of the Systems will not be affected by the acquisition of the Group Companies by the Purchaser.
(d)    The Systems comprise all computer systems (including computer processors, associated and peripheral equipment, computer programs, systems software and technical and other documentation relating to any computer system) required by any Group Company in the continuance of its business in the ordinary course to the same extent as carried on in the period of three years prior to the date of this agreement.
(e)    The Systems have the benefit of the maintenance agreements of which full and accurate particulars of or, in the case of a document, a copy of which is Disclosed in the Data Room at folder 2 and have been maintained in accordance with the manufacturer's instructions. There have been no security breaches, breakdowns, malfunctions, data loss, failures or other defects in the Systems in the three year period ended on the date of this agreement which have had a material adverse effect on the operations of a Group Company.
(f)    Full and accurate particulars of or, in the case of a document, a copy of each Group Company's disaster recovery plans and security arrangements are Disclosed in the Data Room at folder 2, and such disaster recovery plans and security arrangements are tested at least once a year, and have been proven to be adequate.
(g)    A Group Company has in its possession, or has all necessary rights to obtain, the source code and all related technical and other information required to enable its appropriately skilled employees or those of a third

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party to maintain and support the bespoke software exclusive to the Group Companies comprised in the Systems.
(h)    Full and accurate particulars of each Group Company’s websites are Disclosed in the Data Room at folder 11.7. No Group Company has in the three year period ended on the date of this agreement received any written notice that the operation of, or content of, any of its websites fails to comply with any applicable laws.
(i)    Each Group Company is either the owner or licensee of the Intellectual Property Rights relating to the design, layout of its websites and all software relating to the operation, functionality and performance of those websites.
3.12    Cybersecurity
(a)    For the purposes of this paragraph, Incident means any incident that adversely affects or threatens the security, confidentiality, integrity, or availability of any system, infrastructure, communications network, device or data, including denial of service attacks, infection with malware (including ransomware, spyware, worms, trojans and viruses), hacking, breach of confidence or electronic theft (including in each case by any current or ex-employee), “man in the middle” attacks or similar incidents.
(b)    There has been no downtime of any System in the three years immediately preceding the date of this agreement which has had a material adverse effect on the operations of a Group Company, other than for scheduled maintenance in the ordinary course of business.
(c)    There has been no Incident materially affecting any System, device or data owned or controlled by any Group Company, or circumstances that may have given rise to an Incident materially affecting any System, device or data owned or controlled by any Group Company, in each case in the three years immediately preceding the date of this agreement.
(d)    There has been no Incident affecting any information technology system, device or data used by any third party in the provision of services to any Group Company, in the three years immediately preceding the date of this agreement which has had a material adverse effect on the operations of the Group taken as a whole.
(e)    No Group Company is the subject of any investigation, inquiry, enforcement proceedings or process by any governmental, administrative, or regulatory body in relation to any Incident.
(f)    No email address of any Group Company has been used (whether successfully or unsuccessfully) by any person in any phishing, spoofing, or pharming scheme or any other scheme involving a third party falsely representing that it is the Group Company.
(g)    No Group Company, nor any of the officers, directors, or employees of any Group Company (during the course of their duties), has done or omitted to do anything which is a contravention of any cybersecurity statute, order, regulation or the like which has resulted or may result in any fine, penalty or other liability or sanction on the part of any Group Company.
(h)    Each Group Company has disclosed details of all of its policies and procedures applicable to the monitoring, prevention, detection and management of any Incident and no Group Company nor any of the officers, directors, agents or employees of any Group Company (during the course of their duties) has done or omitted to do anything which is a contravention of any of those policies and procedures.
4.    TAXATION
4.1    Compliance
(a)    Each Group Company:

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(i)    has within applicable time limits (or, where relevant, for the requisite periods) submitted all Tax returns to the relevant Tax Authority it is legally required to submit and all such returns are accurate and complete in all material respects;
(ii)    has kept and maintained, and has within its possession or control, all records, invoices, information and documentation which: (i) it is required by law to have kept or maintained in relation to Tax; or (ii) which would be required to enable the Tax position of that Group Company to be calculated accurately as at the date of this agreement (including what the Tax consequences for that Group Company would be if it were on the date of this agreement to dispose of or discharge any of its assets or liabilities); or (iii) would be needed to substantiate any claim made or position that it has taken in relation to Tax;
(iii)    has complied in all material respects with all written notices served on it by any Tax Authority;
(b)    Correct and complete copies of all material Tax returns submitted by each Group Company have been included in the Data Room.
(c)    No Group Company has received any tax ruling from any Taxing Authority.
(d)    Since the Accounts Date, no event has occurred which has given rise to a liability to Tax for a Group Company or which would have given rise to such a liability but for the availability of any loss, allowance, set-off, repayment, deduction, credit or other relief, other than a liability to Tax arising in the ordinary course of the business of the relevant Group Company.
(e)    Each Group Company has paid, and accounted in full for, all Tax for which it has become liable to pay or for which it has become liable to account and which (in each case) has fallen due and has made all withholdings, deductions and retentions in relation to Tax as it has been obliged to make.
(f)    No Group Company is or has been liable to pay, and there are no circumstances by reason of which any Group Company is likely to become liable to pay, a penalty, surcharge, fine or interest in connection with Tax, in each case exceeding £1,000.
(g)    Each Group Company has made and submitted each claim, disclaimer, election, notice and consent assumed to have been made for the purposes of the Accounts. Each such claim, disclaimer, election, notice or consent was validly made and is not likely to be disputed or withdrawn.
(h)    All claims made by any Group Company for any payable tax credit have been validly made and have been paid in full by the relevant Tax Authority.
(i)    The amount of Tax chargeable on any Group Company during the statutory limitation period in each relevant jurisdiction has not been affected by any concession, agreement or (formal or informal) arrangement with any Tax Authority, and no Group Company is, pursuant to any arrangement with a Tax Authority, subject to a special regime in respect of Tax, in each case other than a concession, agreement, regime or arrangement available to companies generally or otherwise based on legislation or published practice or concession of a Tax Authority.
(j)    No Group Company has entered into: (i) any arrangement with a Tax Authority for the deferred payment of any liability to Tax; (ii) any arrangement with a Tax Authority to waive any statute of limitation in respect of Tax or any extension of time with respect to a Tax assessment or deficiency; (iii) any transaction or arrangement for which consent or clearance was required by law to be obtained from a Tax Authority but such Group Company failed to obtain such consent or clearance; or (iv) any transaction or arrangement for which it obtained a consent or clearance from a Tax Authority but: (A) obtained that consent or clearance on an invalid basis or (B) did not enter into the transaction or arrangement within the terms of that consent or clearance or in the manner disclosed to the Tax Authority.

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(k)    No Group Company is, or has in the last six years been, involved in any dispute or non-routine audit or investigation in relation to Tax with a Tax Authority, or is likely to become involved in such a dispute, audit or investigation.
4.2    International
(a)    Each Group Company is and has at all times been resident in its country of incorporation for all relevant Tax purposes and is not and has not been treated as resident in any other jurisdiction for any Tax purpose.
(b)    No Group Company has or has had any taxable branch, agency or permanent establishment, or is or has been under an obligation to file any Tax return, in each case outside its country of incorporation.
(c)    No Group Company is: (i) a ‘controlled foreign corporation’ as defined in section 957 of the Code; or (ii) a ‘passive foreign investment company’ within the meaning of section 1297 of the Code.
4.3    Groups of companies
(a)    No Group Company has, or has at any time in the last six years had, any of its Tax affairs dealt with on a consolidated basis or formed a fiscal unity or entered into any Tax allocation or sharing arrangement (including any arrangement under which Tax losses or Tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) in respect of its profits, gains or losses or those of any other company, except as Disclosed in the Data Room at folder 5 (which gives full details of any such arrangement that any Group Company has entered into, including details of: (i) any liability which any Group Company has assumed under the relevant arrangements; and (ii) any actual or contingent obligation or right it has under the relevant arrangements to make or receive any payment in respect of any period commencing (or likely to commence) before Completion).
4.4    Trading Losses
There has been no major change in the nature or conduct of a trade by a Group Company which would cause the disallowance of the carry forward of losses available to a Group Company under sections 673 to 676 or sections 677 to 692 of the CTA 2010 and no claim under the provisions of section 37 of the CTA 2010 (as extended by section 39 of the CTA 2010) has been made for carry back of any losses.
4.5    Secondary liabilities
(a)    No Group Company is liable to pay, reimburse or indemnify any person (including a Tax Authority) an amount in respect of a Tax liability which is the primary liability of any other person (or is a joint and several liability and is properly attributable to any other person except another Group Company) and which arose as a result of a transaction, event, act or omission occurring (or deemed for Tax purposes to have occurred) on or before the date of this agreement or by reference to any profits earned on or before the date of this agreement, including any liability for the Taxes of any person under Reg. §1.1502-6 of the United States Treasury Regulations (or any similar provision of state or local law).
(b)    No Group Company has entered into any transactions that fall under s.455, s.459, s.460 or s.1064 of CTA 2010.
4.6    Transfer Pricing
(a)    No transactions or arrangements involving a Group Company have taken place or are in existence in respect of which the Tax treatment of a Group Company is likely to be adjusted under transfer pricing legislation as a result of such transaction or arrangement (or any provision in respect of such transaction or arrangement) not being on arm’s length terms.

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4.7    Tax avoidance
(a)    No Group Company has participated in any transaction, scheme or arrangement where the purposes or a main purpose of such participation was the avoidance or evasion of a liability to Tax.
(b)    No Group Company has entered into arrangements which are notifiable to a Tax Authority under Part 7 of the Finance Act 2004 (or similar legislation applying to other Tax, whether of the United Kingdom or elsewhere) and no Group Company is or has been a "promoter" in respect of any "notifiable proposal" or "notifiable arrangements" as such terms are defined in Part 7 of the Finance Act 2004.
(c)    The Data Room contains, at folder 5 details of any disclosure made by a Group Company, or, so far as the seller is aware, any intermediary which acts on behalf of it in order to comply with Council Directive 2011/16/EU on administrative cooperation in the field of taxation, as amended from time to time (or any legislation implementing this directive in its jurisdiction of incorporation or any jurisdiction in which it has a permanent establishment) relation to any transaction which the Group Company was a party to.
4.8    Documentary and transfer taxes
All documents which establish or are necessary to prove the rights or title of any Group Company to any of its assets, or in the enforcement of which any Group Company may be interested, have been duly stamped.
4.9    Value Added Tax
(a)    Each Group Company is duly registered for the purposes of VAT in its country of incorporation and has prescribed accounting periods. Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT in all relevant jurisdictions (including, for the avoidance of doubt, in any jurisdiction in which such Group Company makes any sales).
(b)    No Group Company is or has been treated for VAT purposes as a member of any group of companies (other than a group of which the only members are, and have ever been, Group Companies).
(c)    No Group Company has made any exempt supplies and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by it.
(d)    No act or transaction has been effected in consequence of which a Group Company is or may be held liable to account in a representative capacity to any Tax Authority for any VAT arising from supplies made by another person.
4.10    Completion
No charge to Tax will arise on any Group Company solely as a result (whether alone or in conjunction with any other event or circumstance) of the entering into and/or the satisfaction of any condition to this agreement and/or to completion of this agreement.
4.11    CFA 2017
Each Group Company has in place such prevention procedures as it is reasonable in all the circumstances to expect it to have in connection with the offences set out in Part 3 of the Criminal Finances Act 2017 (corporate offences of failure to prevent facilitation of tax evasion), taking account of applicable guidance published pursuant to section 47 of that Act.

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4.12    Digital Services Tax
No Group Company has become liable to pay, become liable to account for any amount in respect of, or has become liable to register or file any returns in respect of, Digital Services Tax.
4.13    United States Taxation
(a)    No Group Company that is a Subsidiary incorporated in the United States will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after Completion as a result of any:
(i)    change in method of accounting for a taxable period ending on or prior to Completion;
(ii)    use of an improper method of accounting for a taxable period ending on or prior to Completion;
(iii)    “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to Completion;
(iv)    instalment sale or open transaction disposition made on or prior to Completion;
(v)    prepaid amount received on or prior to Completion; or
(vi)    election under section 108(i) of the Code.
(b)    No Group Company that is a Subsidiary incorporated in the United States has distributed stock, or has had its stock distributed, in a transaction that was purported or intended to be governed in whole or in part by sections 355 or 361 of the Code.
(c)    No Group Company that is a Subsidiary incorporated in the United States is or has been a party to any “reportable transaction,” as defined in section 6707A(c)(1) of the Code and section 1.6011-4(b) of the United States Treasury Regulations.
(d)    No Group Company incorporated in the United States has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).
5.    PROPERTIES
In relation to each Property:
(a)    a true and complete copy of the relevant lease or licence agreement has been Disclosed in the Data Room at folder 15;
(b)    a Group Company is the current tenant or licensee of the Property;
(c)    the Properties are the only properties occupied or used by a Group Company as at the date of this agreement and no Group Company owns any other real property or any interest or right in real property;
(d)    no written notices of any material breach (that are still outstanding) have, in the last three years, been given or received by the Company under the relevant lease or licence agreement;
(e)    there is no material breach subsisting in respect of the tenant’s covenants in the lease or licence agreements in respect of the Properties and no Group Company is involved in any outstanding dispute with the relevant landlord;

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(f)    the Group has the right pursuant to the relevant lease terms to use each Property in accordance with its current use. No Group Company has, in the last three years, received written notice (that is still outstanding) from a third party disputing such Group Company's right to use any of the Properties for the current use; and
(g)    no Group Company has any contingent liability in respect of any property assets other than the Properties.
6.    EMPLOYEES, PENSIONS AND INCENTIVES
6.1    Interpretation: Employment
(a)    In paragraphs 6.1 to 6.4 of this schedule:
Emoluments Date means 30 April 2021;
Relevant Period means, unless otherwise expressly provided, the three years ending on the date of this agreement;
Representative Body means any association, trade union, works council or any other body or persons representing any of the workers of any Group Company;
trade dispute and trade union have the same meanings as in the Trade Union and Labour Relations (Consolidation) Act 1992; and
worker has the same meaning as in section 230 of the Employment Rights Act 1996 but includes any director and any other officer of any Group Company whether or not he is a worker (as so defined), and any reference to a contract of employment includes any other contract as referred to in section 230 of the Employment Rights Act 1996 and, in relation to a director or other officer, includes the terms on which he holds the directorship or other office, and any reference to employ or employment has a corresponding meaning.
(b)    Accurate particulars of or, in the case of a document, a copy of the following are contained in the Data Room at folder 3:
(i)    the contracts of employment of each Key Employee and each Employee earning a gross annual base salary of more than £120,000 (or local equivalent);
(ii)    all bonus schemes or bonus arrangements available to each Employee (including any other incentive entitlement equivalent or eligibility) and any material benefits that any Group Company is bound to provide to them or their dependents, whether now or in the future;
(iii)    a copy of the standard terms of employment used by each Group Company and a representative sample of those offer letters, or employment agreements that materially differ from the applicable Group Company’s standard form;
(iv)    any arrangement or practice of any Group Company regarding redundancy, termination or severance payments in respect of Employees, whether contractual, customary or discretionary, above the statutory payment;
(c)    each loan or other financial assistance provided to any Employee, or past or prospective Employee, of any Group Company which is outstanding.
(d)    There is no term of employment for any Key Employee which provides that a change of control, direct or indirect, of any Group Company entitles such Key Employee to treat the change of control as amounting to a

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breach of their employment contract or entitling such Key Employee to any payment, additional period of notice or other benefit whatsoever or entitling such Key Employee to treat themselves as redundant or otherwise dismissed or released from any obligation or that would result in the acceleration of the time of payment, vesting or funding of any benefit or remuneration for any such Key Employee.
(e)    Each contract between a Group Company and a Key Employee is terminable, in accordance with its terms, on not more than six months’ notice from the Group Company.
(f)    None of the Key Employees have given or been given written notice to terminate their employment.
(g)    No offer of employment or engagement where the annual gross base salary of the individual would be GBP 120,000 (or local equivalent) or more has been made by any Group Company which is outstanding for acceptance, or which has been accepted but not yet commenced.
6.2    Particulars disclosed: Employment
(a)    Full and accurate anonymised particulars of or, in the case of a document, a copy of the following are Disclosed in the Data Room at folder 3:
(i)    all the workers of each Group Company, each person who has accepted an offer of employment made by any Group Company but whose employment has not yet started and of each worker who has given, or has been given, notice of termination of his employment;
(ii)    the standard form terms and conditions used by the Group to employ or offer employment to the persons referred to in (i) above and a representative sample of any non-standard terms so used;
(iii)    the rate of their annual salaries/wages as at the Emoluments Date;
(iv)    each agreement for the secondment to any Group Company of any person;
(v)    each agreement for the provision of any consultancy service or the service of personnel (other than the Employees) to any Group Company;
(vi)    each material written employment practice or policy operated in relation to any Group Company's workers or any group of them;
(vii)    the constitution of each Representative Body and a statement of whether and, if so, to what extent each Representative Body is recognised, or has in the Relevant Period claimed recognition, by any Group Company for any purpose; and
(viii)    any collective agreement, dismissal procedures agreement or union membership agreement to which any Group Company is a party or which is applicable to any Group Company and any proceedings against any Group Company brought by any Employee or former employee or any Group Company before any court or tribunal, including under or by virtue of the provisions of the Trade Union and Labour Relations (Consolidation) Act 1992.
(b)    Except in respect of reimbursement of out-of-pocket expenses and normal accruals of emoluments after the Accounts Date and payment of salaries/wages for the current pay period and holiday pay for the current holiday year, no material sum is owing to any worker of any Group Company.
(c)    Since the Emoluments Date no material change has been made in the rate of annual salaries/wages of any worker of any Group Company.
(d)    There has been no misuse or unauthorised disclosure of confidential information by any former employee or former contractor that has had or is likely to have a material adverse effect upon the business of the Group.

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6.3    Workers
(a)    Except as agreed with the Purchaser, no commitment by any Group Company has been communicated to any person regarding any change to his or her terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of salary/wages or any other material employment benefit and no negotiations have commenced for any such matter.
(b)    All holiday pay for periods of holiday taken by the Employees under Regulations 13 and 13A of the Working Time Regulations 1998 has been correctly calculated and paid by the relevant Group Company.
(c)    All subsisting contracts of employment (and all agreements with any workers of any Group Company) to which any Group Company is a party are terminable by it on three months' notice or less without compensation (other than compensation pursuant to the Employment Rights Act l996 or other applicable statutory employment laws in any jurisdiction).
(d)    There is no term of employment for any worker of any Group Company which provides that a change of control (whether direct or indirect) of any Group Company entitles the worker to treat the change of control as amounting to a breach of their employment contract or entitling them to any payment, additional period of notice or other benefit whatsoever or entitling them to treat themselves as redundant or otherwise dismissed or released from any obligation, or that would result in the acceleration of the time of payment, vesting or funding of any benefit or remuneration for the worker.
6.4    Disputes, investigations, transfers and collective redundancies
(a)    No material claim, dispute, administrative process, enquiry or investigation in relation to any of the Group Company’s workers or former workers has been made or threatened against any Group Company or against any person whom any Group Company is or may be liable to compensate or indemnify.
(b)    There are no material disciplinary or grievance proceedings which have not yet been completed and there are no appeals pending in relation to any material disciplinary or grievance decisions, in either case relating to any of the Group Company’s workers or employees.
(c)    No Group Company employee or worker has been absent (other than on holiday or maternity or other family leave) for a period of more than eight consecutive weeks at any time during the 12 months preceding the date of this agreement.
(d)    Each Group Company has complied in all material respects with all of its obligations (including but not limited to social security contributions and health and safety obligations) to or in respect of all its workers, employees, applicants for employment, former employees or former workers arising out of or in connection with their terms and conditions of employment or engagement and/or with any relevant requirement whether under any applicable law or otherwise including any judgments, decisions, orders and awards made in respect of any of them.
(e)    Each Group Company employee and worker who requires permission to work in the jurisdiction in which they work has such permission.
(f)    No enquiry or investigation affecting any Group Company has been made or threatened by any governmental, statutory or regulatory authority including the Equality and Human Rights Commission, the Office of the Information Commissioner, the Financial Conduct Authority or any health and safety enforcement body in respect of any act, event, omission or other matter arising out of or in connection with:
(i)    any application for employment by any person; or
(ii)    the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any person,

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and there are no circumstances which may give rise to any such enquiry or investigation.
(g)    There is not, and during the Relevant Period there has not been, any industrial action affecting any Group Company and there are no circumstances which are likely to give rise to any such industrial action.
(h)    No trade unions or other body representing any Group Company’s employees or workers is recognised to any extent for the purpose of collective bargaining or other negotiating purposes.
(i)    No worker of any Group Company is, or has within the Relevant Period been, involved in any criminal proceedings relating to the business of any Group Company and there are no circumstances which are likely to give rise to any such proceedings.
(j)    There are no circumstances which are likely to give rise to any Group Company becoming a party to any such agreement or becoming involved in any such proceedings as is mentioned in paragraph 6.2(a)(viii).
(k)    During the Relevant Period no Group Company has given notice of any redundancies to the Secretary of State or started consultations with any Representative Body under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 and no Group Company has failed to comply with any obligation under that Act during the Relevant Period.
(l)    During the Relevant Period no Group Company has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 and no Group Company has failed to comply with any obligation under those Regulations.
(m)    Each Group Company is and has been in compliance in all material respects with the WARN Act, or any similar state law in the USA. In the past two years:
(i)    no Group Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business;
(ii)    there has not, in such case in the USA, occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Group Company; and
(n)    no Group Company has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state law in the USA.
6.5    Compliance: Superannuation
Any Pension Scheme operating in Australia is a complying superannuation fund (within the meaning of the Superannuation Industry (Supervision) Act 1993 (Cth)), the trustee of which is not, and is not connected to a Group Company. No Group Company is an employer sponsor of any Pension Scheme operating in Australia.
6.6    Interpretation: Pensions
(a)    In paragraphs 6.6 to 6.10 of this schedule:
Benefit means any pension, lump sum, gratuity, indemnity, deferred compensation, payment of medical expenses or other benefit of a similar nature, given or to be given on retirement, death, ill-health, disability, accident or in anticipation of or after leaving employment for any reason or in connection with any change in the nature of the employment of the employee concerned;
Pension Scheme means each of the following pension schemes:

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•The People’s Pension Scheme governed by a deed dated 25 October 2013 as amended (the UK TPP Scheme);
•the Sequoia One 401(k) Plan governed by a deed dated 1 July 2018 as amended (the US 401k Scheme); and
•the QuickSuper superannuation plan operating in Australia.
6.7    Particulars disclosed: Pensions
(a)    All material documents governing each occupational Pension Scheme other than a master trust authorised under the Pensions Schemes Act 2017 (including complete copies of the rules currently governing each such Pension Scheme, and the terms of each such Pension Scheme) and in relation to each Pension Scheme the particulars of the benefits provided by and any enhancement of benefit or special benefit for or in respect of any current or former employee, director or other officer of any Group Company) are contained in the Data Room at folder 3.
(b)    All information Disclosed in the Data Room at folder 3 (or otherwise made available to the Purchaser or its professional advisers) in connection with each Pension Scheme is complete and accurate in all material respects and not misleading.
(c)    Except pursuant to the Pension Schemes no Group Company has paid, provided or contributed towards, and no Group Company is under any legally enforceable obligation or commitment to pay, provide or contribute towards, any Benefit or scheme providing a Benefit for or in respect of any present or past employee (or any spouse, child or dependant of any present or past employee) of any Group Company or any other company or of any predecessor in business of any Group Company or any other company or any other costs or expenses in respect of the provision of any Benefits.
(d)    Apart from any earnings-related death-in-service benefits identified in the relevant Pension Scheme’s documents, each Pension Scheme provides only money purchase benefits for the beneficiaries of that Pension Scheme and neither any Group Company nor any Seller nor the trustees or managers/administrators of that Scheme has given any promise or assurance (oral or written) to any beneficiary that his benefits under that Pension Scheme will be calculated wholly or partly by reference to any person's remuneration or equate (approximately or exactly) to any particular amount.
(e)    No Group Company is or has ever been an employer in relation to any occupational pension scheme to which sections 38 to 56 of the Pensions Act 2004 applies or is or has ever been an associate of or connected with (within the meaning of sections 38 and 51 of the Pensions Act 2004) any such person.
(f)    No employee or former employee has been employed by a Group Company as a result of a transfer under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, where that person was, prior to the transfer, a member of an occupational pension scheme that provided any benefits other than on old age, invalidity or death.
(g)    Completion of the transactions contemplated by this agreement will not cause an increase in the amount of any Benefit to or in respect of any current or former employee, director or other officer of any Group Company or accelerate the vesting, timing, funding or payment of any such Benefit.
6.8    Contribution and insurance: Pensions
(a)    All due contributions and expenses in respect of each Pension Scheme in relation to Employees of any Group Company have been paid to that Pension Scheme (in the case of contributions) or to the person to whom they are due (in the case of expenses) on the due dates as required by the relevant Pension Scheme, any applicable contract, legislation and any applicable code of practice issued by the pensions regulator or supervisory authorities in that jurisdiction.

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(b)    In relation to each Pension Scheme, each contract of insurance and each contract with a service provider entered into by the trustees (or managers/administrators) of that Pension Scheme, any Seller or any Group Company has been complied with by all parties in all material respects, and each such contract of insurance is enforceable and there is no ground on which the relevant insurer might avoid liability under it. All premiums and other amounts payable under all such contracts have been paid.
6.9    Disputes: Pensions
(a)    No claim in relation to any Pension Scheme (other than routine claims for benefits) has been made or threatened against any Group Company, or the trustee or managers/ administrators of any Pension Scheme in relation to employees or former employees of the Group, or any person whom any Group Company is or may be liable to compensate or indemnify (including any complaint under any Pension Scheme's internal dispute resolution procedure).
(b)    No notice, direction, enquiry or investigation affecting any Group Company or any Pension Scheme has been issued, made or threatened by the relevant taxation, social security and supervisory authorities in the relevant country or state in respect of any act, event, omission or other matter arising out of or in connection with or otherwise affecting any Pension Scheme and there are no circumstances which may give rise to any such notice, direction, enquiry or investigation.
(c)    No Group Company has given any indemnity to any person in connection with any Pension Scheme or any other occupational pension scheme except as set out in the relevant scheme documents.
6.10    Compliance: Pensions
Each Pension Scheme has at all times been operated in accordance with, and the trustees or managers/administrators of each Pension Scheme and all of the Group Companies participating in each Pension Scheme have observed and performed all their obligations under, the relevant Pension Scheme’s documentation and rules, all relevant codes of practice, the requirements of the relevant taxation, social security and supervisory authorities in the relevant country or state and applicable laws. None of the trustees or managers/administrators of any Pension Scheme have been suspended or prohibited from acting as a trustee or manager/administrator under any applicable contract, legislation or code of practice issued by the pensions regulator in the jurisdiction.
6.11    Interpretation: Incentives
(a)    In paragraphs 6.11 to 6.14 of this schedule:
Employee has the same meaning as in section 230 of the Employment Rights Act 1996 but includes any director and any other officer of any Group Company whether or not he has entered into or works or worked under a contract of employment;
Share Plan means an incentive plan involving securities or which are securities-based in which any Employees of any Group Company can participate, including share option plans, long term incentive plans, restricted share plans, deferred bonus plans, joint share ownership plans and phantom plans, and ad hoc securities based arrangements.
6.12    Particulars disclosed: Incentives
Full and accurate particulars of or, in the case of a document, a copy of the following are Disclosed in the Data Room at folders 7, 7.3 and 7.8:
(a)    the rules of the Share Plan and any other agreements setting out the terms of share awards;
(b)    all awards made to Employees of a Group Company under any Share Plan including:

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(i)    the Share Plan under which the award was made;
(ii)    confirmation of the company whose shares are subject to the award;
(iii)    the date of grant;
(iv)    the number of shares subject to the award; and
(v)    any exercise price payable by the Employee concerned (or confirmation that there is none);
(c)    any Class 1 National Insurance elections and elections made in relation to restricted securities under Chapter 2 of Part 7 of the ITEPA 2003;
(d)    any agreements to recharge the costs of securities awards or options to a Group Company; and
(e)    all material documentation relating to any employee benefit trusts operated in conjunction with any Share Plan, including funding arrangements and numbers of shares held in any trust.
6.13    Operation of incentive arrangements
Each Share Plan has at all times been operated by the relevant Group Company in accordance with its terms, and there is no ground on which the tax-advantaged status of any HMRC tax-advantaged Share Plan may be withdrawn or cease to apply.
6.14    Disputes: Incentives
(a)    No claim in relation to any of the Share Plans has been made or threatened against any Group Company or against any person whom any Group Company is or may be liable to compensate or indemnify.
(b)    No Group Company has given any written indemnity to any person in connection with any of the Share Plans.
6.15    US Benefit Plans
(a)    US Employee Plans means
(i)    all “employee benefit plans” within the meaning of Section 3(3) of ERISA;
(ii)    each loan to a US Employee;
(iii)    all pension, retirement, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependent care, life insurance or accident insurance plans, programs or arrangements;
(iv)    all bonus, profit sharing, savings, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements;
(v)    all other fringe or employee benefit plans, programs or arrangements; and
(vi)    all employment, individual consulting, retention, change of control or executive compensation or severance agreements, in each case, written or otherwise, formal or informal, as to which any unsatisfied obligations of a Group Company remains for the benefit of, or relating to, any present or former US Employee.
(b)    Accurate particulars or, in the case of a document, a copy of all material US Employee Plans are Disclosed in the Data Room at folder 3.

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(c)    No Group Company sponsors or maintains any self-funded US Employee Plans, including any plan to which a stop-loss policy applies.
(d)    Any US Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the United States Internal Revenue Service a favourable determination letter as to its qualified status under the Code, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any US Employee Plan subject to Section 401(a) of the Code.
(e)    Each trust established in connection with any US Employee Plan that is intended to be exempt from United States federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.
(f)    None of the US Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under COBRA, or similar state law and the Group Companies have complied in all material respects with the requirements of COBRA.
(g)    There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any US Employee Plan.
(h)    Each US Employee Plan has, in all material respects, been maintained and administered in accordance with its terms and in compliance with the requirements prescribed by all applicable statutes, rules and regulations (including ERISA and the Code).
(i)    All contributions required to be made by any Group Company to any US Employee Plan have been made on or before their due dates or properly accrued.
(j)    No US Employee Plan is subject to, and no Group Company has incurred or reasonably expects to incur any liability under, Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
(k)    With respect to each US Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each Group Company (i) has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and (ii) have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such US Employee Plan.
(l)    No suit, administrative proceeding, action, litigation or claim has been brought, or is threatened in writing, against or with respect to any such US Employee Plan, including any audit or inquiry by the IRS or the United States Department of Labor.
(m)    With respect to each US Employee Plan, during the two years ending on the date of this agreement:
(i)    no material breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such US Employee Plan have occurred;
(ii)    no lien has been imposed under the Code, ERISA or any other applicable law; and
(iii)    no Group Company has made any filing in respect of such US Employee Plan under the United States Employee Plans Compliance Resolution System, the United States Department of Labor Delinquent Filer Program or any other voluntary correction program.
(n)    No US Employee Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization.

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(o)    No Group Company is a party to, or has made any contribution to or otherwise incurred any obligation under, or has any liability (actual or contingent) with respect to, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
(p)    No amount paid or payable by any Group Company in connection with the sale and purchase of the Shares, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code or will not be deductible by the payor thereof by reason of Section 280G of the Code. No Group Company has an obligation to gross up any excise taxes under Section 280G or Section 4999 of the Code.
(q)    Each “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which any Group Company is a party complies in all material respects with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements in all material respects. No Group Company is obligated to gross up any taxes under Section 409A of the Code. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code.

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Schedule 8
WARRANTY CLAIMS
1.    EXCLUSIONS
1.1    No Seller shall be liable in respect of a Warranty Claim (other than a Fundamental Warranty Claim) to the extent that the matter or circumstance giving rise to that claim:
(a)    was taken into account in the Accounts by way of allowance, provision or reserve, a note constituting fair disclosure of that matter or circumstance, or a statement in any report forming part of the Accounts constituting fair disclosure of that matter or circumstance;
(b)    is, or arises directly or indirectly from any fact, matter or circumstance Disclosed in the Disclosure Letter, in the Supplemental Disclosure Letter, or in the Data Room; or
(c)    is specifically taken into account in the Completion Statement or otherwise specifically taken into account in calculating the Aggregate Consideration.
1.2    No Seller shall be liable in respect of a Warranty Claim (other than a Fundamental Warranty Claim) to the extent that the relevant claim would not have arisen but for:
(a)    the passing or coming into force of, or any change in, legislation rule or regulation, or any change in the interpretation of the law, or the withdrawal of any extra-statutory concession or ruling or practice of any Government Agency announced or made after the date of this agreement (whether or not the change or withdrawal purports to be effective retrospectively in whole or in part); or
(b)    a change after Completion in the accounting policies or practices adopted by any Group Company; or
(c)    any act or omission of a Group Company or a Seller (or their respective employees, agents or officers) on or before Completion carried out at the written request of, or with the written consent of, the Purchaser, or any act or omission of the Purchaser or the Company after Completion.
1.3    The Sellers shall have no liability in respect of a Warranty Claim to the extent that the Purchaser has recovered any amount under any other Warranty, or otherwise under or in connection with this agreement or any other Transaction Document in respect of, the same loss.
2.    AGGREGATE LIMIT
2.1    The maximum aggregate liability of each Seller in respect of any and all Fundamental Warranty Claims shall not exceed the aggregate amount of Aggregate Consideration received by such Seller under this agreement (excluding any Deferred Consideration except to the extent actually received by the relevant Seller). For the avoidance of doubt, any deemed reduction in the Aggregate Consideration pursuant to paragraph 5 of this schedule shall not be taken into account in determining the maximum aggregate liability of the Sellers under this subparagraph.
2.2        The maximum aggregate liability of the Sellers determined under subparagraph 2.1:
(a)    shall, subject to paragraph 2.3, be increased by the amount of any interest payable by any Seller in respect of any payment not made when due under this agreement; and
(b)    shall be reinstated to the extent of any amount received by any Seller under paragraph 9 of this agreement.

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2.3    The maximum aggregate liability of each Seller in respect of any and all Warranty Claims (other than a Fundamental Warranty Claim) and any and all Tax Covenant Claims (including interest, legal or professional fees and disbursements, and other costs and expenses) shall not exceed $1.00.
3.    TIME LIMITS
The liability of the Sellers in respect of the Warranties and the Tax Covenant shall terminate:
(a)    on the seventh anniversary of Completion in respect of Tax Warranty Claims and Tax Covenant Claims;
(b)    on the third anniversary of Completion in respect of all Fundamental Warranty Claims; and
(c)    on the second anniversary of Completion in respect of any other Warranty Claim, except in respect of any Warranty Claim of which notice has been given to the relevant Sellers pursuant to Clause 11.10 before the relevant date specified above. The liability of the Sellers in respect of any Warranty Claim shall in any event terminate (and no new Warranty Claim may be made in respect of the same fact, matter or circumstance) if proceedings in respect of it have not been commenced by being both properly issued and validly served within 6 months after the giving of notice of that Warranty Claim pursuant to Clause 11.10.
4.    WAIVER OF RIGHTS
4.1    In the absence of fraud, fraudulent misrepresentation, dishonesty or wilful concealment on the part of that person, each Seller agrees with the Purchaser (for the benefit of the Purchaser, each Group Company and each officer and employee of a Group Company):
(a)    that the giving by any Group Company and/or any of their respective officers or employees to the Sellers (or any of them) of any information or opinion in connection with the Warranties or the Disclosure Letter or otherwise in relation to the business or affairs of any Group Company or in connection with the negotiation and preparation of the Transaction Documents shall not be deemed to be a representation, warranty or guarantee to the Sellers or any of them as to the accuracy of such information or opinion;
(b)    that he, she or it hereby irrevocably releases, waives, forfeits or extinguishes any right or claim which he may have against any Group Company and/or any of their respective officers or employees for any error, omission or misrepresentation in any such information or opinion.
(b)    The provisions of this paragraph 4 may with the prior written consent of the Purchaser be enforced by any Group Company or any Employee of the Purchaser or a Group Company against the Sellers under the Contracts (Rights of Third Parties) Act 1999 but may be varied, waived or terminated by agreement between the Seller Representatives and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this subparagraph) without the consent of any Group Company, or any such employee.
4.2    If the Purchaser makes a Warranty Claim, each Seller agrees with the Purchaser and each of the Purchaser's Advisers, in the absence of fraud, fraudulent misrepresentation, dishonesty or wilful concealment on the part of the relevant Purchaser’s Adviser, to waive any rights or claims which they or it may have to recover a contribution from, or otherwise against, the Purchaser's Advisers in respect of such claim. This subparagraph may be enforced by each of the Purchaser's Advisers against the Sellers under the Contracts (Rights of Third Parties) Act 1999.

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5.    REDUCTION IN CONSIDERATION
Any payment made by the Sellers under this agreement shall, to the maximum extent possible, be deemed to be a reduction in the Aggregate Consideration.
6.    W&I INSURANCE
6.1    Notwithstanding any other provision of this agreement (other than sub-paragraphs 2.1 and 2.2 of this schedule), any other Transaction Document or any other matter or thing but subject to Clause 11.13:
(a)    the Purchaser agrees that it will not be entitled to make, will not make, and irrevocably waives any right it may have to make any Warranty Claim or Tax Covenant Claim against the Sellers or any of them except to the extent of $1.00 in aggregate and then only if and to the extent required to permit or facilitate a claim by the Purchaser under the W&I Insurance Policy against the W&I Insurer, but only on the basis that the Sellers will have no liability whatsoever for any such claim;
(b)    the Purchaser's sole recourse in respect of all and any Warranty Claims (other than a Fundamental Warranty Claim) and any and all Tax Covenant Claims shall, except to the extent of $1.00 in aggregate and subject to the preceding paragraph, be under the W&I Insurance Policy; and
(c)    any inability of the Purchaser to pursue or obtain any remedy in respect of any Warranty Claim (other than a Fundamental Warranty Claim) or Tax Covenant Claim under the W&I Insurance Policy, whether due to policy terms, exceptions or exclusions, validity (including if the W&I Insurance Policy is invalid due to the insolvency, breach or default of any person), creditworthiness or for any other reason, shall not affect or in any way increase the liability of the Sellers under this agreement and the Sellers shall bear no responsibility for such exceptions or exclusions under any and all circumstances.
6.2        The Purchaser agrees that it will comply with all terms of the W&I Insurance Policy.
6.3        The Purchaser acknowledges that:
(a)    the liability of the underwriters under the W&I Insurance Policy shall be subject to the limitations and exclusions expressly set out therein and the Sellers shall bear no responsibility for such limitations and exclusions under any and all circumstances; and
(b)    the Sellers have entered into this agreement in reliance of the fact that the Purchaser will obtain the W&I Insurance Policy.
6.4    If there is any conflict or other inconsistency between this paragraph 6 and any other provision of this agreement or any other Transaction Document (other than sub-paragraphs 2.1 and 2.2), this paragraph 6 shall prevail.
7.    CONDUCT OF THIRD PARTY CLAIMS
7.1    If a Warranty Claim or Tax Covenant Claim arises as a result of, or in connection with, a liability or alleged liability of a Company to a third party (a Third Party Claim), then until such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of:
(a)    each Senior Manager shall make available to the Purchaser and the relevant Group Company all such information as the Purchaser may reasonably request for assessing, contesting, disputing, defending, compromising or appealing the Third Party Claim, shall give the Purchaser and the relevant Group

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Company reasonable access to its books and records for such purpose during normal business hours on any Business Day and on reasonable notice to such Senior Manager and shall:
(i)    co-operate in the preparation, review and signing of any witness statements and exhibits thereto which the Purchaser may reasonably request; and
(ii)    if the Purchaser so reasonably requests, attend (at the cost and expense of the Purchaser) any relevant proceedings as a witness to give evidence and prepare appropriately for such attendance; and
(b)    the Purchaser shall, and shall procure that the relevant Company shall, provide the Senior Managers and Seller Representatives with reasonable information as to the progress of the Third Party Claim on request.
7.2    Nothing in this paragraph 7 shall require the provision by any person of any information to the extent such provision would contravene any applicable law or regulation or would breach any obligation of confidentiality owed to any third party or such information is commercially sensitive or legally privileged.
7.3    The covenants in this paragraph 7 may with the prior written consent of the Purchaser be enforced by any Company against the Senior Managers under the Contracts (Rights of Third Parties) Act 1999. The provisions of this paragraph 7 may be varied or terminated by agreement between the Senior Managers and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this paragraph 7) without the consent of any Company.
7.4    The provisions of this paragraph 7 shall be subject to any rights of the W&I Insurer under the W&I Insurance Policy in relation to the conduct of the relevant Third Party Claim such rights shall not modify or affect the obligations of any Senior Manager under this paragraph 7.
8.    MITIGATION
Nothing in this agreement shall be deemed to relieve the Purchaser from any common law duty to take reasonable steps to mitigate any loss or damage suffered or incurred by it as a result of any of the Warranties being untrue or inaccurate.
9.    RECOVERY FROM THIRD PARTIES
If:
(a)    any Seller makes a payment in respect of a Fundamental Warranty Claim (the amount of such payment, to the extent it does not comprise interest on a late payment, being the Damages Payment);
(b)    any Group Company or the Purchaser receives any sum, other than from such Seller, which would not have been received but for the matter or circumstance giving rise to the relevant Fundamental Warranty Claim (the Third Party Sum);
(c)    the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and
(d)    the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser or the Group Company concerned (as the case may be) in full for the matter or circumstance which gave rise to the relevant Fundamental Warranty Claim (such excess being the Excess Recovery),

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the Purchaser shall, promptly following receipt of the Third Party Sum by it or the Group Company concerned, repay to that Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all costs incurred by the Purchaser or any Group Company in recovering the Third Party Sum and any and all Taxation payable (or that would have been payable but for the use of a Purchaser’s Relief (as defined in Schedule 6 (Tax Covenant)) by the Purchaser or any Group Company on its receipt.

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Schedule 9
PRE-COMPLETION
1.    ACCESS
Until Completion the Senior Managers shall use reasonable endeavours to:
(a)    upon reasonable advance written request, procure that the Purchaser, its agents and representatives are given reasonable access to the Group’s head office and to the material books and records of the Group Companies during normal business hours, on any business day and on reasonable notice to the Sellers Representative;
(b)    provide such information regarding the business and/or affairs of the Group Companies as the Purchaser may reasonably require; and
(c)    not, and shall procure that no Group Company shall, enter into, continue or solicit discussions or negotiations with, or provide any information to or otherwise assist, any third party who may be interested in acquiring the Securities (or any of them) or the whole or any material part of the undertaking, business or assets of any Group Company (including any shares in the capital of any Subsidiary).
2.    CONDUCT OF BUSINESS
Until Completion the Senior Managers shall exercise their powers as shareholders and, as relevant, officers of the Company so as to procure that, except with the written consent of the Purchaser (such consent not to be unreasonably withheld, unreasonably conditioned or unreasonably delayed and to be deemed given if the Purchaser does not object in writing to a written request for consent within five (5) Business Days of receipt thereof) or as permitted by paragraph 3 of this schedule, the business of the Group Companies is carried on in the ordinary course and that no Group Company shall:
(a)    incur any item of capital expenditure exceeding £100,000; or
(b)    sell, transfer or dispose of, or grant any option to acquire, any material part of its business, undertaking or assets whether by a single transaction or series of transactions, related or not, involving consideration, expenditure or liabilities in excess of £100,000;
(c)    create any Encumbrance in respect of any part of its assets except in the ordinary course of trading; or
(d)    make any amendment to its articles of association or equivalent constitutional documents;
(e)    make any material change in the nature or organisation of its business, or discontinue or cease to operate all or a material part of its business;
(f)    enter into any contract or commitment otherwise than on arm’s length terms;
(g)    enter into any contract or commitment with any Seller (or any person connected with any of the Sellers);
(h)    settle any litigation or arbitration proceeding, other than debt collection in the ordinary course of business;
(i)    borrow any money (except borrowings from its bankers not exceeding £100,000); or

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(j)    grant any lease or third party right in respect of any of the Properties or transfer or otherwise dispose of any of the Properties; or
(k)    make or prepay any loan (other than season ticket / travel loans consistent with past practice) and loans between Group Companies; or
(l)    enter into any leasing, hire purchase or similar agreement or arrangement amounts exceeding £100,000 individually (other than entry into a lease of the new office premises at [***] on terms that do not differ in any material respect from those Disclosed); or
(m)    knowingly fail to observe and perform any term or condition of, or waive any right under, any contract or arrangement which would, in each case, have a material adverse effect on the Group taken as a whole;
(n)    knowingly contravene any statute, law, order or regulation applicable to it; or
(o)    terminate, revoke, suspend, or modify any licence or consent held by it; or
(p)    grant any power of attorney; or
(q)    declare, make or pay any dividend or other distribution; or
(r)    grant any Options or other rights to subscribe for Securities to any employee of a Group Company or enter into any agreement or arrangement to grant such Options, other than (in each case) any Options Disclosed in the Data Room at folder 7.1.2.4;
(s)    give any guarantee or indemnity in respect of the obligations of a person other than a Group Company; or
(t)    make any material change in the terms and conditions of employment of, any of its directors, or of any of its employees or consultants generally other than in the ordinary course of business and consistent with past practice; or
(u)    employ any person or terminate (except for good cause) the employment of any person, in each case that has a basic annual salary of at least £120,000; or
(v)    enter into or offer to enter into or amend, terminate or waive the terms and conditions of, or any right under, any employment or consulting arrangement (including but not limited to promotions, pay increases, emoluments, benefits or pensions arrangements) of any employee of a Group Company (other than: (i) as a result of a termination for cause or otherwise as a result of a breach by such employee; or (ii) [***] up to an aggregate amount of [***] which [***] and which have been Disclosed)); or
(w)    introduce or award any incentive, bonus, pension, gratuity or similar scheme for the benefit of any employee(s) or consultant(s) of a Group Company;
(x)    make, or announce to any person any proposal to make, any material change or material addition to any Benefit (as defined in paragraph 6.6(a) of Schedule 7) of or in respect of any of its directors, employees, former directors or former employees (or any dependant of any such person) or to any Pension Scheme (as defined in that paragraph) other than any change required by law or proposed change of which full and accurate particulars are set out in the Disclosure Letter; or
(y)    grant or create, or announce to any person any proposal to grant or create, any material additional Benefit (as so defined) or knowingly take any action or allow any action to be taken in relation to a Pension Scheme (as so defined) other than in the ordinary course of administering such Pension

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Scheme, or knowingly omit to take any action necessary or prudent for the ordinary proper operation of a Pension Scheme; or
(z) permit any of its insurances to lapse or knowingly do anything which would make any policy of insurance void or voidable; or
(aa) create, issue, purchase or redeem any class of share or loan capital; or
(bb) pass any resolution of its shareholders or any class of shareholders, whether in general meeting or otherwise; or
(cc) form any subsidiary or acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture; or
(dd) issue any warning or restrictions notice under Schedule 1B (enforcement of disclosure requirements) of the Companies Act 2006 in respect of any shares or voting rights, or any right to appoint or remove any member of the board of directors; or
(ee)     agree, conditionally or otherwise, to do any of the foregoing;
(ff)    change its accounting policies, principles or practices unless required by applicable law or the accounting framework applicable to the relevant Group Company; or
(gg) knowingly carry out any business or affairs or acquire any assets or take any action in any jurisdiction that results in completion of this agreement, the Transaction Documents or the transactions envisaged therein requiring any Government Agency consent, approval or clearance that would not have been required but for the carrying out of such business or affairs, such acquisition or such action; or
(hh) knowingly change its residence for Taxation purposes to a jurisdiction other than its jurisdiction of incorporation or start to trade through a permanent establishment or other taxable presence in any jurisdiction other than its jurisdiction of incorporation; or
(ii)    make, alter or revoke any material claim or material election for any Taxation purpose except if and to the extent that the making, alteration or revocation of such claim or election has been reflected in the Accounts or, in the case of the making of any claim or election, the making of that claim or election is in the ordinary course and consistent with past practice; or
(jj)    take any voluntary action or voluntary omission which results in a Group Company becoming a member of or ceasing to belong to, or any change in the terms on which a Group Company belongs to, a consolidation, group, unity, loss-sharing arrangement or similar arrangement for any Taxation purpose.
Any request for the Purchaser’s consent pursuant to this paragraph 1 shall be sent to Ritesh Ramchandani by email at [***] (with a copy, receipt of which shall not constitute a request for consent, to William.Samengo-Turner@AllenOvery.com and kmyers@fenwick.com). Ritesh Ramchandani is irrevocably authorised by the Purchaser to grant such consents on behalf of the Purchaser and the Sellers are entitled to rely on such consent given by Ritesh Ramchandani without further inquiry.
3.    INSTITUTIONAL SELLERS
The Institutional Sellers undertake to the Purchaser not to grant any consent pursuant to any rights they may have with respect to the Group pursuant to the Articles, any shareholders’ agreement or otherwise in respect of any of the matters specified in paragraph 1(c) and paragraph 2 above without the prior written consent of the Purchaser unless (x) paragraph 4 below applies in respect of such matter or (y) the Purchaser’s consent is

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deemed to have been given pursuant to paragraph 2 above, or the Purchaser’s consent has been unreasonably withheld, unreasonably conditioned or unreasonably delayed. Until Completion, each Senior Manager and Institutional Seller undertakes to the Purchaser on a several basis (and not on a joint or joint and several basis) that it shall not exercise its rights as a shareholder, and that, in the case of the Seller Representative, it shall procure (so far as it is able) that no director shall exercise its rights as a director of the Company, to procure that a Group Company takes any of the actions or steps referred to in paragraph 1(c) and paragraph 2 above without the prior written consent of the Purchaser unless (x) paragraph 4 below applies in respect of such matter or (y) the Purchaser’s consent is deemed to have been given pursuant to paragraph 2 above, or the Purchaser’s consent has been unreasonably withheld, unreasonably conditioned or unreasonably delayed.
4.    PERMITTED ACTIONS
Notwithstanding anything to the contrary in this agreement, no Senior Manager or Group Company or any of their respective officers or employees shall: (i) be prevented from undertaking or agreeing to effect; (ii) be required to obtain the prior consent of the Purchaser in relation to; or (iii) incur any liability as a result of undertaking or agreeing to effect, any of the following on or prior to Completion:
(a)    any action (or omission to act) which is required by or to comply with law, court order, regulation or published (or otherwise publicly announced) advice, directions or rules from any Government Agency which is applicable to that Senior Manager or to any Group Company;
(b)    the implementation of any transaction or the taking of any action permitted or provided for by any Transaction Document;
(c)    the completion or performance of any obligations required, or the taking of any action permitted or provided for, pursuant to any contract or arrangement entered into by any Group Company prior to the date of this agreement and which is Disclosed;
(d)    the grant of options or awards in respect of Shares to persons who are offered employment by the Group before Completion;
(e)    any matter, action or step undertaken by any Group Company in good faith in an emergency or disaster situation (including any unforeseen epidemic or pandemic, or the material escalation or worsening of the COVID 19 pandemic or the imposition of renewed or additional restrictions by Governmental Agencies in response thereto) with the intention of minimising any adverse effect of such situation in relation to that Group Company.

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Schedule 10
OPTIONS
1.    Parties Agreement.
The Parties agree that the following provisions will apply in respect of the Options outstanding immediately before Completion under the Company Option Plans and the Promised Options, and will co-operate (including exercising all rights a Party may have as a holder of Securities or a director or officer of a Group Company) with a view to ensuring that these provisions are put into effect.
2.    Company’s obligations.
No later than ten Business Days after the date of this agreement, the Sellers shall procure that the Company writes to each Optionholder in the Company Option Plans in terms reasonably satisfactory to the Purchaser setting out the impact of the acquisition of the Shares in the Company by the Purchaser and describing the treatment applicable to their respective Options as set out in this Schedule 10 and setting out any action required by each Optionholder with respect to their Options. The Company will make the amendments to the Company Option Plans necessary or desirable in order to put the provisions in this Schedule 10 into effect and to ensure that as at Completion, no person will hold any option or other right to subscribe for Securities under the Company Option Plans or otherwise.
3.    Treatment of specific Options
3.1    Vested Options
Options which are outstanding immediately before Completion under the EMI Plan and the CSOP may be exercised to the extent that they are vested. They will be exercised immediately before and conditional on Completion using a cashless exercise facility made available to the Optionholders by the Company. The Optionholders will, as part of the exercise process, agree to sell the Shares received on exercise of their Options to the Purchaser free of all Encumbrances subject to and on the terms of this agreement, and will give authority to the Directors of the Company by way of a power of attorney to enter into this agreement on their behalf and take any action necessary or desirable to complete the sale of their Shares. The Initial Consideration payable by the Purchaser on the purchase of such Shares will be paid to the Company on the Optionholder’s behalf. The Company will ensure that: (i) the applicable exercise price; and (ii) any appropriate deductions of or on account of any tax and social security obligations (including, where legally permissible, in respect of employer’s National Insurance contributions) arising on exercise of any Options in relation to which the requirements of Schedule 5 or Schedule 4 (respectively) to ITEPA 2003 are not met, will be made. Vested Options will lapse on Completion to the extent not exercised before Completion. The Parties agree that, with the exception of the Non-Qualifying CSOP Options and those Options granted under the EMI Plan which are designated as having been granted under the “Non-EMI Depop ESOP” in the Option Holder Ledger Report dated 22 May and Disclosed in the Data Room at folder 7.1.2.5, all the Options meet the requirements of either Schedule 5 or Schedule 4 to ITEPA 2003, and, accordingly, no deductions of or on account of any tax and social security obligations will be made.
3.2    Unvested Options that were granted before 30 June 2021
Save as set out in paragraph 3.3 and subject to paragraph 3.4 of this Schedule 10, this paragraph 3.2 applies to:
(i)    each Option outstanding immediately before Completion, which is held by a Continuing Employee, to the extent that it has not vested at Completion; and
(ii)    each Option which has been promised to an Employee or prospective employee who has commenced employment before 30 June 2021 (an “Employee Promised Option”).

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Each Option described in (i) will lapse at Completion.
As soon as reasonably practicable after Completion, the Purchaser’s Parent will grant awards of Etsy RSUs to each such Continuing Employee and in respect of each Employee Promised Option, with an economic value equal to the economic value of the unvested part of the Option that it replaces, based on the Per Share Initial Consideration and the volume-weighted average price of common stock of the Purchaser’s Parent over the ten trading days ending two trading days before Completion. Each such Etsy RSU will be granted under the Etsy, Inc. 2015 Equity Incentive Plan but with the same vesting schedule, and on the basis that it will have vested to the same extent, as the Option that it replaces as at Completion. Each Option held by an employee who is not a Continuing Employee or who was granted Options on or after 30 June 2021 will lapse for no consideration at Completion to the extent that it has not vested.
3.3    Options granted in January 2019, May 2019, February 2020 or April 2020 to persons resident for tax purposes in the U.S.
Options granted in January 2019, May 2019, February 2020 or April 2020 to persons resident for tax purposes in the U.S. will be cancelled in full on Completion (whether vested or unvested) for a payment made by the Purchaser equal to the amount of the Per Share Initial Consideration less the exercise price of the relevant Option multiplied by the number of Shares subject to the Option. The Company will ensure that appropriate deductions of or on account of any tax and social security obligations arising on exercise of the Options will be made. Each such Option held by an employee who is not a Continuing Employee will lapse for no consideration at Completion to the extent that it has not vested.
3.4    Options promised to Employees or prospective employees who have not commenced employment before 30 June 2021
Each Option which has been promised to an Employee or prospective Employee who has not commenced employment before 30 June 2021 will be satisfied by the grant by the Purchaser’s Parent of Etsy RSUs. Each grant of Etsy RSUs will have an economic value equal to the economic value of the Shares that would have been subject to the Promised Option, based on the Per Share Initial Consideration and the volume-weighted average price of common stock of the Purchaser during the ten trading days ending two trading days before Completion. Each Etsy RSU will be granted under the Etsy, Inc. 2015 Equity Incentive Plan but with the same vesting schedule as the Promised Option that it replaces.

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Schedule 11
COMPLETION

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Part 1
SELLERS' OBLIGATIONS
At Completion, the Sellers shall procure:
(a)    the delivery to the Purchaser of:
(i)    duly executed transfers in favour of the Purchaser or its nominee(s) of their respective Shares;
(ii)    the original share certificate(s) representing their Shares (or an express indemnity in a form satisfactory to the Purchaser, and not a replacement certificate, in the case of any found to be missing);
(iii)    a duly executed deed of termination in respect of the Depop Shareholders’ Agreement;
(iv)    a Completion Power of Attorney, duly executed for or on behalf of each Seller;
(v)    a counterpart to the Key Employee Transfer Letters duly executed by the Key Employees;
(vi)    the resignations of all the directors (except those who are Senior Managers) and the secretary of each Group Company, in each case acknowledging that he or she has not claim against the relevant Group Companies, whether for loss of office or otherwise;
(vii)    a copy of the resolutions of the board of directors of each Institutional Seller authorising the execution of this agreement, and each of the other Transaction Documents to which it is or will be a party;
(viii)    the Supplemental Disclosure Letter, if required, duly executed by the Senior Managers;
(ix)    the Management Accounts, duly executed by the Company;
(x)    copies of the minutes of the meetings referred to in paragraph (b) below;
(b)    that a board meeting of each Group Company is held, or written resolutions of the directors are duly passed, at or pursuant to which it is resolved that:
(i)    all Preferred Shares and B Shares are converted and redesignated as Ordinary Shares, in accordance with the Articles, conditional only on Completion occurring;
(ii)    amending the rules of the Company Option Plans, as necessary to allow for a cashless exercise of options and, in respect of the EMI Plan, to provide that the exercise period under that plan shall end prior to Completion such that no options shall remain outstanding after Completion;
(iii)    such persons as the Purchaser nominates (and who are eligible and have consented to be appointed) are appointed as additional directors of that Group Company; and
(iv)    in respect of the Company, the transfers referred to in paragraph (a) above (subject only to their being duly stamped) are approved for registration.

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Part 2
PURCHASER'S OBLIGATIONS
Subject to the Sellers having done or procured to be done those things set out in Part 1 of this schedule, at Completion the Purchaser shall:
(a)    make a payment to the bank account of each Institutional Seller (the details of which, including account bank, account number, sort code, SWIFT, IBAN and payment reference will be notified by each Institutional Seller to the Purchaser at least 5 Business Days prior to Completion) of an amount equal to the Initial Cash Consideration apportioned to each Institutional Seller as set out in the Final Consideration Calculation Spreadsheet (after any set-off pursuant to Clause 9.7);
(b)    make a payment to the bank account of the paying agent appointed in respect of all of the Sellers excluding the Institutional Sellers ((the details of which, including account bank, account number, sort code, SWIFT, IBAN and payment reference will be notified by the Seller Representatives to the Purchaser at least five Business Days prior to Completion) of an amount equal to the Initial Cash Consideration apportioned to such Sellers as set out in the Final Consideration Calculation Spreadsheet (after any set-off pursuant to Clause 9.7), it being agreed and understood that the Purchaser shall not be concerned, and shall have no liability in respect of the allocation of the Initial Cash Consideration among the Sellers;
(c)    deliver to the Sellers a copy of the resolutions of the board of directors (or a duly constituted committee of the board) of the Purchaser authorising the execution of this agreement, and each of the other Transaction Documents to which it is or is to be a party; and
(d)    deliver to the Sellers a counterpart to the Key Employee Transfer Letters duly executed by the Purchaser.

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Part 3
COMPLETION STATEMENT
1.PREPARATION OF DRAFT COMPLETION STATEMENT
To enable the Actual Net Debt and the Actual Working Capital to be ascertained, as soon as reasonably practicable and by no later than 45 Business Days following Completion, and subject to the Purchaser complying with paragraph 4 of this Part 1, the Senior Managers shall prepare and, following approval of the same in writing by the Seller Representatives, the delivery to the Purchaser of a draft completion statement setting out the Net Debt and Working Capital of the Group Companies, and the calculation thereof, as at 11.59pm on the HSR Satisfaction Date (respectively the draft Completion Statement and the Effective Time). The draft Completion Statement shall be prepared substantially in the form set out in tabs ‘Detailed B-Sheet’ and ‘Group NWC’ of the Pro Forma Consideration Calculation Spreadsheet and shall be prepared in accordance with the following:
(a)    the specific accounting policies, principles, practices, rules, categorisations, procedures, estimation techniques, methods and bases set out in Part 2 of this schedule;
(b)    to the extent not covered by sub-paragraph 1(a) above, the same accounting policies, principles, practices, rules, categorisations, procedures, estimation techniques, methods and bases that were actually used by the Group Companies in the preparation of the Accounts as at the Accounts Date (including in relation to the exercise of accounting discretion, estimation methodology and judgement); and
(c)    to the extent not covered by sub-paragraph 1(a) or sub-paragraph 1(b) above, GAAP in force at the Accounts Date.
For the avoidance of doubt, the accounting policies etc. set out in sub-paragraph 1(a) of this schedule shall take priority over those policies etc. described in sub-paragraph 1(b) and 1(c) of this Part 1, and the accounting policies etc. described in sub-paragraph 1(b) shall take priority over those accounting policies etc. described in sub-paragraph 1(c).
2.NOTIFICATION OF DISPUTED ITEMS
Within 30 Business Days of delivery to the Purchaser of the draft Completion Statement, the Purchaser shall give a notice to the Seller Representatives of any item or items it wishes to dispute together with the reasons for such dispute and a list of proposed adjustments. If, by the expiry of such period of 30 Business Days, no such notice has been given to the Seller Representatives, or the Purchaser has given notice to the Seller Representatives that there are no items that it wishes to dispute, the draft Completion Statement shall constitute the final Completion Statement for the purposes of this agreement. Any item not disputed in any such notice will be deemed to be agreed by the Purchaser and be final and binding on the Parties.
3.RESOLUTION OF DISPUTED ITEMS AND FINALISATION OF THE COMPLETION STATEMENT
If, in accordance with paragraph 2 of this Part 1, notice is given by the Purchaser to the Seller Representatives as to any item or items in dispute:
(a)    the Seller Representatives and the Purchaser shall, in good faith, attempt to agree in writing the item or items disputed;

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(b)    if any such item or items are not agreed in writing within 20 Business Days of the delivery to the Seller Representative of the dispute notice referred to in paragraph 2 of this Part 1, the item or items remaining in dispute shall be determined by the Independent Accountants or otherwise on such terms as may be agreed in writing between the Purchaser, the Seller Representatives and the Independent Accountant; and
(c)    the draft Completion Statement, adjusted to take account of each item in dispute (of which notice has been given in accordance with paragraph 2 of this Part 1), as agreed in writing between the Purchaser and the Seller Representatives, or as determined by the Independent Accountants (as the case may be), shall constitute the final Completion Statement for the purposes of this agreement.
4.PROVISION OF INFORMATION
The Purchaser shall, and shall procure that the Group Companies shall, provide the Senior Managers and the Seller Representatives with all access to premises, information, assistance (including assistance from employees of the Purchaser and the Group Companies) and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which they may reasonably require for the purposes of this schedule.

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Part 4
SPECIFIC POLICIES TO BE USED IN PREPARING THE COMPLETION STATEMENT

(a)    The Completion Statement shall be drawn up as at the Effective Time and by reference to the consolidated general ledgers of the Group Companies.
(b)    The Completion Statement shall be prepared on the basis that the Effective Time represents a financial period end and that customary financial year-end closing processes and adjustments in accordance with those applied by the Group in preparation of the Accounts (acknowledging that share based compensation expense is not included in the Accounts) shall be performed, which includes but is not limited to detailed analysis of prepayments and accruals and appropriate cut-off procedures. A full reconciliation shall be performed of intragroup amounts between the Group Companies and any unreconciled intragroup balances shall be written off in the receiving entity and any investment held by one entity in another Group Company shall be written off.
(c)    The Completion Statement shall be prepared on a “going concern” basis, except as expressly required elsewhere in this Part 2 of Schedule 12.
(d)    The provisions of this Schedule shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Completion Statement, and no item shall be excluded from the Completion Statement solely on the grounds of immateriality.
(e)    The Completion Statement shall not take into account information and events occurring on or after the date on which the draft Completion Statement is delivered to the Purchaser.
(f)    Save as specifically and expressly referred to in any of the policies or treatments set out in this Part 2 of Schedule 12:
(i)    the post-Completion intentions of the Purchaser in relation to the Group Companies shall not be taken into account in the Completion Statement; and
(ii)    no charge, provision, reserve, and/or write off in respect of any assets, costs, liabilities and/or charges arising solely from the change in ownership of the Group shall be reflected in the Completion Statement, other than Transaction Expenses and subject to paragraphs (k) and (n) of this Part 2 of Schedule 12.
(g)    The Completion Statement shall not take account of the funds flow or cash flows arising on or as a consequence of Completion.
(h)    The Completion Statement shall be expressed in USD. Amounts in other currencies shall be translated into USD at the closing mid-point rate on the Completion Date, as published in the London edition of the Financial Times on the day immediately following the Effective Time.
(i)    The Completion Statement, Working Capital and Net Debt shall exclude all fixed assets, whether tangible or intangible (including computer equipment, fixtures, fittings and equipment and leasehold improvements) and provide that no assets that were previously classified as fixed assets and non-current assets in the Accounts (or assets acquired after the Accounts Date of a similar nature to such assets), will be reclassified as current assets.
(j)    Actual Net Debt shall include an asset in respect of rental deposits (only in relation to Property 1, Property 2 and Property 3 (as defined in Schedule 5)).

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(k)    Actual Working Capital shall include a liability for any severance costs or other non-ordinary course payment obligations for which any Group Company is liable to any employee’s, influencers and/or freelancers of the Group Companies at the Effective Time (whether payable before or after the Effective Time).
(l)    The Completion Statement shall include full provision for all Taxation as at the Effective Time which will be calculated as if Completion were at the end of a tax reporting period, save that any liability in respect of marketplace facilitator tax shall be addressed in accordance with paragraph (m) and (t) only. A liability for corporation tax shall be included in Actual Net Debt and all other taxes shall be included in Actual Working Capital subject to paragraphs (m)and (r) of this Part 2 of Schedule 12.
(m)    Actual Net Debt shall include Taxation as follows:
(i)    including a liability for all marketplace facilitator tax that has been collected and remains payable by the Group Companies at the Effective Time in those US States in which a Group Company is registered for US sales tax as at the Effective Time and, in each case, relates to the period after the date of any such registration. For the avoidance of doubt, this does not include any amount related to the Special Adjustment Amount (paragraph (t));
(ii)    including a liability in relation to underpayment of Australian goods and service taxes as at the Effective Time including any penalties (at 25% of the liability in relation to the underpayment of Australian goods and services taxes) or interest levied by the Australian Tax Office unless paid prior to Completion;
(iii)    a liability in respect of employees’ section 409A tax arising in relation to US stock options granted to US employees, including for the avoidance of doubt any related penalties (including in respect of failing to withhold);
(iv)    a liability for employer’s national insurance contributions arising on the exercise of unapproved options where written consent has not been provided by the option holder to bear the cost of the employer’s national insurance contributions plus Apprenticeship Levy; and
(v)    including a liability in relation to income tax and national insurance contributions, and associated interest, arising as at the Effective Time in relation to off payroll workers that are deemed employees by HMRC.
(n)    Actual Net Debt shall include a liability no less than [***] in relation to dilapidations at Property 1, Property 2 and Property 3 (as defined in Schedule 5).
(o)    Actual Net Debt shall include a liability for transaction related bonuses and any other payments of a similar nature to members of the Group Companies senior management (including any employer payroll related Taxes associated therewith), to the extent payable by the Group Companies after the Effective Time.
(p)    Actual Working Capital shall include a liability for any third party advisory costs of a Group Company associated with the implementation or novation of the share-based payment scheme when the options in the Group Companies are replaced with options in the Purchaser.
(q)    Actual Net Debt shall include full provision in respect of any unpaid dividends or other distributions declared or approved prior to the Effective Time not otherwise waived by the relevant Sellers prior to the Effective Time in accordance with this agreement.
(r)    Actual Working Capital, Actual Net Debt and the Completion Statement shall exclude any amounts in relation to deferred taxation assets and deferred taxation liabilities.

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(s)    Actual Working Capital, Actual Net Debt and the Completion Statement shall exclude any asset in respect of any amount owed to the Group Company by the Seller or its affiliates or related parties, except to the extent amounts have been received in cash related to such balances prior to the Effective Time.
(t)    Actual Net Debt shall include a liability for the Specified Adjustment Amount of $15,000,000.
(u)    Actual Net Debt shall include a positive amount in respect of the amount of to be withheld by the Company in accordance with Clause 5.8(b).

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Schedule 12
INDEPENDENT ACCOUNTANTS
1.    If and whenever any item in dispute falls to be referred, in accordance with the relevant provision of this agreement, to Independent Accountants for determination, it shall be referred to such firm of chartered accountants:
(a)    as the Seller Representative and the Purchaser may agree in writing within ten Business Days after the expiry of the period allowed by the relevant provision of this agreement for the Sellers and the Purchaser to reach agreement over the relevant item in dispute; or
(b)    failing such agreement, as shall be nominated for this purpose by the President of the Institute of Chartered Accountants in England and Wales (the ICAEW) for the time being on the joint application of the Sellers and the Purchaser made by way of written notice by either the Seller Representative or the Purchaser or, where either the Seller Representative or the Purchaser refuses to make a joint application, on the application of either the Seller Representative or the Purchaser following the grant of an order by a court of competent jurisdiction for such nomination to be made by the ICAEW.
2.    The Seller Representative and the Purchaser shall co-operate in good faith to do everything necessary to procure the effective appointment of the Independent Accountants. The Seller Representative and the Purchaser shall agree terms of engagement with the Independent Accountants as soon as reasonably practicable after the Independent Accountants are nominated and shall not withhold or delay their consent to such terms if they are reasonable and consistent with the provisions of this agreement. The Seller Representative and the Purchaser shall counter-sign the terms of appointment as soon as they are agreed.
3.    The Independent Accountants shall act on the following basis:
(a)    the Independent Accountants shall act as experts and not as arbitrators;
(b)    the item or items in dispute pursuant to paragraph 2 of Part 1 of Schedule 12 and, if applicable, any other item or items in the draft Completion Statement which the Purchaser in its sole discretion reasonably considers to be impacted by the notification of disputed items, shall be notified to the Independent Accountants in writing by the Seller Representative and/or the Purchaser within 10 Business Days of the Independent Accountants' appointment;
(c)    their terms of reference shall be as set out in this schedule, and the Independent Accountant’s determination shall be made in accordance with this agreement;
(d)    the Independent Accountants shall limit their review only to the items remaining in dispute and in reviewing any such items, the Independent Accountants may not assign a value to any such item that is greater than the greatest value or less than the smallest value for such item claimed by either party;
(e)    the Independent Accountants shall decide the procedure to be followed in the determination, so long as not inconsistent with any provision in this agreement;
(f)    the Seller Representative and the Purchaser shall each provide and the Purchaser shall procure that the Group Companies shall provide the Independent Accountants promptly with all access to premises, information, assistance (including assistance from employees) and access to books and records of account, documents, files, working papers and information stored electronically which they reasonably require, and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their determination on such information and on the accounting and other records of the Group Companies;

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(g)    the determination of the Independent Accountants shall (in the absence of fraud or manifest error) be final and binding on the parties, and in the event of manifest error, the Independent Accountant should rectify such error and the corrected determination becomes final and binding; and
(h)    the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne equally as between the Sellers on the one hand and the Purchaser on the other hand.

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Schedule 13
INTERPRETATION
1.In this agreement:
Affiliate means:
a)in the case of a person which is a body corporate, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking or any entity which manages and/or advises any such entity or which is managed and/or advised by such entity, in each case from time to time;
b)in the case of a person which is an individual, any spouse, co-habitee and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor;
c)in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership or any entity which manages and/or advises any such entity; and
d)any affiliate (within the meaning of paragraphs (a) to (c) above) of any person referred to in paragraphs (a) to (c) above, but (i) no Group Company and no portfolio company of an Institutional Seller (or any of its affiliates) shall be deemed to be an affiliate of an Institutional Seller (and vice versa));
Accounts means the consolidated unaudited financial statements of the Group for the year ended on the Accounts Date (including the unaudited balance sheets of the Group as at that date and the unaudited profit and loss accounts for that period) and the notes and directors' reports relating to them, a copy of each of which is in the Agreed Form;
Accounts Date means 31 December 2020;
Actual Net Debt means the actual amount of Net Debt of the Group Companies at the Effective Time, as calculated in accordance with paragraph 1 of Part 1 of Schedule 12 and Part 2 of Schedule 12 and set out in the Completion Statement, and agreed and determined in accordance with Part 1 of Schedule 12;
Actual Transaction Expenses means the actual amount of Transaction Expenses as at the HSR Satisfaction Date, as calculated after Completion in accordance with Schedule 12 and set out in the Completion Statement;
Actual Working Capital means the actual amount of Working Capital of the Group Companies at the Effective Time, as calculated in accordance with paragraph 1 of Part 1 of Schedule 12 and Part 2 of Schedule 12 and set out in the Completion Statement and agreed and determined in accordance with Part 1 of Schedule 12;
Adjustment Actual Working Capital means the amount equal to the Actual Working Capital less the Converted Target Working Capital;
Adjustment Estimated Working Capital means the amount equal to the Estimated Working Capital less the Converted Target Working Capital;

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Agreed Form means, in relation to any document, the form of that document which has been initialled or expressly identified in writing (including my email) for the purpose of identification by the Sellers’ Solicitors and the Purchaser's UK Solicitors or otherwise by or on behalf of the Sellers and the Purchaser with such changes as the Sellers and the Purchaser may agree in writing before Completion;
Aggregate Consideration means the consideration for the sale of the Shares determined in accordance with this Agreement;
Articles means the articles of association of Depop Limited from time to time;
Author has the meaning given to it at paragraph 3.6(i) of Schedule 7;
B Shares has the meaning given in the Articles;
Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London or New York for normal business;
Business Warranties means all Warranties except the Fundamental Warranties, the Fundamental Business Warranties and the Tax Warranties;
Cash means the aggregate (without double counting) of: (a) cash in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation (and any accrued and outstanding interest thereon) of the Group Company as at the Effective Time, which is in each case available to be lent, spent, or otherwise used in the operations and financing of the Group as set out in the Completion Statement and (b) including those items required to be included in Cash in accordance with Part 2 of Schedule 12, and including the positive line items included within the calculation of “Net Debt” of tab ‘Detailed B-Sheet’ of the Pro Forma Consideration Calculation Spreadsheet in each case as calculated in accordance with the provisions of paragraph 1 of Part 1 of Schedule 12 and Part 2 of Schedule 12, as agreed and determined in accordance with Part 1 of Schedule 12;
Cause means a cessation of employment which occurs as a result of:
(a)    resignation, other than:
(i)in response to a repudiatory breach by the Purchaser, a member of the Purchaser’s Group or the relevant Group Company employer; or
(ii)for a reason set out in parts (b) and/or (c) of the definition of Good Reason;
(b)    dismissal for reasons of fraud, embezzlement wilful misconduct, gross negligence or conviction of a criminal offence (other than an offence under any road traffic legislation for which a fine or non-custodial penalty is imposed);
(c)    any act of gross misconduct; or
(d)    any other reason justifying summary dismissal under the common law of England and Wales (other than a reason relating to ill-health, injury or disability or a reason relating to the loss, withdrawal and/or expiry of any work permit, visa or other permission to work in a particular country);
Change of Control, in relation to the Purchaser’s Parent, occurs on the date that (i) any person (which shall include any group of persons acting in concert) becomes the beneficial owner of stock in the Purchaser’s Parent that, taken together with stock already beneficially owned by such person, constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of the Company (including, for the avoidance of doubt, any acquisition or cancellation of stock by the Company or by any of its subsidiaries, or any other transaction including any change in the rights attaching to any securities, as a result of which the

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percentage interest of that person in the total fair market value or total voting power of the outstanding stock of the Purchaser’s Parent increases to more than 50%); and/or (ii) any merger, organization, business combination or consolidation of the Purchaser’s Parent or one or more of its subsidiaries with or into any other company is consummated, other than a merger, reorganisation, business combination or consolidation which would result in the holders of the voting securities of the Purchaser’s Parent outstanding immediately prior thereto holding securities that represent immediately after such merger, reorganisation, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Purchaser’s Parent or the surviving company or the parent of such surviving company;

CMA means the UK Competition and Markets Authority;

CMA Briefing Paper means the briefing paper to be submitted to the CMA in relation to the proposed acquisition of the Securities by the Purchaser;
COBRA means the United States Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;
the Code means the Internal Revenue Code of 1986, as amended;
Company means Depop Limited;
Company Products means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of a Group Company, including, without limitation, the Depop marketplace operated by the Group Companies through the Group Companies’ websites and mobile applications.;
Company Option Plans means, collectively, each share option plan, programme or arrangement of the Company under which the option to acquire Securities has been granted to any person, including (but not limited to) the EMI Plan and the CSOP, in each case, including any appendixes or amendments thereto;
Company Source Code has the meaning given at paragraph 3.6(j) of Schedule 7;
Completion means completion of the sale and purchase of the Securities in accordance with this agreement or the date thereof, as the case may be;
Completion Power of Attorney means a power of attorney in the Agreed Form under which the Purchaser shall be appointed to be such Seller’s attorney with full power, pending registration of the Purchaser or its nominee as the legal holder of the Securities to exercise all or any rights, powers and privileges of ownership which are capable of exercise by such Seller in the capacity of registered holder of the relevant Securities;
Completion Statement means the statement to be prepared in accordance with Schedule 12 and in the form set out in the tab ‘Detailed B-Sheet’ as set out in Part 3 of Schedule 12;
Conditions has the meaning given at Clause 3.1;
Converted Target Working Capital means the Target Working Capital as translated into USD at the closing mid-point rate three Business Days prior to the Scheduled Completion Date, as published in the London edition of the Financial Times on such date;
Continuing Employee means an Employee who will not continue to provide services to the Group or the Purchaser’s Group immediately following Completion;
CSOP means the Depop Limited Schedule 4 Company Share Option Plan adopted on 23 October 2019;
CTA 2010 means the Corporation Tax Act 2010;
Damages Payment has the meaning given at paragraph 9 of Schedule 8;

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Data Room means the electronic data room hosted by Merrill Datasite and maintained by the Sellers as at 28 May 2021, and as contained on a USB drive titled "Project Popcorn" provided by the Sellers' Solicitors to the Purchaser’s Solicitors on behalf of the Purchaser on or around 30 May 2021;
Deed of Accession means the deed of accession to this agreement, in the Agreed Form;
Defaulting Party has the meaning given in Clause 4.6;
Deferred Consideration Amount has the meaning given to it in Clause 7.2;
Deferred Consideration Etsy Shares has the meaning given to it in Clause 7.3;
Deferred Payment Date has the meaning given in Clause 7.3
Depop Deal Team means those persons identified as such in the Disclosure Letter;
Depop Shareholders’ Agreement means the shareholders agreement in respect of the Company between, among others, the Institutional Shareholders and the Senior Managers, dated 3 June 2019, as amended from time to time;
Digital Services Tax means the digital services tax on digital services revenues chargeable under or pursuant to Part 2 of, and Schedules 8 to 10 to, the Finance Act 2020, or any other tax of an equivalent or similar nature, whether imposed in the United Kingdom or elsewhere;
Disclosure Letter means the letter of that name of the same date as this agreement from the Senior Managers to the Purchaser;
Disclosed means fairly disclosed (with sufficient details to enable a reasonable purchaser in the position of the Purchaser to identify the nature and scope of the matter disclosed);
Effective Time means 11.59pm on the HSR Satisfaction Date;
Electronic Communication means an electronic communication as defined in the Electronic Communications Act 2000;
Encumbrance means any security interest, mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, “put” or “call” rights, exchangeable or convertible securities, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing;
EMI Plan means the Depop Limited Share Option Scheme established on 20 May 2014;
Employee means a person employed by the Company;
ERISA means the Employee Retirement Income Security Act of 1974, as amended;
Estimated Net Debt means the Sellers’ good faith estimate of the amount of the Actual Net Debt at the Effective Time as notified by the Seller Representatives in accordance with clause 5.5;
Estimated Transaction Expenses means the Sellers’ good faith estimate of the amount of the Transaction Expenses as at the Effective Time, as notified by the Seller Representatives in accordance with Clause 5;
Estimated Working Capital means the Sellers’ good faith estimate of the amount of Working Capital as at the Effective Time as notified by the Seller Representatives in accordance with clause 5.5;

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Etsy RSUs means stick units representing shares of common stock of the Purchaser’s Parent granted under the Etsy, Inc. 2015 Equity Incentive Plan;
Etsy Shares means the common stock, par value $0.001, of Purchaser’s Parent;
Excess Recovery has the meaning given at paragraph 9 of Schedule 9;
Family Member in relation to an individual means his or her spouse, civil partner or child (including step-children and adopted children);
Final Consideration Calculation Spreadsheet has the meaning given in Clause 5.7;
Fundamental Warranties means the Warranties set out at paragraphs 1.1(a), 1.3(a), 1.14(a), 1.14(b), 1.14(c), 1.14(d), and 1.14(e) of Schedule 7;
Fundamental Warranty Claim means a claim by the Purchaser the basis of which is that a Fundamental Warranty is, or is alleged to be, untrue, inaccurate or misleading;
Fundamental Business Warranties means the Warranties set out at paragraphs 1.6, 1.11, 3.1(b), 3.6(b) and 3.12(c) of Schedule 7;
GAAP means the Financial Reporting Standard 102 issued by the Financial Reporting Council (“FRC”), applicable Abstracts issued by the FRC, the requirements of applicable law, and applicable pronouncements by the Conduct Committee of the FRC;
Good Reason means the termination of a Senior Manager’s continuous employment by the Purchaser, a member of the Purchaser’s Group or the relevant Group Company employer as a result of:
(a)    death;
(b)    having suffered a physical or mental deterioration (in each case, which is sufficiently serious permanently or indefinitely to prevent the relevant person from continuing his or her employment);
(c)    becoming a full time carer for a Family Member who has suffered a physical or mental deterioration (in each case, which is of a sufficiently serious and long-term nature to justify the relevant person discontinuing his or her employment);
(d)    wrongful or unfair dismissal;
(e)    any other reason not constituting Cause.
Good Leaver Payment Date has the meaning given to it at Clause 7.8;
Government Agency means any government, any department, officer or minister of any government and any governmental, semi-governmental, administrative, fiscal, judicial or quasi-judicial agency, authority, board, commission, tribunal or entity;
Group means the Company and its Subsidiaries;
Group Companies means the Company and the Subsidiaries and Group Company means any of them;
Guaranteed Obligations means all present and future obligations and liabilities of the Purchaser under this agreement or any Transaction Document, or arising from any termination of this agreement or any Transaction Document, including all money and liabilities of any nature from time to time due, owing or incurred by the Purchaser under this agreement or arising from any termination of this agreement;

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HM Revenue and Customs means Her Majesty's Revenue and Customs (or, where applicable, a person or persons which previously had responsibility for any function for which Her Majesty's Revenue and Customs has responsibility);
HSR Satisfaction Date means the date on which the HSR Condition is duly satisfied;
holding company has the meaning given in section 1159 of the Companies Act 2006;
Independent Accountants means such independent firm of internationally recognised chartered accountants or a boutique speciality firm with an active practice in the UK focused on post-merger and acquisition purchaser price resolution, as may be appointed under paragraph 1 of Part 3 of Schedule 12;
Initial Cash Consideration means that part of the consideration for the sale of the Shares set out in Clause 5 as is payable in cash;
Initial Consideration means that part of the consideration for the sale of the Shares set out in Clause 5;
Insolvency Act means the Insolvency Act 1986;
Intellectual Property Rights means (i) copyright, patents, database rights domain names, and rights in trade marks, designs, know-how and confidential information (whether registered or unregistered), (ii) applications for registration, and rights to apply for registration, of any of the foregoing rights and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;
Issue Price means, in respect of Etsy Shares, the 10-Day VWAP;
ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003;
Key Employees means [***] and [***];
Key Employee Transfer Letters means:
(a)    the transfer letters for each of the Senior Managers in the Agreed Form dated on or around the date of this agreement, duly executed by the Purchaser and the Senior Managers; and
(b)    the transfer letters for each of the Key Employees (other than the Senior Managers) in the Agreed Form, duly executed by the Purchaser and such Key Employees prior to or at Completion;
Leakage means (other than to the extent occurring between Group Companies):
(a)    any dividend (in cash or in kind) or distribution declared, paid or made (whether actual or deemed) by a Group Company to, or at the direction of, any Seller;
(b)    any payments made (or future benefits granted) to (or assets, rights or benefits transferred or surrendered to, or liabilities assumed, indemnified, guaranteed, secured or incurred to or for the benefit of) any Seller, any of their Affiliates or any person connected with a Seller, by any Group Company;
(c)    any payments made or agreed to be made by any Group Company to, or at the direction of or for the benefit of, any Seller or any person connected with such Seller, in respect of any share capital or other securities of any Group Company being issued, redeemed, purchased or repaid, or any other return of capital;

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(d)    the waiver, deferral or discount by any Group Company of any liability or obligation owed to such Group Company by any Seller, or any person connected with such Seller (other than a Group Company);
(e)    the purchase by any Group Company from any Seller, or any person connected with such Seller, of any assets;
(f)    the transfer by any Group Company to any Seller or any affiliate of any Seller or any connected person of a Seller of any assets;
(g)    any payment by a Group Company of, or obligation on a Group Company to pay or incur, any costs, professional fees, expenses or transaction bonuses (other than [***] of up to [***] in aggregate) to any person (including, but not limited to, any consulting, advisory, management fee or commission) in connection with the transactions contemplated by this agreement or as result of Completion or any disposal of the Securities, including, but not limited to, any costs, professional fees and expenses relating to any preparatory work carried out on behalf of any of the Sellers;
(h)    any agreement or arrangement made or entered into by any Group Company to do or give effect to any matter referred to in (a) to (g) above; or
(i)    any amount in respect of Taxation referable to, or arising in connection with, any of the matters referred to in paragraphs (a) to (h) which is incurred (or which would have been incurred but for the use of any Relief (as defined in Schedule 6)) by a Group Company, excluding any recoverable VAT that is actually recovered by a Group Company, but excludes Permitted Leakage, and Leakage shall be calculated net of any reduction in Tax payable, or repayment of Tax received, by a Group Company as a result of the Leakage or matter giving rise to it. For the avoidance of doubt, any payments made by a Group Company pursuant to the lease arrangements provided for in the documents in folder 15.1.1 of the Data Room shall not constitute Leakage to or for the benefit of Red Circle Investments S.R.L.;
Leaver means any Senior Manager who shall become a Leaver immediately upon the earliest of (a) the Senior Manager giving notice that he or she will cease to be an employee of a Group Company or any member of the Purchaser’s Group, or (b) otherwise ceasing to be, an employee of a Group Company or any member of the Purchaser’s Group;
Long Stop Date has the meaning given in Clause 3.2;
Losses means losses, costs, damages, liabilities, charges, expenses and penalties;
Management Accounts means the unaudited management accounts (including the profit and loss statement and the related accounting trial balance) of the Group for the period of 4 months ended 30 April 2021, in the Agreed Form;
Material Adverse Effect means, for the purposes of Clause 11.8(b) only, any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or will have a material adverse effect on the business, financial condition or results of operations of the Group, taken as a whole; provided, however, that any such change or effect caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (i) any fact, matter or circumstance that has been Disclosed (other than a matter Disclosed in the Supplemental Disclosure Letter, if any, or otherwise Disclosed after the date of this agreement and before Completion); (ii) the announcement, pendency or consummation of the transactions contemplated by this agreement, or the execution or announcement of this agreement or the performance of obligations hereunder; (iii) conditions affecting the global economy or the financial, credit, commodities or capital markets as a whole, or generally affecting the industries in which the Group conducts its business;;

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(iv) any change in or adoption of, any applicable laws or GAAP; (v) the engagement by the United Kingdom in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United Kingdom; (vi) earthquakes, hurricanes, tornadoes, floods or other natural disasters; (vii) the failure by the Group to meet any revenue or earnings projections, forecasts or predictions (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); (viii) any action taken by, or with the prior written consent of, the Purchaser with respect to the transactions contemplated by this agreement or with respect to the Group; (ix) compliance with the terms of, or the taking of any action required or permitted by, this agreement; (x) the effect of any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any measures taken by Governmental Agencies in response thereto,) which occurs after the date of this agreement; or (xi) any such change or effect that is caused by any delay in consummating Completion as a result of any violation or breach by the Purchaser of any covenant, agreement, representation or warranty contained in this agreement which has prevented the satisfaction of the Conditions, provided, however, that with respect to each of paragraph (ii) through (v) and (ix) any change, effect, event, occurrence, state of facts, circumstance or development referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts, circumstance or development has a disproportionate effect on the Group, taken as a whole, compared to other participants in the industries in which such companies primarily conduct their businesses;
Material Contract means (i) any contract under which any Group Company is required to pay to the counterparty more than £500,000 (or the local equivalent) in any calendar year or under which the counterparty is required to pay to any Group Company more than £500,000 (or the local equivalent) in any calendar year; and/or (ii) the contracts contained or scheduled in Data Room folder 8.1;
Merger Notice means a notice to the CMA in the prescribed form as contemplated by Section 96 of the Enterprise Act 2002 (as amended);
Money Laundering Laws has the meaning given at paragraph 1.7 of Schedule 7;
Net Debt means the net (without double counting) of: (a) amounts outstanding under third party loans and any other indebtedness for borrowed money or any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, all obligations under finance leases, all obligations in respect of acceptances issued or created, all liabilities secured by a lien on any property, any liabilities in respect of financial derivative liabilities, all guarantee obligations, including all accrued but unpaid interest and other charges (including prepayment fees, breakage costs, hedge termination costs or any other charges or costs which arise on or as a consequence of Completion) including the Specified Adjustment Amount and those items required to be included in Net Debt in accordance with Part 2 of Schedule 12 and including the negative line items included within the calculation of “Net Debt” tab ‘Detailed B-Sheet’ of the Pro Forma Consideration Calculation Spreadsheet less (b) Cash, in each case as calculated in accordance with provisions of Part 1 of Schedule 12 and Part 2 of Schedule 12 and as set out in the Completion Statement and agreed and determined in accordance with Part 1 of Schedule 12;
Non-Defaulting Party has the meaning given in Clause 4.6;
Non-Qualifying CSOP Options means (i) any Options granted under the CSOP after 1 January 2021, and (ii) those Options granted under the CSOP to [***] on 14 February 2020;
Open Source Materials means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License);

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Option Exercise Notice means the exercise notice entered into by each Optionholder prior to Completion by way of a deed poll, in the Agreed Form;
Optionholder Consideration means that part of the Initial Consideration which is payable to an Optionholder Seller in consideration for the sale of any Shares that were issued to such Optionholder on the exercise of any Options in accordance with Schedule 10;
Optionholders means the holders of the Options and Optionholder shall mean any one of them;
Optionholder Seller means each Optionholder that is selling Shares pursuant to this agreement which were issued as a result of the exercise of Options in accordance with Schedule 10;
Options means the options over Ordinary Shares granted under the CSOP, the EMI Plan or otherwise, in each case which are outstanding immediately prior to Completion;
Ordinary Shares has the meaning given to it in the Articles;
Other Seller has the meaning given in on page 1 of this agreement;
Per Share Initial Consideration means:
(a)    the Initial Consideration; less
(b)    £1, payable in respect of any deferred shares; plus
(c)    the aggregate exercise price that would have been payable to exercise all of the Options that will lapse and in respect of which the Purchaser’s Parent will grant Etsy RSUs or a cash payment will be made in accordance with paragraphs 3.2, 3.3 and 3.4 of Schedule 10;
with the result of (a) plus (b) above divided by the aggregate of: (i) the total number of Shares in issue immediately prior to Completion, other than any deferred shares; and (ii) the total number of Shares subject to the Options that will lapse and in respect of which the Purchaser’s Parent will grant Etsy RSUs or a cash payment will be made in accordance with paras 3.2 and 3.3 of Schedule 10;
Permitted Leakage means:
(a)    in relation to Sellers (other than Institutional Sellers): (i) the payments of base salary and bonus payments in the ordinary course of business not linked to the Transaction, excluding any discretionary payments which are not customarily paid annually; (iii) the provision of all other emoluments, pensions and benefits and reimbursement of expenses, in accordance with the terms of service contracts Disclosed to the Purchaser prior to the date of this agreement, together with any income tax and social security contributions arising as a result;
(b)    any matter undertaken at the written request of the Purchaser and acknowledged as Permitted Leakage;
(c)    any matter that has been has been or will be taken into account in calculating the Actual Net Debt, Actual Working Capital or Actual Transaction Expenses or which is a Specified Adjustment Amount;
(d)    any matter that is specifically required or specifically permitted under the Transaction Documents, together with any amount in respect of Taxation arising as a result;

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(e)    any matter in respect of which the Purchaser is entitled to indemnification or compensation under any other provision of this agreement, in each case only to the extent actually indemnified or compensated; and
(f)    the grant of any Promised Option;

Post-Tax Consideration means that portion of the Aggregate Consideration payable to a Senior Manager, less any Tax incurred by such Senior Manager (including, for the avoidance of doubt, any secondary (employer’s) Class 1 National Insurance contributions which the Senior Manager has agreed to bear) as a result of:
(a)    the sale of his or her Shares pursuant to this agreement;
(b)    the vesting or exercise of any options related to any Shares sold pursuant to this agreement; or
(c)    anything else done in connection with the transactions contemplated by this agreement.
as calculated in accordance with the Final Consideration Calculation Spreadsheet.
Phase 1 Investigation means an investigation by the CMA to enable it to determine whether to make a reference under Section 33 of the Enterprise Act 2002 (as amended);
Phase 2 Reference means a reference pursuant to Section 33 of the Enterprise Act 2002 (as amended) to the chair of the CMA for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013;
Preferred Shares has the meaning given in the Articles;
Pro Forma Consideration Calculation Spreadsheet means all the tabs within the excel file in the Agreed Form as delivered electronically by the Sellers to the Purchaser on the date of this agreement. For the avoidance of doubt the accounting policies and principles set out in Schedule 12 and the definitions in Schedule 13 of this agreement shall take precedence over the form of the Completion Statement and the Pro Forma Consideration Calculation Spreadsheet. Save as expressly contemplated in this agreement, the numbers in the Pro Forma Consideration Calculation Spreadsheet are purely indicative and prepared as at 27 May 2021;
Prohibited Payment has the meaning given at paragraph 1.8 of Schedule 7;
Promised Options means those Options which the Company may grant after the date of this agreement, as Disclosed in the Data Room at folder 7.1.2.4;
Properties means the properties shortly described in Schedule 5 and includes every part of each of them and Property means any of them;
Purchaser's Accountants means Deloitte LLP ;
Purchaser's Advisers means the Purchaser's UK Solicitors, the Purchaser’s US Legal Counsel, the Purchaser's Accountants and Deloitte Tax LLP;
Purchaser's Deal Team means those persons identified as such in the Disclosure Letter for the purposes of Clause 11.15;
Purchaser's Group means the Purchaser and all its subsidiary undertakings, all its parent undertakings and all the other subsidiary undertakings of each of its parent undertakings (other than the Group Companies);

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Purchaser's Parent's Charter means the Certificate of Incorporation of the Purchaser’s Parent, as amended from time to time;
Purchaser's Parent's Bylaws means the Bylaws of the Purchaser’s Parent, as amended from time to time;
Purchaser's Parent's Organizational Documents means collectively, the Purchaser’s Parent’s Charter and the Purchaser’s Parent’s Bylaws;
Purchaser's UK Solicitors means Allen & Overy LLP of One Bishops Square, London E1 6AD;
Purchaser's US Legal Counsel means Fenwick & West LLP of 902 Broadway, Suite #14, New York, NY 10010, United States;
Scheduled Completion Date has the meaning given at Clause 4.5;
Securities means the Ordinary Shares, the Preferred Shares, and the B Shares;
Securities Act means Securities Act of 1933, as amended;
Seller's Group means in relation to an Institutional Seller, that Seller and all its subsidiary undertakings, all its parent undertakings and all the other subsidiary undertakings of each of its parent undertakings (other than the Group Companies);
Seller Representatives means: (i) each Institutional Seller, in respect of itself only; and (ii), in respect of all other Sellers, Maria Raga and Francois Callens, acting jointly;
Sellers’ Solicitors means Weil Gotshal & Manges (London) LLP of 110 Fetter Lane, Holborn, London EC4A 1AY;
Senior Managers means [***] and [***], each a Senior Manager;
Senior Manager Borrower means each of [***] and [***];
Senior Manager Loan Amount means, in respect of each Senior Manager Borrower, the advance (including interest) due and repayable by such Senior Manager Borrower pursuant to the Senior Manager Loan to which he or she is a party;

Senior Manager Loan means each of
(1)the manager loan agreement between the Company and [***], dated 9 September 2019;
(2)the manager loan agreement between the Company and [***], dated 6 June 2019;
(3)the manager loan agreement between the Company and [***], dated 6 June 2019; and
(4)the manager loan agreement between the Company and [***], dated 23 July 2020,
(together the Senior Manager Loans)
Shares means all the issued and to be issued shares in the capital of the Company;
Source Code means any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs of any Intellectual Property Rights;

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Specified Adjustment Amount means the specific net debt item of $15,000,000 agreed between the parties, further details of which were confirmed on behalf of the Purchaser and the Seller by email between their respective legal counsel on the date of this agreement;
Subsidiaries means all the companies of which details are set out in Schedule 3, and Subsidiary means any of them;
subsidiary has the meaning given in section 1159 of the Companies Act 2006;
subsidiary undertaking and parent undertaking have the meanings given in section 1162 of the Companies Act 2006;
Supplemental Disclosure Letter has the meaning given in 11.7;
Tax Covenant Claim means a claim under the Tax Covenant in Schedule 6;

Tax Warranties means the statements set out in paragraphs 4 and 6.11 – 6.15 of Schedule 7;
Tax Warranty Claim means a claim by the Purchaser the basis of which is that a Tax Warranty is, or is alleged to be, untrue, inaccurate or misleading;
Target Working Capital means [***];
Taxation means all forms of taxation, duties, imposts and levies, whether of the United Kingdom or elsewhere, including income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, advance corporation tax, capital gains tax, inheritance tax, VAT, environmental tax, Digital Services Tax, gross receipts, payroll, sales, use, employment, franchise, withholding, real property, personal property, sales, use, escheat and unclaimed property, customs and other import or export duties, excise duties, stamp duty, stamp duty reserve tax, stamp duty land tax, payroll or employment taxes, national insurance, social security, apprenticeship levy or other similar contributions, and any interest, surcharge, penalty or fine in relation thereto;
Tax Authority means HM Revenue and Customs or any other taxing or other authority (whether within or outside the United Kingdom) competent to impose, administer or collect any Taxation;
Technology means any and all of the following: works of authorship, computer programs, Source Code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, models, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media;
Transaction Expenses means any unpaid professional fees, professional expenses or charges or other disbursements of professional and other advisers to the extent payable or that will become payable in connection with or as a result of the transactions contemplated by this agreement by any Group Company, as set out in the Completion Statement, in each case including unrecoverable VAT thereon;
Transaction Documents means: this agreement; the Disclosure Letter; the Key Employee Transfer Letters; and each Option Exercise Notice;
Unconditional Date means the date on which the Conditions are satisfied;

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US Employees means those employees employed by Depop Inc.;
US Employee Plans has the meaning given at paragraph 6.15(a) of Schedule 7;
VAT means value-added tax chargeable under or pursuant to the VATA 1994 or Council Directive 2006/112/EC or any other tax of a similar nature whether imposed in the United Kingdom, a member state of the European Union or elsewhere;
VATA 1994 means the Value Added Tax Act 1994;
W&I Insurer means Liberty Mutual Insurance Europe SE (LMIE);
W&I Insurance Policy means the warranty and indemnity insurance policy of the Purchaser to be incepted with the W&I Insurer in relation to this agreement;

WARN ACT means the United States Worker Adjustment Retraining Notification Act of 1988, as amended;
Warranties means the statements set out in Schedule 7;
Warranty Claim means a claim by the Purchaser the basis of which is that a Warranty is, or is alleged to be, untrue, inaccurate or misleading;
Working Capital means the total of the aggregate of current assets of the Group Companies (excluding Cash, investments, IT equipment, deferred tax but including those items required to be included in Working Capital in accordance with Part 2 of Schedule 12), less the aggregate amount of liabilities of the Group Companies (excluding Net Debt and Transaction Expenses but including those items required to be included in Working Capital in accordance with Part 2 of Schedule 12 and including the line items included within the calculation of ‘Definitional NWC’ in row 47 of the tab ‘Group NWC’ of the Pro Forma Consideration Calculation Spreadsheet in each case as calculated in accordance with provisions of Part 1 of Schedule 12 and Part 2 of Schedule 12;
10-Day VWAP means the volume weighted average price of an Etsy Share traded on the Nasdaq Capital Market (or, if the Etsy Shares are no longer traded on the Nasdaq Capital Market, then the relevant U.S. national securities exchange on which they are traded) for the 10 trading days ending on the trading day immediately preceding the Deferred Payment Date or Good Leaver Payment Date, as applicable;
2.In this agreement, except to the extent the contrary intention appears, any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:
a.that enactment as amended, extended or applied by or under any other enactment (before, on or after the date of this agreement);
b.any enactment which that enactment re-enacts (with or without modification); and
c.any subordinate legislation (including regulations) made (before, on or after the date of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b).
3.In this agreement:
(a)    words denoting persons include bodies corporate and unincorporated associations of persons;
(b)    references to an individual/a natural person include his estate and personal representatives;

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(c)    subject to Clause 19, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;
(d)    a person shall be deemed connected with another if that person is connected with that other within the meaning of section 1122 of the CTA 2010 (provided, however, that a portfolio company of an Institutional Seller (or any of its affiliates) shall be deemed not to be connected with that Institutional Seller (and vice versa));
(e)    the words including and include shall mean including without limitation and include without limitation, respectively;
(f)    the phrases “to the extent” and “to the extent that” are used to indicate an element of degree and are not synonymous with the word “if”;
(g)    any reference importing a gender includes the other genders;
(h)    any reference to a time of day is to London time;
(i)    any reference to £ is to pound sterling and any reference to $ or USD is to United States dollars;
(j)    any reference to writing includes typing, email, printing, lithography, photography and facsimile but excludes any other form of Electronic Communication;
(k)    any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document;
(l)    any reference to a company includes any company, corporation or other body corporate wheresoever incorporated.
4.If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules or any other document referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence, unless the relevant schedule or other document which is referred to or otherwise incorporated into this agreement expressly provides that the term in it is to take precedence over the term in the body of this agreement.
5.The eiusdem generis rule does not apply to this agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.
6.A reference in this agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, if such jurisdiction is relevant to the transactions contemplated by this agreement or the terms of this agreement.

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SIGNATORIES

PURCHASER

EXECUTED by                 ) /s/ Merilee Buckley
ETSY IRELAND HOLDING            ) Merilee Buckley
UNLIMITED COMPANY            ) Director
PURCHASER’S PARENT

EXECUTED by                 ) /s/ Josh Silverman
ETSY, INC.                    ) Josh Silverman                         ) CEO

[***]
[Project Popcorn – Signature page to SPA]

[Project Popcorn – Signature page to SPA]